    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 26, 1994

                                                       REGISTRATION NO. 33-55701
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                                 --------------

         BEST BUY CO., INC.                       BEST BUY CAPITAL, L.P.
    (Exact name of registrant as               (Exact name of registrant as
      specified in its charter)                  specified in its charter)

                                ----------------

              MINNESOTA                                  DELAWARE
   (State or other jurisdiction of            (State or other jurisdiction of
   incorporation or organization)             incorporation or organization)
             41-0907483                                 41-1790489
          (I.R.S. Employer                           (I.R.S. Employer
       Identification Number)                     Identification Number)

                                ----------------

                               RICHARD M. SCHULZE
                            CHIEF EXECUTIVE OFFICER
                               BEST BUY CO., INC.
                            7075 FLYING CLOUD DRIVE
                             EDEN PRAIRIE, MN 55344
                                 (612) 947-2000
 (Name, address, including zip code, and telephone number, including area code, of registrants' principal executive offices and agent for service)

                                ----------------

                                   COPIES TO:

         ROBERT T. MONTAGUE                       ROBERT E. BUCKHOLZ, JR.
   Robins, Kaplan, Miller & Ciresi                  Sullivan & Cromwell
         2800 LaSalle Plaza                          125 Broad Street
         800 LaSalle Avenue                         New York, NY 10004
        Minneapolis, MN 55402                         (212) 558-4000
           (612) 349-8500

                                ----------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

                                 --------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 26, 1994


                         4,000,000 PREFERRED SECURITIES
                                BEST BUY CAPITAL
                 % CONVERTIBLE MONTHLY INCOME PREFERRED SECURITIES
                             ("CONVERTIBLE MIPS"*)
                   (LIQUIDATION PREFERENCE $50 PER SECURITY)
       GUARANTEED TO THE EXTENT SET FORTH HEREIN BY, AND CONVERTIBLE INTO
                                COMMON STOCK OF,

                               BEST BUY CO., INC.
                                   ---------
[LOGO]
    The 4,000,000       % Convertible Monthly  Income Preferred Securities  (the
"Preferred Securities") representing the limited partnership interests offered hereby are being issued by Best Buy Capital, L.P. ("Best Buy Capital"), a Delaware limited partnership. All of the partnership interests in Best Buy Capital, other than the limited partnership interests represented by the Preferred Securities, are owned by Best Buy Co., Inc., a Minnesota corporation ("Best Buy" or the "Company"), which is the general partner in Best Buy Capital (in such capacity, the "General Partner"). Best Buy Capital exists for the sole purpose of issuing its partnership interests and investing the proceeds thereof in debt securities of Best Buy. The proceeds from the offering of the Preferred Securities will be used by Best Buy Capital to purchase from Best Buy its % Convertible Subordinated Debentures due 2024 (the "Subordinated Debentures") having the terms described herein. The limited partnership interests represented by the Preferred Securities will have a preference with respect to cash distributions and amounts payable on liquidation over the General Partner's interest in Best Buy Capital.
    Holders of the Preferred Securities  will be entitled to receive  cumulative
cash  distributions from Best  Buy Capital, at  an annual rate of       % of the
liquidation preference of $50 per Preferred Security, accruing from the date of original issuance and payable monthly in arrears on the last day of each
calendar month of each year, commencing               , 1994 ("dividends").  See
"Description of Securities Offered - Preferred Securities - Dividends."

                                                        (CONTINUED ON NEXT PAGE)
                               ------------------
    SEE "INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN MATERIAL RISKS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS ON THE PREFERRED SECURITIES AND THE SUBORDINATED DEBENTURES MAY BE DEFERRED AND THE RELATED FEDERAL INCOME TAX CONSEQUENCES.
                                ----------------

     THESE  SECURITIES  HAVE  NOT  BEEN  APPROVED  OR  DISAPPROVED  BY  THE
     SECURITIES
     AND EXCHANGE COMMISSION  OR ANY  STATE SECURITIES  COMMISSION NOR  HAS
      THE  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES
       COMMISSION  PASSED  UPON   THE  ACCURACY  OR   ADEQUACY  OF   THIS
       PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 --------------

                                                            INITIAL PUBLIC      UNDERWRITING           PROCEEDS TO
                                                            OFFERING PRICE      COMMISSION(1)     BEST BUY CAPITAL(2)(3)
                                                            ---------------  -------------------  ----------------------
Per Preferred Security....................................  $                        (2)             $
Total(4)..................................................  $                        (2)          $

- ----------------
(1) Best Buy Capital and Best Buy have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) In view of the fact that the proceeds of the sale of the Preferred Securities will ultimately be used by Best Buy Capital to purchase convertible subordinated debentures of Best Buy, the Underwriting Agreement provides that Best Buy will pay to the Underwriters, as compensation
     ("Underwriters' Compensation"), $     per Preferred Security (or $       in
     the aggregate). See "Underwriting."
(3) Expenses of the offering which are payable by Best Buy are estimated to be $550,000.
(4) Best Buy Capital and Best Buy have granted the Underwriters an option for 30 days to purchase up to an additional 600,000 Preferred Securities at the initial public offering price per Preferred Security solely to cover over-allotments. Best Buy will pay to the Underwriters, as Underwriters'
     Compensation,  $       per  Preferred Security  purchased pursuant  to this
     option. If such option is exercised in full, the total initial public offering price, underwriting commission and proceeds to Best Buy Capital
     will be $            , $       and $           , respectively. See  "Under-
     writing."

                                ----------------
    The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company on or about
             , 1994.

GOLDMAN, SACHS & CO.
             MERRILL LYNCH & CO.
                           MORGAN STANLEY & CO.
                                  INCORPORATED
                                                         WILLIAM BLAIR & COMPANY
                                   ---------

              The date of this Prospectus is              , 1994.

[PHOTOS]

                         During the past year, Best Buy
                         has been developing a strategy to
                         further enhance its store format.
                         This strategy, known as "Concept
                         III," features a larger,
                         redesigned store format created
                         to produce a more informative and
                         exciting shopping experience.
                         Interactive Answer Centers,
                         featuring touch screen monitors,
                         will be stationed throughout the
                         store to provide audio and video
                         presentations enabling users to
                         compare products and better
                         understand their features.

                                                Best Buy's largest product
                                                category is home office,
                                                which includes personal
                                                computers. In addition to
                                                offering a wide selection of
                                                name brand computers and
                                                related peripheral
                                                equipment, the stores offer
                                                a wide assortment of
                                                computer software and
                                                related services, such as
                                                computer training,
                                                configuration, maintenance
                                                and upgrades.

[PHOTOS]

                 The Concept III stores
                 will feature hands-on
                 demonstrations where
                 customers can try the
                 latest video games in
                 the "Fun & Games" area
                 or see for themselves
                 how sound quality is
                 enhanced by different
                 configurations of audio
                 components in a
                 television "surround
                 sound" system.

                              The entertainment
                              software area will
                              have approximately
                              100 private listening
                              stations to sample
                              featured compact
                              discs. The audio area
                              will have a speaker
                              room with a 100 disc
                              CD changer and a
                              simulated, life-size
                              car where customers
                              can compare speaker
                              quality while
                              listening to their
                              choice of music.

    (CONTINUED FROM PREVIOUS PAGE)

    In the event of the liquidation of Best Buy Capital, holders of Preferred Securities will be entitled to receive for each Preferred Security a liquidation preference of $50 plus accumulated and unpaid dividends to the date of payment, subject to certain limitations. See "Description of Securities Offered - Preferred Securities - Liquidation Rights."


    Each Preferred Security is convertible in the manner described herein at the option of the holder, at any time prior to the Conversion Expiration Date (as hereinafter defined), into shares of Best Buy Common Stock, par value $.10 per
share ("Best Buy Common Stock"), at the rate of        shares of Best Buy Common
Stock for each Preferred Security (equivalent to a conversion price of $ per share of Best Buy Common Stock), subject to adjustment in certain circumstances. See "Description of Securities Offered - Preferred Securities - Conversion Rights." The last reported sale price of Best Buy Common Stock, which is listed under the symbol "BBY" on the New York Stock Exchange ("NYSE"), on October 25, 1994 was $38 1/8 per share. See "Market Prices of Best Buy Common Stock." On and
after                 , 1997,  Best Buy Capital  may, at its  option, cause  the conversion rights of holders of the Preferred Securities to expire. Best Buy Capital may exercise this option only if for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the Current Market Price (as defined herein) of Best Buy Common Stock exceeds 120% of the conversion price of the Preferred Securities, subject to adjustment in certain circumstances. In order to exercise its conversion expiration option, Best Buy Capital must issue a press release announcing the date upon which conversion rights will expire (the "Conversion Expiration Date"), prior to the opening of business on the second trading day after a period in which the condition in the preceding sentence has been met. The Conversion Expiration Date shall be a date not less than 30 and not more than 60 days following the date of the press release described above. See "Description of Securities Offered - Preferred Securities - Conversion Rights."


    The Preferred  Securities  are  also  subject  to  exchange  in  the  manner described herein, in whole but not in part, into depositary shares (the "Depositary Shares"), each representing ownership of 1/100th of a share of Series A Cumulative Convertible Preferred Stock, par value $1.00 per share, of Best Buy ("Best Buy Series A Preferred Stock"), deposited with the Depositary (as defined herein) upon a vote of the holders of a majority of the aggregate liquidation preference of all outstanding Preferred Securities following the failure of holders of Preferred Securities to receive dividends in full for 15 consecutive months. Each Depositary Share will entitle the holder thereof to all proportional rights and preferences of the Best Buy Series A Preferred Stock (including dividend, voting, conversion and liquidation rights and preferences). The Best Buy Series A Preferred Stock will have dividend and conversion features substantially similar to those of the Preferred Securities (adjusted proportionately per Depositary Share) but will not be subject to mandatory redemption. See "Description of Securities Offered - Preferred Securities - Optional Exchange for Depositary Shares," "- Description of Best Buy Series A Preferred Stock" and "- Description of Depositary Shares."


    In the event that, at any time after the Conversion Expiration Date, less than 5% of the Preferred Securities remain outstanding, such Preferred Securities shall be redeemable at the option of Best Buy Capital, in whole but not in part, at a redemption price equal to the liquidation preference for such Preferred Securities plus accumulated and unpaid dividends (whether or not earned or declared). The Preferred Securities have no maturity date, although they are subject to mandatory redemption upon the repayment at maturity or as a result of acceleration of the Subordinated Debentures. See "Description of Securities Offered - Preferred Securities - Redemption."


    Best Buy will irrevocably and unconditionally guarantee, on a subordinated basis and to the extent set forth herein, the payment of dividends by Best Buy Capital on the Preferred Securities (but only if and to the extent declared from funds of Best Buy Capital legally available therefor), the redemption price (including all accumulated and unpaid dividends) payable with respect to the Preferred Securities and payments on liquidation with respect to the Preferred Securities (but only to the extent of the assets of Best Buy Capital available for distribution to holders of the Preferred Securities) (the "Guarantee"). The Guarantee will be unsecured and will be subordinate to all liabilities of Best Buy and will rank PARI PASSU

- --------------
* An application has been filed by Goldman, Sachs & Co. with the United States Patent and Trademark Office for the registration of the MIPS servicemark.

    (CONTINUED FROM PREVIOUS PAGE)
(equally) with the most senior preferred or preference stock now or hereafter issued by Best Buy. Given such subordination, if Best Buy is unable to make timely payments on the Subordinated Debentures, there is a substantial likelihood  that  it  would  also  be unable  to  make  timely  payments  on the
Guarantee.  See  "Description  of  Securities  Offered  -  Description  of   the
Guarantee."


    Best Buy Capital's ability to pay amounts due on the Preferred Securities is solely dependent upon Best Buy's ability to make payments on the Subordinated Debentures. Interest payment periods on the Subordinated Debentures are monthly but may be extended by Best Buy for up to 60 months (a "deferral of interest payments"), in which event monthly dividend payments on the Preferred Securities by Best Buy Capital would be deferred (but would continue to compound monthly). Prior to the end of any such deferral of interest payments, Best Buy may further defer interest payments, provided that all such deferrals may not exceed 60 months in the aggregate, and provided further that no such deferral may extend the stated maturity date of the Subordinated Debentures. After Best Buy has paid all accrued and unpaid interest (including compound interest) following a deferral of interest payments, it may again defer interest payments for up to 60 months, subject to the preceding sentence. At the end of such deferral of interest payments, Best Buy is required to pay all accrued and unpaid interest (including compound interest) and upon such repayment Best Buy Capital would be able to pay all accumulated and unpaid dividends on the Preferred Securities (including Additional Dividends, as defined herein). If Best Buy does not make interest payments on the Subordinated Debentures, Best Buy Capital would not be able to declare or pay dividends on the Preferred Securities. The Guarantee is a full and unconditional guarantee from the time of its issuance, but does not apply to any payment of dividends unless and until such dividends are declared. The failure of holders of the Preferred Securities to receive dividends in full for 15 consecutive months would trigger the right of such holders to obtain Depositary Shares representing Best Buy Series A Preferred Stock in the manner described herein. See "Description of Securities Offered - Preferred Securities
- - Dividends," "- Description of the Guarantee" and "- Description of the Subordinated Debentures."


    The Subordinated Debentures are subordinated in right of payment to all Senior Indebtedness (as defined under "Description of Securities Offered - Description of the Subordinated Debentures - Subordination") of Best Buy. As of August 27, 1994, Best Buy had approximately $392 million of indebtedness constituting Senior Indebtedness and no indebtedness or other obligations that would rank equally with the Subordinated Debentures.


    The Preferred Securities have been approved for listing on the NYSE, subject to notice of issuance, under the symbol "BBY pfM."


    The Preferred Securities will be represented by a global certificate or certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by the participants in DTC. Except as described herein, Preferred Securities in certificated form will not be issued in exchange for the global certificate or certificates. See "Description of Securities Offered-Preferred Securities - Book-Entry-Only Issuance - The Depository Trust Company."

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE PREFERRED SECURITIES OFFERED HEREBY AND BEST BUY COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

    Best  Buy is  subject to  the informational  requirements of  the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Best Buy may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, 7th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material may also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    Best Buy and Best Buy Capital have filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

    No separate financial statements of Best Buy Capital have been included herein. Best Buy and Best Buy Capital do not consider that such financial statements would be material to holders of Preferred Securities because Best Buy Capital is a newly organized special purpose entity, has no operating history and no independent operations and is not engaged in, and does not propose to engage in, any activity other than as described under "Best Buy Capital." Further, Best Buy believes that financial statements of Best Buy Capital are not material to the holders of the Preferred Securities since the Preferred
Securities have been structured to provide a guarantee by Best Buy of the Preferred Securities such that the holders of the Preferred Securities with respect to the payment of dividends and amounts upon liquidation, dissolution and winding-up are at least in the same position vis-a-vis the assets of Best Buy as a preferred stockholder of Best Buy. See "Best Buy Capital" and "Description of Securities Offered - Preferred Securities," "- Description of the Guarantee" and "- Description of the Subordinated Debentures." Best Buy beneficially owns directly or indirectly all of Best Buy Capital's partnership interests (other than the Preferred Securities).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission (File No. 1-9595) pursuant to the Exchange Act are incorporated herein by reference:

        1. Best Buy's Annual Report on Form 10-K for the fiscal year ended February 26, 1994, filed pursuant to Section 13(a) of the Exchange Act.

        2. Best Buy's Quarterly Reports on Form 10-Q for the quarters ended May 28, 1994, and August 27, 1994.

        3. All other reports filed by Best Buy pursuant to Section 13(a) or 15(d) of the Exchange Act since February 26, 1994, consisting of its Current Reports on Form 8-K, dated April 4, 1994, and August 16, 1994.

        4. All other documents filed by Best Buy pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering.

        5. The description of Best Buy's Common Stock contained in its Registration Statement on Form 8-A filed with the Commission pursuant to
    Section 12 of the Exchange Act.

    Best Buy will provide without charge to each person, including any beneficial owner of Preferred Securities to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Best Buy Co., Inc., 7075 Flying Cloud Drive, Eden Prairie, Minnesota 55344, Attn: Corporate Communications, telephone (612) 947-2000.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONNECTION WITH, THE MORE DETAILED INFORMATION AND THE COMPANY'S FINANCIAL STATEMENTS INCLUDING THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE INDICATED HEREIN, THE INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. SEE "UNDERWRITING."

                                  THE COMPANY


    Best Buy is one of the nation's fastest growing specialty retailers. The Company offers a wide selection of name brand consumer electronics, home office equipment, entertainment software and appliances. In 1989, the Company dramatically changed its method of retailing by introducing its "Concept II" store format, a self-service, non-commissioned, discount style sales environment designed to give the customer more control over the purchasing process. Consumer electronics retailing had traditionally relied on a showroom format presenting display models on the sales floor and storing the boxed merchandise in a back room, thus enabling a salesperson to direct the customer to products yielding the greatest commission. The Company found that an increasing number of customers had become knowledgeable enough to select products without the assistance of a commissioned salesperson and preferred to make purchases in a more convenient and customer friendly manner. With its innovative retail format, the Company has achieved significant success, as evidenced by comparable store sales increases in excess of industry averages, moving it into a leading position nationally in all of its principal product categories. Since the beginning of fiscal 1993, the Company has added 104 stores and four distribution centers, and now operates 177 stores, principally in the central United States. In fiscal 1994, the Company expanded the geographic area it serves by entering the Atlanta, Detroit and Phoenix markets. In the current fiscal year, the Company is continuing its expansion to the coasts by entering Los Angeles, Baltimore/Washington, D.C. and other new markets in Florida, Kentucky, Nevada, North Carolina, Ohio and South Carolina. The Company anticipates operating 204 stores by the end of the current fiscal year and opening approximately 50 additional stores in fiscal 1996.


    During the past year, the Company has been developing a strategy to further enhance its store format. The strategy, known as "Concept III," features a larger, redesigned store format created to produce a more informative and exciting shopping experience for the customer. Through focus group interviews and other research, the Company determined that customers wanted more product information and a larger product selection. In order to meet these evolving consumer preferences, the Company has developed interactive Answer Centers featuring touch screen monitors from which customers and sales personnel can immediately access product information. These Answer Centers, to be stationed throughout the store, will utilize proprietary technology providing audio and video presentations designed, by the Company, to enable users to compare products and better understand the features and benefits of product options. The enhanced store format will also feature more hands-on demonstrations allowing customers to, among other things, experience audio and video products such as "surround sound" systems and sample featured compact discs at approximately 100 private listening stations. Finally, these larger stores, generally 45,000 square feet with some as large as 58,000 square feet, will accommodate a larger product selection intended to be as good as or better than the largest selection offered by most of Best Buy's competitors in each of its principal product categories. By the end of this fiscal year, approximately 10% of the Company's stores will incorporate all of the Concept III enhancements, with most of the remaining stores anticipated to be converted over the next three to four years.

    By reacting quickly to changing consumer preferences, Best Buy has captured a leading, and in some cases dominant, share in the markets it serves. The success of the Company's retail format and the increase in the number of stores operated has resulted in revenue growth of 223% and an increase in earnings of 334% over the last two fiscal years. In fiscal 1994, the Company's revenues increased 86% to $3.0 billion, while comparable store sales increased 27%. Fiscal 1994 earnings increased 110% to $41.7 million, before an accounting change for income taxes. The Company expects that the implementation of its Concept III strategy will enable it to maintain its market leadership position as well as increase its market share.

                                BEST BUY CAPITAL


    Best Buy Capital is a special purpose limited partnership formed under the laws of the State of Delaware. All of its partnership interests (other than the Preferred Securities and the interests of any Special General Partner, as defined herein) are and will be beneficially owned directly or indirectly by Best Buy. Best Buy is the sole general partner of Best Buy Capital. Best Buy Capital exists for the sole purpose of issuing its Preferred Securities and investing the proceeds thereof, together with substantially all the capital contributed by Best Buy as general partner, in the Subordinated Debentures, and may engage in no other activities now or in the future. Best Buy will contribute capital to the extent required to maintain a general partnership interest equal to at least 21% of Best Buy Capital. The payment by Best Buy Capital of dividends due on the Preferred Securities is solely dependent on its receipt of interest payments on the Subordinated Debentures. To the extent that aggregate interest payments on the Subordinated Debentures exceed aggregate dividends on the Preferred Securities and such dividends have been paid in full, Best Buy Capital may at times have excess funds, which shall be distributed to Best Buy.


    SEE "INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN MATERIAL RISKS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS ON THE PREFERRED SECURITIES AND THE SUBORDINATED DEBENTURES MAY BE DEFERRED AND THE RELATED FEDERAL INCOME TAX CONSEQUENCES.


                              STRUCTURAL OVERVIEW


                                 [CHART]

    1. BEST BUY CAPITAL. The issuer of the Preferred Securities is a special purpose Delaware limited partnership formed by Best Buy for the sole purpose of issuing the Preferred Securities (which will constitute all of its limited partnership interests) and lending the proceeds thereof to Best Buy. Best Buy will own 100% of the general partnership interests in Best Buy Capital. Best Buy Capital will not be taxed as a corporation for federal income tax purposes.

    2. PREFERRED SECURITIES. The Preferred Securities issued by Best Buy Capital are limited partnership interests that are convertible into Best Buy Common Stock. For tax purposes, Preferred Security holders are deemed to receive interest income to the extent of interest paid on the Subordinated Debentures, and distributions on Preferred Securities are not eligible for the dividends received deduction for federal income tax purposes.

    3. PREFERRED SECURITIES PROCEEDS LOANED TO BEST BUY. Proceeds of Preferred Securities are used by Best Buy Capital to purchase from Best Buy Subordinated Debentures with a maturity of 30 years and the same economic terms as the Preferred Securities. Best Buy may elect to defer interest payments on the Subordinated Debentures for up to 60 months, but only if Best Buy neither declares nor pays any dividends on its capital stock during such deferral period. If Best Buy defers interest payments on the Subordinated Debentures, Best Buy Capital will not be able to pay dividends on the Preferred Securities.


    4. REPAYMENT OF SUBORDINATED DEBENTURES. Best Buy repays the Subordinated Debentures in cash or upon the conversion of the obligations into Best Buy Common Stock.



    5. GUARANTEE. Best Buy will guarantee, on an unsecured and subordinated basis (a) the payment of dividends (but only if and to the extent declared from funds legally available therefor), (b) redemption price payable with respect to the Preferred Securities (but only to the extent of funds of Best Buy Capital legally available therefor) and (c) payments on liquidation with respect to the Preferred Securities (but only to the extent of assets of Best Buy Capital available for distribution to holders of Preferred Securities).



                                  THE OFFERING



Securities Offered...........  4,000,000  of Best Buy  Capital's      % Convertible Monthly
                               Income Preferred Securities,  liquidation preference of  $50 per  security. Additionally,  Best Buy Capital  and Best Buy have granted  the  Underwriters an  option  for 30  days  to purchase up to an additional 600,000 Preferred Securities at
                               the   initial   public  offering   price  solely   to  cover
                               over-allotments, if any.
Dividends....................  Dividends on  the Preferred  Securities will  be  cumulative
                               from   the  date  of  original  issuance  of  the  Preferred
                               Securities and will be payable at the  annual rate of      %
                               of the liquidation preference of $50 per Preferred Security.
                               Dividends will be paid monthly in arrears on the last day of
                               each  calendar month, commencing                 , 1994. The
                               proceeds from the offering of the Preferred Securities  will be invested in the Subordinated Debentures. Interest payment periods  on the Subordinated Debentures  are monthly but may be extended  from time  to time  by Best  Buy for  up to  60 months,  in which event Best Buy  Capital would be unable to make monthly dividend payments  on the Preferred  Securities during the period of any such extension. During such period,
                               interest   on  the  Subordinated  Debentures  will  compound
                               monthly and  Additional Dividends  (as defined  below)  will
                               continue   to  accumulate   on  the   Preferred  Securities.
                               Selection of  such an  extended interest  payment period  is referred  to herein  as a  "deferral of  interest payments."
                               "Additional  Dividends,"  as  used  herein,  means   amounts
                               payable  upon  any  dividend  arrearages  on  the  Preferred
                               Securities  in  order   to  provide,   in  effect,   monthly
                               compounding  on  such  dividend  arrearages.  See  "Dividend
                               Deferral Provisions" below.  The failure of  holders of  the
                               Preferred Securities to receive dividends in full (including arrearages)  for  15  consecutive months  would  trigger the right of  such  holders  to obtain  depositary  shares  (the
                               "Depositary   Shares"),  each  representing   1/100th  of  a

                               share of Best Buy Series A Cumulative Convertible  Preferred
                               Stock,  par  value  $1.00  per  share  ("Best  Buy  Series A
                               Preferred Stock"),  upon  the affirmative  vote  or  written consent  of  the  holders  of a  majority  of  the aggregate
                               liquidation  preference   of   the   outstanding   Preferred
                               Securities,  as described below under "Optional Exchange for
                               Depositary Shares." See "Investment Considerations -  Option
                               to Defer Payment of Dividends," "Investment Considerations -
                               Tax   Consequences  of  Deferral  of  Interest  Payments  on
                               Subordinated Debentures," "Description of Securities Offered
                               - Description  of the  Subordinated Debentures  - Option  to
                               Defer  Interest  Payments"  and  "Description  of Securities
                               Offered -  Preferred  Securities  -  Optional  Exchange  for
                               Depositary Shares."
Dividend Deferral              Best  Buy has the right, at any  time and from time to time,
 Provisions..................  to defer interest payments  on the Subordinated  Debentures, and  monthly dividends on the  Preferred Securities would be deferred by Best Buy Capital  (but would continue to  accrue
                               Additional  Dividends) during any  such deferral of interest payments. Best  Buy shall  have the  right during  any  such deferral  of interest  payments to make  partial payments of interest and at the end of such periods may pay all interest then accrued and unpaid  (together with compound  interest).
                               Upon  a partial  payment of interest  by Best  Buy, Best Buy
                               Capital may pay  partial pro  rata dividends  to holders  of
                               Preferred  Securities, and  upon the payment  of all accrued and unpaid interest on the Subordinated Debentures, may  pay in  full  all  accumulated and  unpaid  dividends (including
                               Additional Dividends). Prior to the end of such deferral  of interest  payments,  Best  Buy  may  further  defer interest payments, provided that all such deferrals may not exceed 60 months  in  the  aggregate  nor  extend  beyond  the  stated
                               maturity  of the Subordinated Debentures. After Best Buy has paid all  accrued and  unpaid interest  (including  compound interest)  following a deferral of interest payments, it may again defer interest payments for  up to 60 months,  subject to  the  preceding  sentence.  Best  Buy  Capital  will give written notice of Best  Buy's deferral of interest  payments to  the holders  of Preferred  Securities no  later than the last date on which it would  be required to notify the  NYSE of the record or payment date of the related dividend, which is  currently 10 days prior to  such record or payment date.
                               See "Investment Considerations - Option to Defer Payment  of
                               Dividends,"  "Description of Securities  Offered - Preferred
                               Securities  -  Dividends"  and  "Description  of  Securities
                               Offered  -  Description  of  the  Subordinated  Debentures -
                               Option to  Defer Interest  Payments." Should  a deferral  of interest  payments occur,  Best Buy Capital,  except in very limited circumstances, will  continue to  accrue income  for
                               United  States income tax purposes  which will be allocated, but not distributed  to holders of  Preferred Securities  in
                               advance   of  any   corresponding  cash   distribution.  See
                               "Investment Considerations - Tax Consequences of Deferral of
                               Interest Payments on  Subordinated Debentures" and  "Certain
                               Federal   Income   Tax  Considerations   -   Original  Issue
                               Discount."
Liquidation Preference.......  $50 per  Preferred Security,  plus an  amount equal  to  any accumulated  and unpaid dividends (whether  or not earned or declared).

Conversion into Best Buy
 Common Stock................  Each  Preferred  Security  is  convertible  in  the   manner
                               described  below at  the option of  the holder,  at any time prior to the Conversion Expiration Date (as defined  below), into  shares of  Best Buy Common  Stock, par  value $.10 per share  (the  "Best  Buy  Common  Stock"),  at  the  rate  of shares  of Best Buy Common Stock for each Preferred Security
                               (equivalent to a conversion price  of $        per share  of
                               Best  Buy Common  Stock), subject  to adjustment  in certain circumstances. A holder of  a Preferred Security wishing  to exercise its conversion right shall surrender such Preferred
                               Security, together with an irrevocable conversion notice, to a  conversion  agent  acting  on behalf  of  the  holders of
                               Preferred Securities (the  "Conversion Agent"), which  shall exchange  the  Preferred  Security  for  a  portion  of  the
                               Subordinated  Debentures  held  by  Best  Buy  Capital   and
                               immediately  convert such Subordinated  Debentures into Best
                               Buy Common Stock. On  and after                 , 1997,  and
                               provided  that Best Buy Capital is current in the payment of dividends on the Preferred Securities, Best Buy Capital may, at its option, cause the conversion rights of holders of the
                               Preferred  Securities  to  expire.  Best  Buy  Capital   may
                               exercise  this option only if for 20 trading days within any period of 30  consecutive trading days,  including the  last trading  day of  such period,  the Current  Market Price (as herein defined) of Best Buy Common Stock exceeds 120% of the conversion price  of the  Preferred Securities,  subject  to adjustment  in certain  circumstances. In  order to exercise its conversion  expiration  option, Best  Buy  Capital  must issue  a press release for publication on the Dow Jones News
                               Service announcing  the date  upon which  conversion  rights will  expire (the "Conversion Expiration Date") prior to the opening of business on the second trading day after a period in which the  condition in the  preceding sentence has  been
                               met.   The  press  release  shall  announce  the  Conversion
                               Expiration Date and provide the current conversion price and current market price  of the Preferred  Securities, in  each case  as of  the close of  business on the  trading day next preceding the date of the press release. Written notice will be given by  first-class mail  to each  holder of  Preferred
                               Securities  not more than four  business days after issuance of the press release.  The Conversion Expiration Date  shall be  a  date not  less  than 30  and  not more  than  60 days following the date  of such  press release or,  if Best  Buy
                               Capital  has not exercised its conversion expiration option, the earlier of the date of an Exchange Election referred  to below under "Optional Exchange for Depositary Shares" or two business  days prior to the scheduled date for the mandatory redemption of the Preferred Securities. See "Description  of
                               Securities  Offered  -  Preferred  Securities  -  Conversion
                               Rights."
Redemption...................  If at  any time  following the  Conversion Expiration  Date, less than 5% of the Preferred Securities remain outstanding, such  Preferred Securities shall be redeemable at the option of Best  Buy Capital,  as a  whole  but not  in part,  at  a redemption price of $50 per Preferred Security together with accumulated  and unpaid dividends (whether  or not earned or declared) (the "Redemption Price"). The Preferred Securities
                               have  no  maturity  date,  although  they  are  subject   to
                               mandatory  redemption  upon  the repayment  at  maturity (on

                               , 2024) or as a  result of acceleration of the  Subordinated
                               Debentures.   See  "Description  of   Securities  Offered  -
                               Description of  the  Subordinated  Debentures  -  Events  of
                               Default."   The  Preferred  Securities   are  not  otherwise
                               redeemable for any reason, including in the event that  Best
                               Buy  Capital  should  become  subject  to  federal  or state taxation. To the extent that  such taxation or other  events cause  Best Buy  Capital to  have insufficient  funds to pay full dividends on the Preferred Securities, the holders will have available to them the exchange option described below.
Optional Exchange for
 Depositary Shares...........  Upon the failure of holders  of the Preferred Securities  to receive,  for  15  consecutive months,  the  full  amount of dividend payments (including any arrearages), the holders of a  majority  of  the  aggregate  liquidation  preference  of
                               Preferred  Securities then outstanding, voting as a class at a special partnership meeting called for such purpose or  by written consent, may, at their option, direct the Conversion
                               Agent  to  exchange all  (but not  less than  all) Preferred
                               Securities for  Subordinated  Debentures held  by  Best  Buy
                               Capital,   and  to  immediately  exchange  the  Subordinated
                               Debentures on behalf of such holders for Depositary  Shares, each  representing a 1/100th interest in a share of Best Buy
                               Series A Preferred Stock at  the Exchange Price (as  defined
                               under   "Description  of  Securities   Offered  -  Preferred
                               Securities - Dividends"). Each Depositary Share will entitle
                               the  holder   thereof  to   all  proportional   rights   and
                               preferences  of  the  Best  Buy  Series  A  Preferred  Stock
                               (including  dividend,  voting,  conversion  and  liquidation rights  and preferences).  The Best  Buy Series  A Preferred
                               Stock  will  have  dividend,  conversion  and  other   terms
                               substantially   similar  to  the   terms  of  the  Preferred
                               Securities (adjusted proportionately per Depositary  Share), except  that, among  other things,  the holders  of Best Buy
                               Series A Preferred Stock  will have the  right to elect  two additional  directors of Best Buy  whenever dividends on the
                               Best Buy  Series A  Preferred Stock  are in  arrears for  18 months  (including  for  this  purpose  any  arrearage  with respect to the Preferred Securities) and the Best Buy Series
                               A  Preferred  Stock  will   not  be  subject  to   mandatory
                               redemption.  A  holder  of Preferred  Securities  should not recognize gain  or  loss  upon  the  exchange,  through  the
                               Conversion    Agent,   of   Preferred   Securities   for   a
                               proportionate share of the  Subordinated Debentures held  by
                               Best  Buy  Capital.  Except to  the  extent  attributable to accrued but unpaid interest on the Subordinated  Debentures, a  holder  should  not  recognize  gain  or  loss  upon  the exchange, through  the  Conversion  Agent,  of  Subordinated
                               Debentures  for  Depository  Shares.  See  "Certain  Federal
                               Income Tax Considerations - Exchange of Preferred Securities
                               for  Best  Buy  Stock."  If  the  Preferred  Securities  are
                               exchanged  for Depositary Shares, Best Buy will use its best efforts to have the Depositary Shares listed on the NYSE  or other exchange on which the Preferred Securities may then be listed. See "Description of Securities Offered - Description of  the Best Buy Series  A Preferred Stock" and "Description
                               of Securities Offered  - Description  of Depositary  Shares"
                               for  a description  of the principal  terms of  the Best Buy
                               Series  A  Preferred  Stock   and  the  Depositary   Shares,
                               respectively.

Guarantee....................  Pursuant  to a  Guarantee Agreement  (the "Guarantee"), Best
                               Buy  will  irrevocably  and  unconditionally  agree,  on   a
                               subordinated  basis,  to  pay  in  full  (a)  the  dividends
                               (including any  Additional Dividends  thereon) by  Best  Buy
                               Capital  on the Preferred  Securities, if and  to the extent declared from funds  of Best Buy  Capital legally  available
                               therefor,   (b)   the   redemption   price   (including  all
                               accumulated  and   unpaid   dividends)  of   the   Preferred
                               Securities,  to  the extent  of  funds of  Best  Buy Capital legally available therefor, and (c) payments on  liquidation with  respect to the Preferred  Securities, to the extent of the assets of Best Buy Capital available for distribution to holders of the Preferred  Securities. A holder of  Preferred
                               Securities  may  enforce  Best Buy's  obligations  under the
                               Guarantee directly against Best Buy, and Best Buy waives any right or remedy to require that an action be brought against
                               Best Buy  Capital  or  any other  person  before  proceeding against  Best Buy. The Guarantee  will be unsecured and will be subordinated to all liabilities of Best Buy and will rank
                               PARI PASSU (equally) with  the most senior preferred  shares hereafter  issued  by  Best  Buy  and  PARI  PASSU  with any guarantee now  or  hereafter entered  into  by Best  Buy  in
                               respect   of  any  preferred  or  preference  stock  of  any
                               affiliate of  Best Buy.  On the  bankruptcy, liquidation  or winding-up  of Best Buy, its obligations under the Guarantee
                               will  rank  junior  to   all  its  other  liabilities   and,
                               therefore,  funds may not be available for payment under the
                               Guarantee.  See  "Investment  Considerations  -  Subordinate
                               Obligations  Under  Guarantee and  Subordinated Debentures,"
                               "Investment  Considerations  -  Dependence  on  Subordinated
                               Debenture Payments" and "Description of Securities Offered -
                               Description of the Guarantee."
Voting Rights................  Generally, holders of the Preferred Securities will not have any  voting rights. However, upon  an Event of Default under the Subordinated Debentures (as described under "Description of Securities  Offered  - Description  of  the  Subordinated
                               Debentures  -  Events of  Default"), a  failure by  Best Buy
                               Capital to pay dividends in full (including any  arrearages)
                               on the Preferred Securities for 15 consecutive months (other than  as  a result  of a  deferral by  Best Buy  of interest payments on the Subordinated  Debentures as described  under
                               "Subordinated  Debentures" below)  or a default  by Best Buy under the Guarantee, the holders of the Preferred Securities will be entitled to appoint and authorize a Special  General
                               Partner  to  enforce  Best Buy  Capital's  rights  under the
                               Subordinated  Debentures,  enforce  Best  Buy's  obligations under  the Guarantee  and declare  and pay  dividends on the
                               Preferred  Securities  to  the  extent  funds  are   legally
                               available   therefor.  In   addition,  if   for  any  reason
                               (including a deferral  by Best Buy  of interest payments  on the Subordinated Debentures) holders of Preferred Securities fail  to receive, for 15 consecutive months, the full amount of dividend payments (including any arrearages), the holders of the  Preferred  Securities will  be  entitled to  call  a special  partnership  meeting  for the  purpose  of deciding
                               whether  to   exchange   all   Preferred   Securities   then
                               outstanding  for Depositary Shares, as described above under
                               "Optional Exchange for Depositary Shares." See  "Description
                               of Securities Offered - Preferred Securities - Dividends."

Use of Proceeds..............  The  proceeds to  be received by  Best Buy  Capital from the sale of the  Preferred Securities  will be  invested in  the
                               Subordinated Debentures of Best Buy, which, after paying the expenses  associated with this Offering, will use such funds to support its expansion plans  and for working capital  and other general corporate purposes. See "Use of Proceeds."
Subordinated Debentures......  The Subordinated Debentures will have a maturity of 30 years
                               and  will bear  interest at  the rate of        % per annum,
                               payable monthly in arrears. Best Buy has the right to select an interest payment period or periods longer than one  month
                               (during  which  period  or  periods  interest  will compound monthly),  provided  that  any  such  deferral  of  interest payments does not exceed 60 months and provided further that a  deferral of interest  payments may not  extend the stated
                               maturity  of  the   Subordinated  Debentures.   Accordingly,
                               dividend  payments on  the Preferred  Securities may  not be deferred beyond  the  stated maturity  of  the  Subordinated
                               Debentures. If Best Buy defers interest payments longer than one  month, it will  be prohibited from  paying dividends on any of its capital stock and making certain other restricted payments until monthly interest payments are resumed and all accumulated and  unpaid  interest  (including  any  interest payable  to effect monthly  compounding) on the Subordinated
                               Debentures is brought current. Best Buy will have the  right to  make partial payments of such interest during a deferral of interest  payments.  The  failure by  Best  Buy  to  make interest  payments  during a  deferral of  interest payments would not constitute a default or an event of default  under
                               Best   Buy's   currently   outstanding   indebtedness.   The
                               Subordinated Debentures are convertible into shares of  Best
                               Buy  Common Stock at  the option of  the holders thereof and exchangeable for  Depositary  Shares representing  Best  Buy
                               Series  A Preferred Stock as described above under "Optional
                               Exchange for  Depositary  Shares."  Best  Buy  Capital  will covenant  not  to  convert  Subordinated  Debentures  except
                               pursuant  to  a  notice  of  conversion  delivered  to   the
                               Conversion  Agent by  a holder of  Preferred Securities. The payment of the  principal and interest  on the  Subordinated
                               Debentures  will be subordinated in  right of payment to all
                               Senior  Indebtedness  (as  defined  under  "Description   of
                               Securities   Offered  -  Description   of  the  Subordinated
                               Debentures - Subordination") of Best  Buy. As of August  27,
                               1994, Best Buy had $392 million of indebtedness constituting
                               Senior Indebtedness and no indebtedness or other obligations that  would rank  equally with  the Subordinated Debentures.
                               See "Investment  Considerations  -  Subordinate  Obligations
                               Under  Guarantee  and Subordinated  Debentures," "Investment
                               Considerations  -  Dependence   on  Subordinated   Debenture
                               Payments."  While the Preferred  Securities are outstanding,
                               Best Buy  Capital will  not have  the ability  to amend  the
                               Indenture  or the terms of  the Subordinated Debentures in a way that  adversely affects  the  holders of  the  Preferred
                               Securities,  or  to  waive  an event  of  default  under the
                               Indenture without  the  consent of  holders  of 66  2/3%  in aggregate liquidation preference of the Preferred Securities then  outstanding. See "Description  of Securities Offered -
                               Description of the Subordinated Debentures - Modification of
                               Indenture."

                      SUMMARY FINANCIAL AND OPERATING DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   FISCAL PERIODS ENDED(1)                            SIX MONTHS ENDED
                               ----------------------------------------------------------------  --------------------------
                                MARCH 3,    MARCH 2,   FEBRUARY 29,  FEBRUARY 27,  FEBRUARY 26,   AUGUST 28,    AUGUST 27,
                                  1990      1991(2)        1992          1993        1994(3)         1993          1994
                               ----------  ----------  ------------  ------------  ------------  ------------  ------------
STATEMENT OF EARNINGS DATA:
  Revenues...................  $ 512,850   $ 664,823    $ 929,692     $1,619,978    $3,006,534   $ 1,004,899   $ 1,782,575
  Gross profit...............    120,341     141,657      181,062        284,034       456,925       168,674       251,136
  Operating income...........     13,147      10,976       18,776         35,908        77,178        16,764        29,345
  Earnings before cumulative
   effect of accounting
   change....................      5,683       4,540        9,601         19,855        41,710         9,110        11,841
  Net earnings (loss)........      5,683      (9,457)       9,601         19,855        41,285         8,685        11,841
  Per share amounts:
    Earnings before
     cumulative effect of
     accounting change.......        .23         .18          .33            .57          1.01           .23           .27
    Net earnings (loss)......        .23        (.38)         .33            .57          1.00           .22           .27
OPERATING DATA:
  Comparable store sales
   increase (4)..............        0.3%        1.0%        14.0%          19.4%         26.9%         21.4%         26.4%
  Number of stores (end of
   period)...................         49          56           73            111           151           124           168
  Average revenues per store
   (5).......................  $  11,500   $  12,400    $  14,300     $   17,600    $   22,600   $    19,200   $    25,200
  Gross profit percentage....       23.5%       21.3%        19.5%          17.5%         15.2%         16.8%         14.1%
  Selling, general and
   administrative expenses
   percentage................       20.9%       19.7%        17.5%          15.3%         12.6%         15.1%         12.4%
  Operating income
   percentage................        2.6%        1.6%         2.0%           2.2%          2.6%          1.7%          1.6%
  Inventory turns (6)........        3.7x        4.5x         5.1x           4.8x          5.0x          5.0x          4.7x
  Ratio of earnings to
   combined fixed charges and
   preferred dividends (7)...       2.27x       1.79x        2.46x          3.35x         3.87x         2.84x         1.89x

                                                                                            AUGUST 27, 1994
                                                                                      ---------------------------
                                                                                        ACTUAL    AS ADJUSTED(8)
                                                                                      ----------  ---------------
BALANCE SHEET DATA:
  Working capital...................................................................  $  318,487    $   518,487
  Property and equipment, net.......................................................     235,126        235,126
  Total assets......................................................................   1,270,905      1,375,905
  Long-term debt, including current portion.........................................     220,157        220,157
  Total liabilities.................................................................     943,259        848,259
  Convertible preferred securities of subsidiary....................................      --            200,000
  Shareholders' equity..............................................................     327,646        327,646

- ------------------
(1) The fiscal period ended March 3, 1990 had approximately 11 months because the Company changed its fiscal year to a 52/53 week period ending on the Saturday closest to the last day in February of each year.
(2) During fiscal 1991, the Company changed its method of accounting for extended service plans, resulting in a cumulative effect adjustment of ($14.0 million), or ($.56) per share. Profit recognized from the sale of extended service plans under this accounting method was $10.8 million (on a pro forma basis), $12.3 million, $11.8 million, $12.0 million and $12.5 million in fiscal years 1990 through 1994, respectively, and was $6.1 million and $7.4 million for the six months ended August 28, 1993 and August 27, 1994, respectively. This profit is before any allocation of selling, general and administrative expenses, except for direct selling expenses, primarily commissions.
(3) During fiscal 1994, the Company changed its method of accounting for incomes taxes resulting in a cumulative effect adjustment of ($425,000), or ($.01) per share. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 7 to the Financial Statements.
(4)  Comparable stores are stores open at least 14 full months.
(5) Average revenues per store are based upon total revenues for the trailing 12-month period divided by the weighted average number of stores open during such 12-month period.
(6) Inventory turns are calculated based upon a rolling 12-month average of inventory balances.
(7) For purposes of determining the ratio of earnings to combined fixed charges and preferred dividends, earnings are defined as income before income taxes plus fixed charges other than capitalized interest. Fixed charges consist of interest costs (including the amortization of deferred debt issuance costs and capitalized interest), the portion of rental expense that is representative of an interest factor and preferred dividends.
(8) Adjusted to give effect to the sale of 4,000,000 Preferred Securities in connection with this offering, before deducting the estimated offering expenses and Underwriters' Compensation.

                           INVESTMENT CONSIDERATIONS

    PROSPECTIVE PURCHASERS OF PREFERRED SECURITIES SHOULD CAREFULLY REVIEW THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND SHOULD PARTICULARLY CONSIDER THE FOLLOWING MATTERS:

SUBORDINATE OBLIGATIONS UNDER GUARANTEE AND SUBORDINATED DEBENTURES

    Best Buy's obligations under the Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness of Best Buy. Best Buy's obligations under the Guarantee are subordinate to all liabilities of Best Buy and will rank PARI PASSU (equally) with the most senior preferred shares hereafter issued by Best Buy and PARI PASSU with any guarantee now or hereafter entered into by Best Buy in respect of any preferred or preference stock of any affiliate of Best Buy. There are no terms in the Preferred Securities, the Subordinated Debentures or the Guarantee that limit Best Buy's ability to incur additional indebtedness, including indebtedness that ranks senior to the Subordinated Debentures and the Guarantee, or the ability of its subsidiaries to incur additional indebtedness. The Guarantee guarantees payment to the holders of the Preferred Securities of accumulated and unpaid monthly dividends, amounts payable on redemption, and amounts payable on liquidation of Best Buy Capital. In each case, however, such amount is guaranteed only to the extent that Best Buy Capital has funds on hand legally available therefor and payment thereof does not otherwise violate applicable law. If Best Buy were to default on its obligation to pay interest or amounts payable on redemption or maturity of the Subordinated Debentures, Best Buy Capital would lack legally available funds for the payment of dividends or amounts payable on redemption of the Preferred Securities, and in such event holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. On the bankruptcy, liquidation or winding-up of Best Buy, its obligations under the Guarantee will rank junior to all its liabilities and, therefore, funds may not be available for payment under the Guarantee. See "Description of Securities Offered -
Description of the Guarantee" and "Description of Securities Offered - Description of the Subordinated Debentures - Subordination."

DEPENDENCE ON SUBORDINATED DEBENTURE PAYMENTS

    Best Buy Capital's ability to pay amounts due on the Preferred Securities is solely dependent upon Best Buy's ability to make payments on the Subordinated Debentures as and when required. Since Best Buy is also the Guarantor of the Preferred Securities, in the event that Best Buy Capital is unable to make payments on the Preferred Securities as and when required, there is a substantial likelihood that Best Buy will be unable to make payments on the Guarantee as and when required.


OPTION TO DEFER PAYMENT OF DIVIDENDS


    Best Buy has the right to extend interest payment periods on the Subordinated Debentures for up to 60 months, and, as a consequence, monthly dividends on the Preferred Securities would be deferred (but Additional Dividends will continue to accumulate monthly) by Best Buy Capital during any such deferral of interest payments. In the event that Best Buy exercises this right, neither Best Buy nor any majority-owned subsidiary of Best Buy shall declare or pay any dividend on, or redeem, purchase, otherwise acquire or make a liquidation payment with respect to, any of its common or preferred stock or make any guarantee payment with respect to the foregoing (other than payments under the Guarantee or dividend or guarantee payments to Best Buy from a majority-owned subsidiary), during any such deferral period and until all dividend arrearages have been paid in full. No deferral of interest payments may extend the stated maturity of the Subordinated Debentures. See "Description of Securities Offered - Description of the Subordinated Debentures - Option to Defer Interest Payments."



TAX CONSEQUENCES OF DEFERRAL OF INTEREST PAYMENTS ON SUBORDINATED DEBENTURES


    Should a deferral of interest payments occur, Best Buy Capital, except in very limited circumstances, will continue to accrue income for United States federal income tax purposes which will be allocated, but not distributed, to holders of record of Preferred Securities. As a result, such holders will include such interest in gross income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash related to such income if such a holder disposes of its Preferred Securities prior to the record date for payment of dividends. See "Certain Federal Income Tax Considerations - Original Issue Discount."

TAX CONSEQUENCES OF AN EXCHANGE FOR DEPOSITARY SHARES

    In the event such a deferral continues for more than 15 months, the holders of a majority of the aggregate liquidation preference of the Preferred
Securities then outstanding may cause the exchange of all of the Preferred Securities for Depositary Shares representing interests in Best Buy Series A Preferred Stock at the Exchange Price. For a discussion of the taxation of such an exchange to holders, including the possibility that holders who exchange their Preferred Securities for Depositary Shares may be subject to additional income tax to the extent accrued but unpaid interest on the Subordinated Debentures is converted into accumulated and unpaid dividends on the Best Buy Series A Preferred Stock represented by Depositary Shares received in exchange for the Preferred Securities, see "Certain Federal Income Tax Considerations - Exchange of Preferred Securities for Best Buy Stock."

EXPIRATION OF CONVERSION RIGHTS


    On  and after              ,  1997, Best Buy Capital may, subject to certain
conditions, at its option, cause the conversion rights of holders of Preferred Securities to expire, provided that Best Buy Capital is current in the payment of dividends on the Preferred Securities and the Current Market Price (as defined herein) of Best Buy Common Stock exceeds 120% of the conversion price of the Preferred Securities for a specified period. See "Description of Securities Offered - Preferred Securities - Expiration of Conversion Rights."


POTENTIAL COVENANT RESTRICTIONS

    Certain covenants under one or more outstanding debt instruments of Best Buy may restrict the amount of dividends that may be declared by Best Buy Capital on the Preferred Securities and, if issued, by Best Buy on the Depositary Shares representing the Best Buy Series A Preferred Stock. Monthly dividends declared by Best Buy Capital, which are guaranteed by Best Buy will, until paid, constitute debt of Best Buy, the incurrence of which is subject to a limitation on consolidated debt of Best Buy under one of its indentures. In general, under this covenant, Best Buy may not incur debt unless it maintains a consolidated cash flow ratio of 2:1. In the event of an exchange of the Preferred Securities for Depositary shares representing the Best Buy Series A Preferred Stock, the payment of dividends by Best Buy on the Best Buy Series A Preferred Stock will be subject to a separate limitation on restricted payments by the Company and its subsidiaries. In general, this covenant limits restricted payments to a stated proportion of the consolidated net income of Best Buy plus the aggregate net proceeds from the issuance of capital stock of Best Buy. The issuance of the Preferred Securities will not increase the amount available under the restriction. For a discussion of these limitations, see "Description of Securities Offered - Preferred Securities - Dividends" and "Description of Securities Offered - Description of Best Buy Series A Preferred Stock."


UNCERTAINTY OF DEDUCTIBILITY OF INTEREST ON THE SUBORDINATED DEBENTURES


    The offering of the Preferred Securities and the issuance of the related Subordinated Debentures is a relatively novel type of financing transaction. The Company's ability to deduct the interest paid on the Subordinated Debentures depends upon whether the Subordinated Debentures are characterized as debt instruments for federal income tax purposes, taking all the relevant facts and circumstances into account. The Company believes that the Subordinated
Debentures are debt instruments for federal income tax purposes and that interest on the Subordinated Debentures will, therefore, be deductible by the Company. There is no clear authority on the appropriate characterization for federal income tax purposes of instruments such as the Subordinated Debentures when they are issued in connection with an offering of securities such as the Preferred Securities. If the interest on the Subordinated Debentures is not deductible by the Company, the Company would have significant additional income tax liabilities.


COMPETITION

    Retailing in each of the principal product categories offered by Best Buy is highly competitive. Best Buy competes in most of its markets against Sears and Montgomery Ward and in an increasing number of markets against Circuit City and Incredible Universe (owned by Tandy Corp.). It also competes against computer superstores such as Computer City (owned by Tandy Corp.) and CompUSA and entertainment software superstores operated by Musicland, Tower Records and Blockbuster Entertainment.

Certain of these competitors have significantly greater financial resources than Best Buy. The Company also competes against independent dealers, discount stores, wholesale clubs, office products superstores and mass merchandisers. The Company anticipates increased competition with national competitors in several of the Company's new and current markets. See "Business - Competition."

QUARTERLY FLUCTUATIONS AND SEASONALITY

    Similar to most retailers, Best Buy's business is seasonal, with revenues and earnings being generally lower during the first half of each fiscal year and greater during the second half of the fiscal year, which includes the year-end holiday season. In addition, Best Buy's working capital needs are seasonal, with the Company's greatest working capital requirements occurring during the second half of each fiscal year. Accordingly, the Company's operating results may be affected by holiday spending patterns, as well as the timing of new store openings and general economic conditions.

                                USE OF PROCEEDS

    Best Buy Capital will invest the proceeds from the Offering in the Subordinated Debentures. Best Buy, after payment of the Underwriters'
Compensation  (as  defined  under  "Underwriting")  and  other  expenses  of the
Offering, will use the net proceeds  of $        ($        if the  Underwriters'
over-allotment option is exercised in full) from the sale of the Subordinated Debentures to Best Buy Capital to support its expansion plans, including to fund initial new store inventories, to acquire store fixtures and make leasehold improvements, to remodel and expand existing stores, to pay the cost of land acquisition and construction pending sale and leaseback of the property, and to continue to improve its management information systems, as well as for other general corporate purposes. See "Business - Store Locations and Expansion" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." Pending application for the foregoing purposes, the net proceeds will be used to reduce short-term borrowings and the excess, if any, will be invested in short-term, investment grade or government securities.

                                 CAPITALIZATION

    The following table sets forth the short-term debt and capitalization of Best Buy at August 27, 1994, and as adjusted to reflect the Offering, assuming no exercise of the Underwriters' over-allotment option. The table should be read in conjunction with the financial statements of Best Buy elsewhere in this Prospectus and those incorporated by reference herein. See "Use of Proceeds," "Selected Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Description of Securities Offered - Preferred Securities."

                                                                                              AUGUST 27, 1994
                                                                                         -------------------------
                                                                                           ACTUAL     AS ADJUSTED
                                                                                         -----------  ------------
                                                                                              (IN THOUSANDS)
Short-term debt (including current portion of long-term debt)..........................  $   104,144   $    9,144
                                                                                         -----------  ------------
                                                                                         -----------  ------------
Long-term debt:
  Capitalized lease obligations (5.3% to 10.5%)........................................  $    15,097   $   15,097
  Equipment loans (5.3% to 11.5%)......................................................       24,012       24,012
  Subordinated notes (8.6% to 9.9%)....................................................      171,904      171,904
                                                                                         -----------  ------------
    Total long-term debt...............................................................      211,013      211,013
Convertible preferred securities of subsidiary.........................................      --           200,000
Shareholders' equity:
  Preferred Stock, $1.00 par value per share; 400,000 shares authorized; none
   outstanding.........................................................................      --           --
  Common Stock, $.10 par value per share; 120,000,000 shares authorized; 42,067,290
   shares outstanding (1)..............................................................        4,207        4,207
  Additional paid-in capital...........................................................      226,330      226,330
  Retained earnings....................................................................       97,109       97,109
                                                                                         -----------  ------------
    Total shareholders' equity.........................................................      327,646      327,646
                                                                                         -----------  ------------
      Total capitalization.............................................................  $   538,659  $   738,659
                                                                                         -----------  ------------
                                                                                         -----------  ------------

- --------------
(1) Does not include 7,755,851 shares reserved for issuance pursuant to the Company's stock option plans as of August 27, 1994, or 26,100 shares reserved for issuance pursuant to outstanding stock options not granted under such plans.

                     MARKET PRICES OF BEST BUY COMMON STOCK

    Best Buy Common Stock is traded on the NYSE under the symbol "BBY." At August 27, 1994, there were 1,401 holders of record of Best Buy Common Stock and 42,067,290 shares outstanding. The following table sets forth the high and low sale prices, as adjusted for stock splits, for Best Buy Common Stock, as reported by the NYSE, for the periods indicated.


                                                                                              HIGH        LOW
                                                                                            ---------  ---------
FISCAL 1993:
 1st Quarter ended May 30, 1992...........................................................  $ 9 11/32  $  5 7/32
2nd Quarter ended August 29, 1992.........................................................      6 3/8    4 23/32
 3rd Quarter ended November 28, 1992......................................................   11 27/32      5 1/2
 4th Quarter ended February 27, 1993......................................................   15 23/32   10 25/32
FISCAL 1994:
 1st Quarter ended May 29, 1993...........................................................  $ 16 5/32  $ 11 7/32
2nd Quarter ended August 28, 1993.........................................................     16 1/2   10 27/32
 3rd Quarter ended November 27, 1993......................................................    31 7/16    16 3/32
 4th Quarter ended February 26, 1994......................................................   27 11/16   18 13/16
FISCAL 1995:
 1st Quarter ended May 28, 1994...........................................................  $  37 1/2  $  25 3/4
2nd Quarter ended August 27, 1994.........................................................     36 5/8     22 1/8
 3rd Quarter (through October 25, 1994)...................................................     41 5/8     34 1/2


    The stock market generally and the stocks of companies in the retailing industry in particular have, from time to time, experienced substantial price and volume fluctuations. These fluctuations may be unrelated to the operating performance of particular companies. Various factors and events, such as announcements by Best Buy or its competitors of monthly sales figures and comparable store sales results, expansion plans, the loss of a major supplier or other factors, may also contribute to stock price volatility. Most retailers, including Best Buy, derive a significant portion of their revenues and earnings during the year-end holiday season, and the price of the Best Buy Common Stock may be subject to fluctuation based upon general expectations for holiday spending levels and patterns.

                                DIVIDEND POLICY


    Best Buy historically has not paid cash dividends on its Common Stock and does not presently intend to pay any dividends on its Common Stock for the foreseeable future. Best Buy's bank line of credit and certain financing agreements restrict its ability to pay dividends on its Common Stock. See Notes
3  and  4  to  the  Financial  Statements.  Best  Buy  and  its   majority-owned
subsidiaries would also be prohibited from paying dividends on Best Buy Common Stock at any time during a deferral of interest payments with respect to the Subordinated Debentures, when there is an Event of Default (as defined under "Description of Securities Offered - Description of the Subordinated Debentures
- - Events of Default") under the Subordinated Debentures or when Best Buy has failed to make a payment required under the Guarantee. See "Description of Securities Offered - Description of the Guarantee - Certain Covenants of Best Buy."

                     SELECTED FINANCIAL AND OPERATING DATA

    The following table presents selected financial, operating and balance sheet data for each of the five fiscal periods set forth below which are derived from the Company's audited financial statements. The financial data for the six months ended August 28, 1993 and August 27, 1994 have been derived from the Company's unaudited financial statements, which, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position for the periods and as of the dates presented. The results of operations for the six months ended August 27, 1994 are not necessarily indicative of results to be anticipated for the entire fiscal year. The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the notes thereto contained elsewhere in this Prospectus.

                                                          FISCAL PERIODS ENDED (1)                            SIX MONTHS ENDED
                                     ------------------------------------------------------------------   -------------------------
                                     MARCH 3,    MARCH 2,    FEBRUARY 29,   FEBRUARY 27,   FEBRUARY 26,   AUGUST 28,    AUGUST 27,
                                       1990       1991(2)        1992           1993         1994(3)         1993          1994
                                     ---------   ---------   ------------   ------------   ------------   -----------   -----------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF EARNINGS DATA:
  Revenues.........................  $512,850    $664,823     $929,692      $1,619,978     $3,006,534     $1,004,899    $1,782,575
  Cost of goods sold...............   392,509     523,166      748,630       1,335,944      2,549,609        836,225     1,531,439
                                     ---------   ---------   ------------   ------------   ------------   -----------   -----------
  Gross profit.....................   120,341     141,657      181,062         284,034        456,925        168,674       251,136
  Selling, general and
   administrative
   expenses........................   107,194     130,681      162,286         248,126        379,747        151,910       221,791
                                     ---------   ---------   ------------   ------------   ------------   -----------   -----------
  Operating income.................    13,147      10,976       18,776          35,908         77,178         16,764        29,345
  Interest expense, net............     3,674       3,586        3,415           3,883          8,800          1,949         9,775
                                     ---------   ---------   ------------   ------------   ------------   -----------   -----------
  Earnings before taxes and
   cumulative effect of accounting
   change..........................     9,473       7,390       15,361          32,025         68,378         14,815        19,570
  Income taxes.....................     3,790       2,850        5,760          12,170         26,668          5,705         7,729
                                     ---------   ---------   ------------   ------------   ------------   -----------   -----------
  Earnings before cumulative effect
   of accounting change............     5,683       4,540        9,601          19,855         41,710          9,110        11,841
  Cumulative effect of accounting
   change..........................     --        (13,997)      --              --               (425)          (425)       --
                                     ---------   ---------   ------------   ------------   ------------   -----------   -----------
  Net earnings (loss)..............  $  5,683    $ (9,457)    $  9,601      $   19,855     $   41,285     $    8,685    $   11,841
                                     ---------   ---------   ------------   ------------   ------------   -----------   -----------
                                     ---------   ---------   ------------   ------------   ------------   -----------   -----------
  Per share amounts:
    Earnings before cumulative
     effect of accounting change...  $    .23    $    .18     $    .33      $      .57     $     1.01     $      .23    $      .27
    Cumulative effect of accounting
     change........................     --           (.56)      --              --               (.01)          (.01)       --
                                     ---------   ---------   ------------   ------------   ------------   -----------   -----------
    Net earnings (loss)............  $    .23    $   (.38)    $    .33      $      .57     $     1.00     $      .22    $      .27
                                     ---------   ---------   ------------   ------------   ------------   -----------   -----------
                                     ---------   ---------   ------------   ------------   ------------   -----------   -----------
  Primary weighted average shares
   outstanding (000s)..............    24,798      24,852       28,848          34,776         41,336         39,292        43,226
OPERATING DATA:
  Comparable store sales increase
   (4).............................       0.3%        1.0%        14.0%           19.4%          26.9%          21.4%         26.4%
  Number of stores (end of
   period).........................        49          56           73             111            151            124           168
  Average revenues per store (5)...  $ 11,500    $ 12,400     $ 14,300      $   17,600     $   22,600     $   19,200    $   25,200
  Gross profit percentage..........      23.5%       21.3%        19.5%           17.5%          15.2%          16.8%         14.1%
  Selling, general and
   administrative expenses
   percentage......................      20.9%       19.7%        17.5%           15.3%          12.6%          15.1%         12.4%
  Operating income percentage......       2.6%        1.6%         2.0%            2.2%           2.6%           1.7%          1.6%
  Inventory turns (6)..............       3.7x        4.5x         5.1x            4.8x           5.0x           5.0x          4.7x
  Ratio of earnings to combined
   fixed charges and preferred
   dividends (7)...................      2.27x       1.79x        2.46x           3.35x          3.87x          2.84x         1.89x
BALANCE SHEET DATA (END OF PERIOD):
  Merchandise inventories..........  $ 92,991    $ 95,684     $135,838      $  249,991     $  637,950     $  468,963    $  863,500
  Working capital..................    78,398      64,623      126,817         118,921        362,582        241,251       318,487
  Property and equipment, net......    27,359      39,572       58,250         126,442        172,724        101,695       235,126
  Total assets.....................   156,787     185,528      337,218         439,142        952,494        672,647     1,270,905
  Long-term debt, including current
   portion.........................    35,283      35,695       52,980          53,870        219,710         57,233       220,157
  Total liabilities................    90,637     128,787      179,650         256,859        641,050        395,165       943,259
  Shareholders' equity.............    66,150      56,741      157,568         182,283        311,444        277,482       327,646

- ------------------
(1) The fiscal period ended March 3, 1990 had approximately 11 months because Best Buy changed its fiscal year to a 52/53 week period ending on the Saturday closest to the last day in February each year.
(2) During fiscal 1991, Best Buy changed its method of accounting for extended service plans, resulting in a cumulative effect adjustment of ($14.0 million), or ($.56) per share. Profit recognized from the sale of extended service plans under this accounting method was $10.8 million (on a pro forma basis), $12.3 million, $11.8 million, $12.0 million and $12.5 million in fiscal years 1990 through 1994, respectively, and was $6.1 million and $7.4 million for the six months ended August 28, 1993 and August 27, 1994, respectively. This profit is before any allocation of selling, general and administrative expenses, except for direct selling expenses, primarily commissions.
(3) During fiscal 1994, the Company changed its method of accounting for incomes taxes resulting in a cumulative effect adjustment of ($425,000), or ($.01) per share. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 7 to the Financial Statements.
(4)  Comparable stores are stores open at least 14 full months.
(5) Average revenues per store are based upon total revenues for the trailing 12-month period divided by the weighted average number of stores open during such 12-month period.
(6) Inventory turns are calculated based upon a rolling 12-month average of inventory balances.
(7) For purposes of determining the ratio of earnings to combined fixed charges and preferred dividends, earnings are defined as income before income taxes plus fixed charges other than capitalized interest. Fixed charges consist of interest costs (including the amortization of deferred debt issuance costs and capitalized interest), the portion of rental expense that is representative of an interest factor and preferred dividends.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Company's Financial Statements and notes thereto included elsewhere in this Prospectus.

RESULTS OF OPERATIONS

  SIX MONTHS ENDED AUGUST 28, 1993 AND AUGUST 27, 1994

    Earnings for the first six months of fiscal 1995 were $11.8 million, or $.27 per share, compared to $9.1 million, or $.23 per share, in the first six months of fiscal 1994. Earnings for the six month period in fiscal 1994 are before the cumulative effect of a change in accounting for income taxes which reduced earnings by $425,000 ($.01 per share). This earnings increase of 30% over the prior year included an improvement in operating income of 75% which was offset by interest expense on short-and long-term borrowings used to finance store growth and increased inventory levels.

    Revenues for the first six months of fiscal 1995 of $1.8 billion were 77% above the first half of last year. The increased revenues were the result of the opening of 44 stores during the past twelve months and a comparable store sales increase of 26% in the current year. The new stores opened in the past year included entry into the major markets of Detroit, Atlanta and Phoenix in the second half of fiscal 1994, the entry into new markets in Florida, Ohio and the Carolinas in the current fiscal year and the addition of stores in existing markets. Comparable store sales increases in the current fiscal year are on top of a 21% increase in the first half of last year. Management believes that the Company's improving merchandise in-stock position, which has contributed to the increases in revenues, will continue to be an important factor in revenue growth. However, in light of the strong comparable store sales increases reported in the second half of last year and the strong sales results posted in the major metropolitan markets entered last year, it is expected that the comparable store sales increases for the remainder of the current fiscal year could be less than those experienced to date.

    Gross profit margin was 14.1% for the first six months of fiscal 1995 compared to 16.8% for the comparable period last year. Competition in most of the Company's product lines and promotional pricing has led to the change in gross profit margin. Competition has increased in the past year as the Company has entered new, more competitive markets and new competitors have entered existing markets. Gross profit margins in the second quarter were consistent with the margins reported in the first quarter of this fiscal year and the last quarter of fiscal 1994, suggesting that margins have begun to stabilize. Management does expect, however, that margins in the second half of fiscal 1995 could be slightly lower than the first half as the impact of promotional pricing associated with the entry into new major markets and the traditional decline in margins during the holiday selling season is realized.

    Revenues from the sale of extended service plans were 1% or less of total sales in the first six months of both fiscal 1994 and 1995. Profit from extended service plans in the first half of 1995, before the allocation of selling, general and administrative ("SG&A") expenses, other than direct selling expenses, was $7.4 million compared to $6.1 million in the comparable period of fiscal 1994.

    SG&A expenses were 12.4% of sales for the first six months of fiscal 1995, representing an improvement of 2.7% of sales compared to the 15.1% reported for the same period last year. The improvement in this ratio indicates that the earnings generated by the Company's revenue growth from new stores and comparable store sales increases continue to outpace the growth in operating costs. Greater efficiencies in advertising expenditures were achieved as more stores were added to existing markets, revenues per store increased and the Company reduced the size of some of its weekly newspaper inserts. SG&A expenses were impacted in the second quarter of the current year by the costs associated with opening two new distribution facilities and preparing to open a greater number of stores as compared to the prior year.

    Net interest expense for the first six months of the current fiscal year increased by $7.8 million compared to the prior year due to interest on the $150 million Senior Subordinated Notes issued in October 1993 and a higher level of bank borrowings used to support the growth in inventories. Additionally, the proceeds of the Company's $86 million common stock offering and a $44 million sale/leaseback transaction in the first quarter of last year were temporarily invested in short-term investments resulting in higher levels of investment income in the first half of last year. The Company's effective tax rate for fiscal 1995 is 39.5%, up slightly from the rate in fiscal 1994 mainly due to a lower level of tax exempt interest income.

  FISCAL YEARS ENDED FEBRUARY 29, 1992, FEBRUARY 27, 1993 AND FEBRUARY 26, 1994

    In the past two fiscal years, Best Buy has more than doubled the number of retail locations it operates, revenues have increased by 223% and earnings have increased by 334%. The fiscal year ended February 26, 1994 was highlighted by the opening of 40 new stores, including entries into the major markets of Atlanta, Detroit and Phoenix. These new stores, combined with a full year of operations at the 38 stores opened in the prior year and substantial increases in computer sales, were the most significant factors in generating revenues of $3.0 billion in fiscal 1994, an increase of 86% compared to $1.6 billion in fiscal 1993. Revenues in fiscal 1993 were 74% above the $930 million reported in fiscal 1992.

    Operating income as a percentage of sales increased in fiscal 1994 to 2.6% compared to 2.2% in fiscal 1993 and 2.0% in fiscal 1992. The increase in revenues and leveraging of the Company's SG&A expenses more than offset lower gross profit margins. Earnings more than doubled for the third year in a row, increasing 110% in fiscal 1994 to $41.7 million. Fiscal 1993 earnings of $19.9 million were 107% higher than the $9.6 million reported in fiscal 1992. Earnings per share, which reflect a three-for-two stock split in fiscal 1994 and a subsequent two-for-one stock split in April 1994, rose 77% to $1.01 as compared to $.57 in fiscal 1993 and $.33 in fiscal 1992. The earnings noted for fiscal 1994 are before a cumulative effect adjustment related to adopting the provisions of FAS 109 "Accounting for Income Taxes."

REVENUES

    The following table presents the Company's revenues, percentage increases in revenues, comparable store sales increases, average revenues per store and number of stores open for each of the last three fiscal years.

                                                                      1992            1993             1994
                                                                  -------------  ---------------  ---------------
                                                                                ($ AMOUNTS IN 000)
Revenues........................................................  $   929,692    $   1,619,978    $   3,006,534
Percentage increase in revenues.................................           40%              74%              86%
Comparable store sales increase.................................           14%              19%              27%
Average revenues per store......................................  $    14,300    $      17,600    $      22,600
Number of stores open at end of year............................           73              111              151

    Sales levels achieved at stores in the new markets Best Buy entered in fiscal 1994 have been higher on average than the Company's existing markets, which is particularly significant in light of well established competition in the new markets. Increasing consumer confidence, improving economic conditions, increasing market share and expanded product lines contributed to the year over year increases in sales at existing stores. Strong comparable store sales gains were achieved for the third year in a row despite a very competitive retail environment. The comparable store sales growth in fiscal 1994 was driven by a significant increase in sales of computers which experienced a comparable store sales increase of 69% over fiscal 1993. Sales of home office products, which include computers and related equipment, increased to $1.0 billion compared to $434 million in fiscal 1993 and $203 million in fiscal 1992. In fiscal 1994, the Company significantly expanded its selection of computer products to include such name brands as Apple, Compaq, Hewlett Packard and Toshiba. The home office product category was 35% of total Company sales in fiscal 1994, up from 27% in fiscal 1993. Sales in the entertainment software category, which includes compact discs, computer software and prerecorded cassettes and videos, increased to 12% of total sales in fiscal 1994 from 9% in fiscal 1993. Management expects that the growth in the home office and entertainment software categories will continue to exceed the growth in other categories and that computers will represent an increasing percentage of total Company sales.

    The 74% increase in revenues in fiscal 1993 compared to fiscal 1992 was the result of the addition of 38 stores and a comparable store sales increase of 19%. The Company opened 14 stores in the Chicago market in fiscal 1993 and added another 10 stores to this market in fiscal 1994.

    The conversion of stores to the Concept II store format was completed in fiscal 1994 with the conversion of the remaining 23 traditional stores. All 151 stores operated by the Company at the end of fiscal 1994 used the non-commissioned format the Company introduced in fiscal 1990. In addition, during fiscal 1994, the Company increased its prototype store sizes to 36,000 and 45,000 square feet, compared to mainly 28,000 square foot stores in prior years. This increased space has enabled the Company to offer a greater product selection and generate higher sales volume per store. In particular, the additional space has been used to accommodate the growing home office and entertainment software product categories.

    In June 1993, the Company introduced its private label credit card program and expanded its offerings of consumer financing alternatives. These financing options include combinations of no interest and deferred payments, depending on the length of the financing term. At February 26, 1994, there were over 700,000 cardholders with available credit exceeding $1.5 billion. Management believes that the availability of these financing offers and the increased store size have contributed to the comparable store sales increases and the success of the new stores.

    Revenues from extended service plans declined to .7% of total revenues in fiscal 1994 compared to 1.3% in fiscal 1993 and 2.2% in fiscal 1992. The decline is due not only to increasing product sales but to the Company's decision to reduce its emphasis on the sale of these plans. The Company also sells these plans at prices substantially below its competitors and has occasionally included these plans as promotional items with selected product sales.

    The Company's expansion plan for fiscal 1995 includes the opening of 53 new stores. New markets to be entered are primarily in the eastern and southeastern United States, along with Los Angeles and Las Vegas. In addition to the new markets that the Company will be entering, approximately 15 of the new stores will be added to existing markets to maximize the return on advertising costs and other fixed costs of operation. The prototype store size for most of the stores to be opened in fiscal 1995 is approximately 45,000 square feet. Management expects that changing technology, in particular in the home office market for multimedia computer systems and software, coupled with new product introductions, including direct broadcast satellite systems, will be factors in increasing sales volume at existing and future stores.

COMPONENTS OF EARNINGS

    The following table sets forth selected operating results as a percentage of revenues for each of the last three fiscal years.

                                                                                1992         1993         1994
                                                                             -----------  -----------  -----------
Gross profit...............................................................       19.5%        17.5%        15.2%
Selling, general and administrative expenses...............................       17.5         15.3         12.6
Operating income...........................................................        2.0          2.2          2.6
Earnings before accounting change..........................................        1.0          1.2          1.4

    Gross profit margin over the past three fiscal years has been impacted by promotional pricing associated with the entry into several new competitive markets, the change in sales mix towards lower margin computer products, the reduced emphasis on the sale of higher margin extended service plans and the increased competition in most of the Company's product categories. While competition in the new markets entered during fiscal 1994 and 1993 resulted in lower product margins, sales in these markets have exceeded initial expectations as the Company believes its retail format and marketing programs have quickly provided it with significant market share. An increase in inventory shrink also impacted profit margins in fiscal 1994. Profit from extended service plans, before allocation of any SG&A expenses, was $12.5 million in fiscal 1994, up from $12.0 million in fiscal 1993 and $12.3 million in fiscal 1992.

    Management expects that competition in all product categories will remain strong in the coming year and pressure on margins will continue although the annual rate of decline is expected to slow. Management believes that its full service capabilities, financing alternatives and low operating expenses are distinct advantages over other retailers which will result in increasing market share. Management also anticipates that the increased sales volume will enable the Company to purchase merchandise at more favorable prices, somewhat mitigating the impact of price competition.

    SG&A expenses declined to 12.6% of sales in fiscal 1994, compared to 15.3% and 17.5% in fiscal 1993 and 1992, respectively. The decline in this ratio has more than offset the reduction in gross profit margin. As the Company added stores and generated increased sales volume per store, the ability to leverage those fixed costs of operations has increased. The addition of stores within markets also increases the cost effectiveness of the Company's advertising expenditures. Sales per employee have increased over each of the last three years as the corporate and support functions handle increased volumes without proportionally increasing costs. The transition to a non-commissioned sales environment has also reduced the operating expense ratio. Pre-opening costs totaled $7.3 million in fiscal 1994 compared to $6.2 million in fiscal 1993 and $2.3 million in fiscal 1992. Management expects that SG&A expenses will continue to decline as a percentage of sales.

    Interest expense in fiscal 1994 increased over the prior two years as a result of the financing used for store development and higher inventories to support the sales growth. Interest on the Company's senior subordinated notes, issued in October 1993, was the principal reason for the higher interest expense in 1994.

    The Company's effective tax rate in fiscal 1994 increased to 39.0% principally as a result of the increase in the federal statutory rate to 35%. Changes in the mix of states in which the Company does business and the level of tax-exempt investment income have also impacted the Company's effective tax rate in the last three years. The Company adopted the provisions of FAS 109 'Accounting for Income Taxes,' effective as of the beginning of fiscal 1994. The effect of the adoption was a charge to net earnings of $425,000, or $.01 per share. At February 26,1994, the Company had deferred tax assets of $20 million which are expected to be recovered through future taxable income.

LIQUIDITY AND CAPITAL RESOURCES

    Best Buy has financed its growth over the last two fiscal years primarily through the use of capital raised in the public markets. Funds from operations and other financing transactions have also been used to support the significant growth. Since November 1991, the Company has raised approximately $175 million through the issuance of Common Stock, including $86 million in net proceeds of a
7.02 million share public offering in May 1993. The Company's issuance of $150 million senior subordinated notes in October 1993 resulted in proceeds to the Company of $146 million, after underwriting costs. The sale and leaseback of 17 stores in April 1993 also generated $44 million in cash.

    Proceeds from these financing transactions were used for the development of stores and to increase inventories to the level required to support the higher sales volumes reported in the last two fiscal years. In the past two years the Company more than doubled the number of stores it operates, opening 38 new stores in fiscal 1993, followed by 40 stores in fiscal 1994. Capital expenditures of $101 million in fiscal 1994 and $75 million in fiscal 1993 included new store site acquisition and development costs of approximately $50 million. In addition to new stores, the Company undertook remodeling and expansion projects to complete the conversion of its stores to the Concept II store format in fiscal 1994. These renovations provide the additional space necessary for the increasing selection of computers and entertainment software. In those locations where expansion was not practical, the Company relocated stores to a larger location. Management expects this trend of relocation of selected stores to higher sales volume locations and expansion of selling space at existing stores to continue in locations where economic conditions warrant.

    At August 27, 1994, the Company had working capital of $318 million compared to $363 million at the end of the prior fiscal year. The change in working capital is the result of the use of working capital, on a short-term basis, to finance current year store development. During the last six months, inventories increased $226 million as a result of the opening of 17 new stores and the Company's new distribution centers in Minnesota and Virginia and the expansion of the Oklahoma distribution facility, as well as a greater emphasis on achieving an improved merchandise in-stock position. Management believes that the increased inventories in the stores have contributed to the comparable store sales growth. Inventory turns of 4.7 times for the trailing 12 months are expected to increase to approximately 5.0 times by the end of fiscal 1995 as seasonally higher sales volume and the opening of additional stores improve this ratio. The growth in inventories was financed principally through vendor financing and borrowings under the Company's revolving credit facility. Management expects that the seasonal increase in inventories and the opening of additional stores and a California distribution center in the third quarter will result in increasing levels of inventory through that period. The stores opened in the first half of the year and those scheduled to be opened in the second half are larger stores, generally 45,000 or 58,000 square feet, and feature a larger selection of products, resulting in higher inventory levels in the stores. In addition to the new stores, the Company is expanding or relocating approximately 30 stores to the larger store format in the current year.

    In July 1994, the Company entered into a new revolving credit facility which increased the seasonal borrowing availability to $400 million. The facility expires in June 1996 and provides for a one year extension at the option of the participating lenders. Borrowings under the facility are subject to a limitation of $50 million once each year for approximately one month. In August 1994, the Company entered into a master lease program under which the lessor will develop, and the Company will lease, approximately 16 newly constructed stores and the Virginia distribution center and related equipment. In addition, the Company owns certain retail locations, the majority of which are subject to commitments for sale/leaseback that will generate in excess of $40 million in the third quarter. As the Company's policy is to lease rather than own its retail locations, it intends to enter into sale/leasebacks for those remaining locations not currently subject to commitments. In August 1994, the Company also completed the financing on the $4.5 million expansion of the Oklahoma distribution center.

    The Company expects that capital spending for the remainder of the fiscal year, net of amounts expected to be recovered through sale/leasebacks, will approximate $50 million. The Company's introduction of its new, larger store format is expected to result in the continuation of the Company's practice of expanding or relocating stores where appropriate.

    Management believes that the proceeds from the sale of the Subordinated Debentures to Best Buy Capital, together with working capital from the Company's new revolving credit facility, vendor financing and long-term financing for real estate development, will be adequate to support the Company's operations and planned growth for the immediate future.

INFLATION

    The Company does not believe that inflation has had a material effect on its results of operations. Prices for many of its products have decreased due to technological advances and increased competition. Products which have increased in cost have generally done so in line with the overall inflation rate and the Company believes it has been successful in improving its purchased cost of most products due to larger volume purchases from a reduced number of suppliers.

QUARTERLY RESULTS AND SEASONALITY

    Similar to most retailers, the Company's business is seasonal. Revenues and earnings are lower during the first half of each fiscal year and are greater during the second half, which includes the year-end holiday selling season. The timing of new store openings and general economic conditions may affect future quarterly results of the Company. The Company's unaudited quarterly operating results for each quarter of fiscal 1994 and the first two quarters of fiscal 1995 were as follows (in thousands, except per share data):

                                                        FISCAL 1994                            FISCAL 1995
                                    ----------------------------------------------------  ----------------------
                                     MAY 29,   AUGUST 28,    NOVEMBER 27,   FEBRUARY 26,   MAY 28,   AUGUST 27,
                                     1993(1)      1993           1993           1994        1994        1994
                                    ---------  -----------  --------------  ------------  ---------  -----------
Revenues..........................  $ 441,919   $ 562,980     $  808,476     $1,193,159   $ 849,403   $ 933,172
Gross profit......................     74,476      94,198        121,108        167,143     118,952     132,184
Operating income..................      3,674      13,090         20,849         39,565      11,686      17,659
Net earnings......................      1,091       7,594         11,161         21,439       4,241       7,600
Net earnings per share............        .03         .18            .26            .50         .10         .18

- ------------------
(1) Includes the cumulative effect of a change in accounting for income taxes that reduced net earnings by $425 ($.01 per share).

                                    BUSINESS

GENERAL


    Best Buy is one of the nation's fastest growing specialty retailers. The Company offers a wide selection of name brand consumer electronics, home office equipment, entertainment software and appliances. The Company commenced business in 1966 as an audio component systems retailer and in the early 1980s, with the introduction of the video cassette recorder, expanded into video products. In 1983, the Company changed its marketing strategy to use mass merchandising techniques for a wider variety of products, and began to operate its stores with a "superstore" format. In 1989, Best Buy dramatically changed its method of retailing by introducing its "Concept II" store format, a self-service, non-commissioned, discount style sales environment designed to give the customer more control over the purchasing process. The Company determined that an increasing number of customers had become knowledgeable enough to select products without the assistance of a commissioned salesperson and preferred to make purchases in a more convenient and customer friendly manner. With its innovative retail format, the Company has achieved significant success, moving it into a leading position nationally in all of its principal product categories. Since the beginning of fiscal 1993, the Company has added 104 stores, primarily in the central United States, and has added four new distribution centers. The Company anticipates opening a total of 53 stores in fiscal 1995, including new markets primarily in the east and southeast, as well as Los Angeles and Las Vegas. By the end of this fiscal year, the Company expects to operate 204 stores.


    During the past year, the Company has been developing a strategy to further enhance its store format. The strategy, known as "Concept III," features a larger, redesigned store format created to produce a more informative and exciting shopping experience for the customer. Through focus group interviews and other research, the Company determined that customers wanted more product information and a larger product selection. In order to meet these evolving consumer preferences, the Company has developed interactive Answer Centers featuring touch screen monitors from which customers and sales personnel can immediately access product information. These Answer Centers, to be stationed throughout the store, will utilize proprietary technology providing audio and video presentations designed, by the Company, to enable users to compare products and better understand the features and benefits of product options. The enhanced store format will also feature more hands-on demonstrations allowing customers to, among other things, experience audio and video products such as "surround sound" systems and sample featured compact discs at approximately 100 private listening stations. Finally, these larger stores, generally 45,000 square feet with some as large as 58,000 square feet, will accommodate a larger product selection intended to be as good as or better than the largest selection offered by most of Best Buy's competitors in each of its principal product categories. By the end of this fiscal year, approximately 10% of the Company's stores will incorporate all of the Concept III enhancements, with most of the remaining stores anticipated to be converted over the next three to four years.

BUSINESS STRATEGY

    The Company's business strategy is to offer consumers an enjoyable and convenient shopping experience while maximizing its profitability. Best Buy believes it offers consumers meaningful advantages in store environment, product value, selection and service. An objective of this strategy is to achieve a dominant share of the markets Best Buy serves and the Company currently holds a leading, and in some cases dominant, share in its markets. The Company's recently introduced Concept III store format will feature an expanded product selection and will use interactive technology to enhance the customer's shopping experience. As part of its overall strategy, the Company:

    - Offers a self-service, discount style store format, featuring easy to locate product groupings, emphasizing customer choice and product information and providing assistance from non-commissioned product specialists and, in the Concept III stores, touch screen Answer Centers designed to give customers easy access to product information in both audio and video format.

    - Provides a large selection of brand name products comparable to retailers that specialize in each of the Company's four principal product categories and seeks to ensure a high level of product availability for customers.

    - Seeks to provide customers with the best product value available in the market area through active comparison shopping programs, daily price changes, lowest price guarantees and special promotions, including interest-free financing, reasonably priced extended warranties and free home delivery.

    - Provides a variety of meaningful services not offered by certain competitors, including convenient financing programs, product delivery and installation, computer training and post-sale repair and warranty services including computer upgrades.

    - Establishes stores at sites that are easily accessible from major highways and thoroughfares and seeks to create sufficient concentrations of stores in major markets to maximize the leverage on fixed costs including advertising and operations management.

    - Controls costs and enhances operating efficiency by centrally controlling all buying, merchandising and distribution, and vertically integrating certain support functions such as advertising.

    Best Buy's store format is a key component of its business strategy. The Company believes that because customers are familiar with most consumer electronics products and are accustomed to discount shopping formats, they increasingly resist efforts to direct their choice of product and appreciate controlling the purchase decision. In addition, the Company believes that its competitors' use of directional, commissioned sales staffs and showrooms are inefficient methods of completing a sale.

    Best Buy continuously evaluates the retail environment and regularly uses focus groups to assess customer preferences. Through these processes, Best Buy concluded that customers want access to more product information in order to be more confident about their purchase decisions. As a result, Best Buy's new Concept III store format features Answer Centers enabling customers to access product information from touch screen monitors that display informative and entertaining full motion videos. The videos will allow customers to experience and compare product features. Initially, approximately 12 of these Answer Centers will be stationed throughout each Concept III store. The Answer Centers will also enable store personnel to provide information on product availability and specifications to customers desiring sales assistance. The new store format will also feature more hands-on demonstrations of products. For example, each of the Concept III stores will have a demonstration area for television "surround sound" systems so that customers can see for themselves how different configurations of audio components will enhance sound quality. Each Concept III store will also have a simulated, life-size car display that will demonstrate differences in car stereo sound resulting from different speaker configurations, a speaker room with a 100 disc CD changer allowing customers to compare speaker quality while listening to their choice of music, approximately 100 private listening posts where customers can sample featured music software and a "Fun & Games" area where customers and their children can try the latest video games. Best Buy believes that these enhancements to its existing store format will further differentiate it from competing retailers and will also provide an advantage for the Company relative to potential future competitors such as catalog and on-line services and television shopping networks.

    The  Company's stores are in large,  open buildings with high ceilings. Most of Best  Buy's existing  stores contain  approximately 28,000  to 45,000  square feet. Concept III stores will feature specialty areas such as larger viewing rooms for large screen and projection televisions, larger speaker rooms, a separate department for movie videos, a working kitchen for appliance demonstrations and an expanded and consolidated accessories department. To accommodate its expanding product selection, as well as these specialty features, the majority of the stores which the Company plans to open in fiscal 1995 will have approximately 45,000 square feet, with stores in selected locations having approximately 58,000 square feet.

    Best Buy's merchandising strategy differs from most other retailers selling comparable merchandise. Best Buy's merchandise is displayed at eye level next to signs identifying the products' major features, with the boxed products available above or below the display model. The Company's salaried product specialists, who are knowledgeable about the operation and features of the merchandise on display, are dedicated to a particular product area for customers who desire assistance. This convenient self service format allows the customer to carry merchandise directly to the check-out lanes, pay for it and leave the store. This system avoids the time-consuming process used at traditional superstores and catalog showrooms. Many of the Company's competitors with the traditional superstore format use commissioned sales staffs and have only display models on the selling floor with boxed merchandise stored in a back room. This traditional superstore design allows sales personnel to direct the customer to products selected by the salesperson. In this situation, a salesperson typically will promote products yielding the greatest sales commissions. In addition, unlike Best Buy, these traditional superstores generally stress the sale of extended service plans and have trained their sales staffs to maximize the sale of these plans. The Company offers extended service plans, generally at lower prices than its competitors.

    The Company believes that its advertising strategy has greatly contributed to its overall success. Best Buy spends approximately 3% of store sales on advertising, including the distribution of about 18 million newspaper inserts weekly. The Company has vertically integrated advertising and promotion capabilities and operates its own in-house advertising agency. This capability allows the Company to respond rapidly to competitors in a cost effective manner. In many of its markets, the Company is able to secure and deliver merchandise to its stores and to create, produce and run an advertisement all within a period of less than one week.

    Print advertising consists of four-color weekly inserts of up to 20 pages that emphasize a variety of product categories and feature extensive name brand selection and price range. The Company also produces all of its television and radio commercials, each with a specific marketing message. Television commercials and radio spots account for approximately 35% of total advertising expenditures. The Company is reimbursed by vendors for a substantial portion of advertising expenditures through cooperative advertising arrangements.

    Product service and repair are important aspects of Best Buy's marketing strategy, providing the opportunity to differentiate itself from warehouse clubs and other discount stores which generally provide no such service. Virtually all products sold by the Company carry manufacturers' warranties. The Company offers to service and repair almost all of the products it sells, except major appliances in certain markets, and has been designated by most of its suppliers as an authorized service center. The Company contracts with outside factory service organizations to service and repair major appliances and is expanding its own in-home appliance repair service. In addition, the Company conducts computer software training classes at selected stores and makes its technical support staff available to assist customers with the custom configuration of personal computers and peripheral products. The Company also delivers and installs major appliances and large electronics products and installs car stereos, cellular phones and security systems.

PRODUCT SELECTION AND MERCHANDISING

    Best Buy provides a broad selection of name brand models within each product line in order to provide customers with greater choice. The Company currently offers approximately 4,000 products, exclusive of entertainment software titles and accessories, in its four principal product categories. In addition, the Company has recently expanded its selection of accessories, which typically yield a higher margin than most of the Company's other products. The Company believes that this expanded assortment of accessories will also build customer traffic for its other products. The Company also aggressively promotes and displays a large selection of lower priced, high volume items, such as blank audio and video tapes, portable audio equipment and photographic equipment.

    The home office category, now Best Buy's largest product category, includes personal computers and related peripheral equipment, telephones, cellular phones, answering machines, fax machines, copiers and calculators. The Company was among the first consumer electronics retailers to carry an extensive assortment of personal computer products and related software. The Company believes that it is well positioned to withstand increased competition in the retail market for personal computer products, traditionally low margin items, due to its early entry and experience in the market, its broad product lines, including those that generate higher profit margins, and its relatively low cost structure. In addition, the Company believes that the related services it offers, such as computer training, configuration, maintenance and upgrade, are distinct advantages compared to other discount and mail order computer retailers. The Company also believes that the changing technology and consumer demand for access to on-line information will continue to generate increased demand for computers and related products in the future. The Company's home office products category includes brand names such as Acer, Apple, AT&T, Canon, Compaq, Epson, Hewlett Packard, IBM, Motorola, NEC, Packard Bell, Panasonic, Sharp and Toshiba.

    Best Buy's second largest product category is consumer electronics, consisting of video and audio equipment. Video products include televisions, video cassette recorders, camcorders and the popular new satellite dishes that receive direct broadcast satellite television. Audio products include audio components, audio systems, portable audio equipment, car stereos and security systems. The Company has recently expanded its product selection in consumer electronics by offering higher end products and components that have greater appeal to audio and video enthusiasts. Further, the Company anticipates that with the availability of better picture and sound quality through direct broadcast satellite, it will have more opportunities to sell higher end equipment such as home theaters, surroundsound systems and in-wall components. The Company sells consumer electronics with brand names such as Aiwa, Bose, General Electric, Infinity, JBL, JVC, Magnavox, Panasonic, Pioneer, RCA, Sanyo, Samsung, Sharp, Sony, Technics and Toshiba.

    Best Buy's entertainment software category includes compact discs, pre-recorded audio and video cassettes and computer software. The Company is one of the few large consumer electronics retailers that sells a broad selection of entertainment software in all of its stores. The Company generally offers between 25,000 and 55,000 titles in its stores and intends to offer approximately 80,000 titles in its largest Concept III stores. In addition, Best Buy utilizes local personnel to customize a portion of the music software assortment for a particular store. The Company believes that it has substantially increased customer traffic by offering this wide and customized assortment of entertainment software.

    The major appliance category includes microwave ovens, washing machines, dryers, air conditioners, dishwashers, refrigerators, freezers, ranges and vacuum cleaners. Products in this category include brand names such as Eureka, Frigidaire, Hoover, Maytag, Sharp, Whirlpool and White-Westinghouse.

    The following table sets forth the approximate percentages of store sales from each of Best Buy's principal product lines.

                                                           FISCAL YEARS ENDED
                                   -------------------------------------------------------------------    SIX MONTHS ENDED
                                     FEBRUARY 29, 1992      FEBRUARY 27, 1993      FEBRUARY 26, 1994       AUGUST 27, 1994
                                   ---------------------  ---------------------  ---------------------  ---------------------
Home Office......................              22%                    27%                    35%                    35%
Consumer Electronics:
  Video..........................              28                     26                     22                     21
  Audio..........................              22                     20                     16                     14
Entertainment Software...........               7                      9                     12                     14
Major Appliances.................              13                     11                      9                     10
Extended Service Plans...........               2                      1                      1                      1
Other (1)........................               6                      6                      5                      5
                                              ---                    ---                    ---                    ---
    Total........................             100%                   100%                   100%                   100%
                                              ---                    ---                    ---                    ---
                                              ---                    ---                    ---                    ---

- --------------
(1) Primarily photographic equipment, blank audio and video tapes, video games, furniture and accessories.

STORE LOCATIONS AND EXPANSION

    The Company's strategy generally has been to enter major metropolitan areas with the simultaneous opening of several stores and then to expand into contiguous non-metropolitan markets. Currently, approximately one-third of the Company's stores are in non-metropolitan markets. The entry into a new market is preceded by a detailed market analysis which includes a review of competitors, demographics and economic data. Best Buy's store location strategy enables it to maximize the effectiveness of advertising expenditures and to create a high level of consumer awareness. In addition, the clustering of stores allows the Company to maintain more effective management control, enhance asset utilization, and utilize its distribution facilities more efficiently.

    When entering a new metropolitan market, the Company establishes a district office, service center and major appliance warehouse. Each new store requires approximately $3.0 to $3.6 million of working capital, depending on the size of the store, for merchandise inventory (net of vendor financing), leasehold improvements, fixtures and equipment. Additional pre-opening costs are incurred in hiring and training new employees and in advertising. Pre-opening costs of approximately $200,000 per store are expensed in the year the store is opened.

    Best Buy is continuing its national market expansion strategy. The Company believes it has the necessary distribution and management information systems as well as management experience and depth to support its expansion plans. During the last fiscal year, the Company opened 40 stores, a 36% increase in its store base. The Company intends to open a total of 53 stores during the current fiscal year, including entry into the major markets of Baltimore/Washington, D.C., Charlotte, Cleveland, Las Vegas, Los Angeles and Orlando. In addition, the Company intends to remodel or relocate approximately 30 of its stores during the current fiscal year, generally increasing the size of these stores to approximately 45,000 or 58,000 square feet. In fiscal 1996, the Company anticipates opening approximately 50 additional stores.

    The following table presents the number and location of stores operated by the Company at the end of each of the last three fiscal years and the number of stores the Company expects to open during the current fiscal year.

                                            NUMBER OF STORES      NUMBER OF STORES    ESTIMATED NUMBER
                                           AT FISCAL YEAR END       PLANNED TO BE      OF STORES TO BE
                                          ---------------------   OPENED IN FISCAL     OPEN AT END OF
                                          1992    1993    1994          1995             FISCAL 1995
                                          -----   -----   -----   -----------------   -----------------
Illinois................................     7      20      30             2                  32
Texas...................................    15      26      28             4                  32
Minnesota...............................    14      14      15             1                  16
Michigan................................   --      --       10             4                  14
Ohio....................................   --      --        2            10                  12
Wisconsin...............................    11      11      11        --                      11
Missouri................................    10      10      10        --                      10
Georgia.................................   --      --        7             2                   9
Arizona.................................   --      --        6             1                   7
California..............................   --      --      --              7                   7
Indiana.................................   --        7       7        --                       7
Colorado................................     5       6       6        --                       6
Iowa....................................     5       5       5        --                       5
Kansas..................................     3       3       4             1                   5
Virginia................................   --      --      --              5                   5
Maryland................................   --      --      --              4                   4
Arkansas................................   --        1       2             1                   3
Florida.................................   --      --      --              3                   3
Nebraska................................     2       3       3        --                       3
North Carolina..........................   --      --      --              3                   3
Oklahoma................................   --        3       3        --                       3
South Carolina..........................   --      --      --              3                   3
Kentucky................................   --      --      --              1                   1
Nevada..................................   --      --      --              1                   1
New Mexico..............................   --        1       1        --                       1
South Dakota............................     1       1       1        --                       1
                                                                          --
                                          -----   -----   -----                              ---
  Total.................................    73     111     151            53                 204
                                                                          --
                                                                          --
                                          -----   -----   -----                              ---
                                          -----   -----   -----                              ---

SUPPLIERS, PURCHASING AND DISTRIBUTION

    The Company's marketing strategy depends, in part, upon its ability to offer a wide selection of name brand products to its customers and is, therefore, dependent upon satisfactory and stable supplier relationships. In fiscal 1994, Best Buy's 25 largest suppliers accounted for approximately 70% of the merchandise purchased by the Company, with five suppliers, Hewlett-Packard, IBM, Packard Bell, RCA and Sony, accounting for approximately 29% of the Company's total purchases. The loss of or disruption of supply from any one of these major suppliers could have a material adverse effect on the Company's sales. While certain suppliers have at times limited or discontinued their supply of products to the Company, the Company's operations have not been materially adversely impacted by any limitation on or loss of supply. Best Buy has no written contracts with its suppliers but has not received any indication that any suppliers will discontinue selling merchandise to the Company. The Company has not experienced difficulty in maintaining satisfactory sources of supply, and management believes that adequate sources of supply will continue to exist for the types of merchandise sold in its stores.

    Best Buy's centralized buying staff purchases substantially all of the Company's merchandise. The buying staff is responsible for overall inventory management, including promotion planning, pricing and replenishment of store inventory. Generally, with the exception of certain entertainment software, there are no agreements with suppliers for the return of unsold inventory. Merchandise remaining at the time of new product introduction is generally sold on a close-out basis. When vendors introduce new product models and reduce their prices on current models, the Company has historically received credits from the vendors sufficient to compensate the Company for its reduced selling prices. Historically, revenues from the sale of close-out merchandise have been insignificant.

    The Company has made product availability a high priority and has made significant investments in facilities, personnel and systems to assure that its in-stock position will be among the highest in the industry. The Company utilizes an automatic replenishment system for restocking its stores and is able to deliver products to its stores as required. Replenishment of store inventories is based on inventory levels, historical and projected sales trends, promotions and seasonality. The Company utilizes an extensive merchandise planning and daily inventory monitoring system to manage inventory turns.

    The majority of the Company's merchandise, except for major appliances, is shipped directly from manufacturers to the Company's distribution centers in California, Minnesota, Oklahoma and Virginia. During the last twelve months, the Company increased its permanent distribution space for hard goods from approximately 500,000 square feet to over 1,800,000 square feet. In addition, the Company recently opened a dedicated distribution center for entertainment software in Minnesota and will be installing a state-of-the-art sortation system for music software during the next year. Major appliances are shipped to satellite warehouses in each of the Company's major markets. In order to respond to increased customer demand for certain computer and entertainment software products, the Company has increased the volume of merchandise shipped directly to the stores from manufacturers and distributors. The Company is, however, still dependent upon the distribution centers for inventory storage and shipment of merchandise to stores. The Company primarily uses contract carriers to ship merchandise from its distribution centers to its stores. The Company believes that its distribution centers can most effectively service stores within a 600 to 700 mile radius and that its five distribution centers can accommodate the Company's expansion plans for the next year. The Company plans to continue investing in developing new systems and purchasing material handling equipment to reduce labor costs, improve accuracy in filling orders and enhance space utilization.

MANAGEMENT INFORMATION SYSTEMS

    Best Buy has invested significant resources to develop proprietary software that provides daily information on sales, gross margins and inventory levels by store and by stockkeeping unit. These systems allow the Company to compare current performance against historical performance and the current year's budget. The systems have been designed to integrate all major aspects of the Company's business including sales, warehousing, distribution, purchasing, inventory control, merchandise planning and replenishment, as well as various financial systems. Best Buy uses point-of-sale bar code scanning from which sales information is polled at the end of each day. The Company's MIS group, in conjunction with the advertising department, has also developed the proprietary technology to be used in the touch screen Answer Centers. The Company uses EDI (Electronic Data Interchange) with selected suppliers for the more efficient transmittal of purchase orders, shipping notices and invoices. The Company believes that the systems it has developed have the ability to continue to improve customer service, operational efficiency, and management's ability to monitor critical performance factors. The systems have been designed to support the growth and expansion of the Company for the foreseeable future. Best Buy is continuing to make investments in designing new systems, modifying existing systems and increasing processing capacity, particularly with respect to distribution, inventory management and store operations.

STORE OPERATIONS

    Best Buy has developed a standardized and detailed system for operating its stores. The system includes procedures for inventory management, transaction processing, customer relations, store administration and merchandise display. The Company's store operations are organized into three regions. Each region is divided into districts and is under the supervision of a senior vice president who oversees the operation through several regional managers, each of whom has responsibility for a number of districts within the region. District managers monitor store operations closely and meet regularly with store managers to discuss merchandising and new product introductions, sales promotions, customer feedback and requests, store operating performance and other matters. Similar meetings are conducted at the corporate level with regional management. Each district also has a loss prevention manager, with product security controllers employed at each store to control inventory shrinkage. Advertising, pricing and inventory policies are controlled at corporate headquarters. The Company's training, consumer affairs, human resources and store merchandising functions are also centralized at corporate headquarters.

    The Company's stores are open seven days and six evenings a week. A store is typically staffed by one manager, two or three assistant managers, and an average staff ranging from 70 to 140 persons depending on store size. Approximately 60% of a store's staff, which includes product specialists and a support staff of cashiers and customer service and stock handling employees, is employed on a part-time basis. Store managers are paid a salary and have the opportunity to earn bonuses if their stores exceed sales and gross margin quotas, meet certain budget criteria in controlling expenses, and achieve certain administrative goals.

    The Company has an extensive in-house education program to train new employees, keep current employees informed of changes and modifications to its operating procedures and demonstrate new products. The training program includes classes for employees and the use of detailed store manuals and training video tapes produced in-house. Best Buy also provides its store personnel with in-store training in the demonstration and operation of the Company's merchandise, which is enhanced using tests that are administered through the Company's mainframe computer system. The Company also conducts an 11-week course of classroom instruction combined with on-the-job training for future management candidates. The Company's policy is to staff store management positions with personnel promoted from within each store and to staff new stores from its pool of trained managers. However, as Best Buy expands into new markets, it also recruits local management personnel who have valuable knowledge about the new market.

CREDIT POLICY

    The Company has significantly expanded the use of special financing offers and considers them an important part of its marketing strategy. Generally, the special financing offers allow customers to defer all payments interest-free for 90 days or six months, depending on the price of the product, or to defer interest payments for one year on the purchase of selected products. Approximately 35% of store revenues are paid for in cash, with the remaining 65% paid for by either major credit cards or the Best Buy private label credit card. The special financing offers are provided to customers who qualify for Best Buy's private label credit card. The private label credit card allows these customers to obtain financing on purchases of merchandise at Best Buy stores through arrangements between the Company and independent banks and consumer credit programs. The Company is generally able to qualify a new customer for credit on the spot, typically in less than five minutes. Receivables from private label credit card sales are sold, without recourse to the Company, to unaffiliated third party institutions. The Company receives payment from these institutions within 2 to 3 days following the sale.

COMPETITION

    Retailing in each of the Company's product categories is highly competitive. While overall consumer electronics sales have grown relatively slowly in recent years, the concentration of sales among the top retailers in the industry has increased significantly. The industry's consolidation has been evidenced in the last two years by the liquidation of Highland Superstores, the closing of 97 Silo stores in many of the markets where the Company competes and the closing of 110 McDuff/Video Concepts (owned by Tandy Corp.) stores in states such as Texas, Colorado and Missouri. The relatively slow sales growth is due to market saturation for many consumer electronics products and the general absence of new products in the market. In addition, the Company believes that consumers have become more knowledgeable and value conscious, thereby putting pressure on profit margins. Management believes that its store format distinguishes the Company from most of its competitors by offering customers a friendlier and less pressured shopping experience. In addition, the Company competes by aggressively advertising and emphasizing product selection, low prices and service.

    Best Buy competes in most of its markets against Sears and Montgomery Ward and in an increasing number of markets against Circuit City and Incredible Universe (owned by Tandy Corp.). It also competes against computer superstores such as Computer City (owned by Tandy Corp.) and CompUSA and entertainment software superstores operated by Musicland, Tower Records and Blockbuster Entertainment. Certain of these competitors have significantly greater financial resources than the Company. The Company also competes against independent dealers, discount stores, wholesale clubs, office products superstores and mass merchandisers. Over half of the Company's stores compete in markets with Circuit City. This percentage will increase in fiscal 1995 with the Company's entry into markets in the eastern, southeastern and western United States and with Circuit City's entry into the Minneapolis/St. Paul and Kansas City markets.

EMPLOYEES

    As of August 27, 1994, the Company employed approximately 18,700 persons, of whom 9,500 were part-time employees. The Company has never experienced a strike or work stoppage, and management believes that its employee relations are good. There are currently no collective bargaining agreements covering any of the Company's employees.

PROPERTIES

    The Company's stores, most of which are leased, include sales space, inventory storage, management offices and employee areas. All of the leases provide for a fixed minimum rent with scheduled escalation dates and amounts. Leases for 11 of the stores have a percentage rent provision equal to from .75% to 4% of gross sales at each location in excess of certain specified sales amounts. Currently, percentage rent is paid for only six stores. The initial terms of the leases range from 5 to 25 years and generally allow the Company to renew for up to three additional five-year terms. The terms of a majority of the leases, including renewal options, extend beyond the year 2020.

    The Company leases a 425,000 square foot distribution center in Bloomington, Minnesota, and a 440,000 square foot distribution center in Ardmore, Oklahoma. In the current fiscal year, the Company has added a 700,000 square foot distribution center in Staunton, Virginia, a 310,000 square foot distribution center in Ontario, California, and a 240,000 square foot software distribution center in Edina, Minnesota. The Company also operates leased satellite warehouses for major appliances in all of its major markets and uses a satellite warehouse operated by a third party in Kansas City. The Company's corporate offices are located in a 260,000 square foot facility it owns in Eden Prairie, Minnesota.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The Directors and Executive Officers of Best Buy are as follows:

                                                                                                                YEARS WITH
           NAME                 AGE      POSITION WITH COMPANY                                                    COMPANY
- --------------------------  -----------  -------------------------------------------------------------------  ---------------
Richard M. Schulze                  53   Founder, Chairman, Chief Executive Officer and Director (1)                    28
Bradbury H. Anderson                45   President, Chief Operating Officer and Director (1)                            21
Allen U. Lenzmeier                  51   Executive Vice President and Chief Financial Officer                           10
Lee H. Schoenfeld                   42   Senior Vice President -- Marketing                                             16
Randall K. Zanatta                  37   Senior Vice President -- Merchandising                                         14
Wade R. Fenn                        36   Senior Vice President -- Sales                                                 14
George S. Fouts                     56   Senior Vice President -- Sales                                                  8
Kenneth R. Weller                   46   Senior Vice President -- Sales                                                  1
Steven R. Anderson                  47   Senior Vice President -- MIS and Chief Information Officer                      7
Robert C. Fox                       44   Senior Vice President -- Finance and Treasurer                                  9
James P. Mixon                      50   Senior Vice President -- Distribution and Transportation                        *
Elliot S. Kaplan                    57   Secretary and Director (3)                                                     23
Frank D. Trestman                   60   Director (2) (3) (4)                                                           10
Culver Davis, Jr.                   56   Director (3) (4)                                                                8
David Stanley                       59   Director (2)                                                                    4
James C. Wetherbe                   46   Director (2) (4)                                                                1

- --------------
*    Less than one year

(1)  Member of Personnel Committee.

(2)  Member of Compensation Committee.

(3)  Member of Lease Committee.

(4)  Member of Audit Committee.

    RICHARD M. SCHULZE is a founder of the Company. He has served as an officer and director of the Company from its inception in 1966 and currently serves as its Chairman and Chief Executive Officer. As of August 27, 1994, Mr. Schulze beneficially owned 8,972,256 shares of the Company's Common Stock, or 21.1%, consisting of 8,367,566 outstanding shares; 316,848 outstanding shares registered in his name and held by him as custodian for the benefit of his children (Mr. Schulze has disclaimed beneficial ownership of such shares); 6,217 shares registered in the name of Wilmington Trust Company, and held by it as trustee of the Company's Retirement Savings Plan for the benefit of Mr. Schulze; and options granted to Mr. Schulze, available to exercise within 60 days, to purchase 281,625 shares.

    BRADBURY H. ANDERSON has been the Company's President and Chief Operating Officer since April 1991, having served as Executive Vice President Marketing of the Company from February 1986. He has been employed in various other capacities with the Company since 1973, including retail salesperson, store manager and sales manager. Mr. Anderson has served as a director of the Company since August 1986.

    ALLEN U. LENZMEIER was promoted to his present position in April 1991 after having served as Senior Vice President Finance and Operations and Treasurer of the Company from 1986. Mr. Lenzmeier joined the Company in 1984, and has also served as its Vice President Finance and Operations and Treasurer.

    LEE H. SCHOENFELD was promoted to his present position in July 1993. Mr. Schoenfeld joined the Company in 1978 as a salesperson and has served most recently as Vice President -- Marketing.

    RANDALL K. ZANATTA was promoted to his present position in April 1994. Mr. Zanatta joined the Company in 1980 as a salesperson and was promoted to store manager. He subsequently joined the Company's Marketing Department, becoming a Vice President -- Marketing in 1986.

    WADE R. FENN was promoted to his present position in April 1991, having served as Regional Vice President of the Company from 1987. Mr. Fenn joined the Company in 1980 as a salesperson and has also been employed by the Company as a store and district manager.

    GEORGE S. FOUTS was promoted to his present position in April 1991, having served as Regional Vice President of the Company from 1987. Mr. Fouts joined the Company in 1986 as Sales Manager after being employed by RCA Corporation for nineteen years, most recently as Vice President of RCA Sales Corporation.

    KENNETH R. WELLER joined the Company in May 1993. Since 1986, he was Vice President of Sales in The Good Guys!, a San Francisco-based consumer electronics retailer where he had worked since 1982.

    STEVEN R. ANDERSON was promoted to his present position in April 1994, after having served as Vice President -- MIS since July 1990. Mr. Anderson joined the Company in 1986 as Director of Management Information Systems.

    ROBERT C. FOX was promoted to his present position in April 1994, after having served as Vice President -- Accounting since 1987 and Treasurer since 1993. Mr. Fox joined the Company in 1985 as Controller.

    JAMES P. MIXON joined Best Buy in April 1994 as Senior Vice President -- Transportation and Distribution. Prior to joining the Company, Mr. Mixon held various distribution management positions with several national retailers, most recently with Marshalls Stores, Inc.

    ELLIOT S. KAPLAN has served as a director and Secretary of the Company since 1971. Since 1961, Mr. Kaplan has been an attorney with the law firm of Robins, Kaplan, Miller & Ciresi, which serves as general counsel to the Company. Mr. Kaplan is also a director of American Business Information, Inc.

    FRANK D. TRESTMAN has served as a director of the Company since December 1984. He is President of Trestman Enterprises, an investment and business development firm. He had been a consultant to McKesson Corporation and is the former Chairman of the Board and Chief Executive Officer of Mass Merchandisers, Inc., a distributor of nonfood products to retailers in the grocery business and a subsidiary of McKesson Corporation. Mr. Trestman is also a director of Insignia Systems, Inc.

    CULVER DAVIS, JR. has served as a director of the Company since August 1986. He has been employed by CUB Foods, a warehouse style supermarket chain, since 1968, became its President and Chief Executive Officer in 1985, and since 1992 has been its Chairman and Chief Executive Officer.

    DAVID STANLEY has been a director of the Company since August 1990. He is Chairman of the Board of Directors and Chief Executive Officer of Payless Cashways, Inc., a building materials specialty retailer, where he has been an officer since 1980. Mr. Stanley is also a director of Piper Jaffray Inc. and Digi International, Inc.

    JAMES C. WETHERBE has served as a director of the Company since July 1993. He has been a professor at the University of Minnesota since 1980 and is currently Professor of Management Information Systems and Director of the University of Minnesota MIS Research Center. In addition, he has been Fedex Professor and Director of the Center for Cycle Time Research at the University of Memphis since August 1993.

                                BEST BUY CAPITAL


    Best Buy Capital is a special purpose limited partnership formed in September 1994 under the laws of the State of Delaware. All of its partnership interests (other than the Preferred Securities and any interests of any Special General Partner) are and will be beneficially owned directly or indirectly by Best Buy. Best Buy is the sole general partner in Best Buy Capital (in such capacity, the "General Partner"). Best Buy Financial Corporation, a Delaware corporation and a wholly-owned subsidiary of Best Buy ("Best Buy Financial"), initially will be the sole limited partner in Best Buy Capital. Upon issuance of the Preferred Securities, which securities represent limited partnership interests in Best Buy Capital, the holders of such Preferred Securities will become limited partners in Best Buy Capital and Best Buy Financial will withdraw as a limited partner. The General Partner will agree to contribute capital to the extent required to ensure that its capital contributions are equal to at least 21% of all capital contributed to Best Buy Capital. The General Partner will invest 99% of the total contributions in Best Buy Capital in the Subordinated Debentures and the remaining 1% in Eligible Investments as provided in the Amended and Restated Limited Partnership Agreement of Best Buy Capital (the "Limited Partnership Agreement"). The payment by Best Buy Capital of dividends on the Preferred Securities is solely dependent on its receipt of interest payments on the Subordinated Debentures. To the extent that aggregate interest payments on the Subordinated Debentures exceed aggregate dividends on the Preferred Securities and such dividends have been paid in full, Best Buy Capital may at times have excess funds, which shall be distributed to the General Partner. Best Buy Capital will exist for a maximum term of 45 years, unless earlier dissolved. The Limited Partnership Agreement provides that the General Partner will have liability for the debts and obligations of Best Buy Capital (including tax obligations other than withholding taxes, but excluding obligations to holders of Preferred Securities in their capacities as holders, such obligations being separately guaranteed pursuant to the Guarantee). Under Delaware law, a limited partner in a Delaware limited partnership such as Best Buy Capital (i.e., a holder of the Preferred Securities) will not be personally liable for the debts, obligations and liabilities of such limited partnership, whether arising in contract, tort or otherwise, solely by reason of being a limited partner of such limited partnership (subject to any obligation such a holder may have to repay any funds that may have been wrongfully distributed to
it). All of Best Buy Capital's business and affairs will be conducted by the General Partner. The location of the principal executive offices of the General Partner is 7075 Flying Cloud Drive, Eden Prairie, Minnesota 55344, telephone number (612) 947-2000. Best Buy Capital exists for the purpose of issuing the Preferred Securities and investing the proceeds thereof, together with substantially all of the capital contributed by the General Partner, in the Subordinated Debentures.


                       DESCRIPTION OF SECURITIES OFFERED

    The securities offered hereby are % Convertible Monthly Income Preferred Securities of Best Buy Capital with a liquidation preference of $50 per security. The Preferred Securities are convertible at any time prior to the Conversion Expiration Date, at the option of the holder and in the manner described herein, into shares of Best Buy Common Stock at an initial conversion
rate  of          shares  of Best Buy  Common Stock for  each Preferred Security
(equivalent to a  conversion price of  $          per share of  Best Buy  Common
Stock), subject to adjustment in certain circumstances. The Preferred Securities are guaranteed, to the extent described herein, by Best Buy as to dividends, the Redemption Price and cash and other distributions payable on liquidation. In certain circumstances, the holders of a majority of the aggregate liquidation
preference   of  the  Preferred  Securities  then  outstanding  can  direct  the
Conversion Agent to exchange all of the Preferred Securities for all of the Subordinated Debentures and immediately thereafter to exchange the Subordinated Debentures, on behalf of such holders, for Depositary Shares, each representing a 1/100th interest in a share of Best Buy Series A Preferred Stock.

    The following is a description of the material terms of the Preferred Securities; the Best Buy Series A Preferred Stock and the Depositary Shares representing such stock for which the Preferred Securities may be exchanged; the Guarantee pursuant to which Best Buy will guarantee, to the extent described therein, certain payments with respect to the Preferred Securities; the Subordinated Debentures and the Indenture pursuant to which the Subordinated Debentures will be issued (the "Indenture"); and the Best Buy Common Stock into which the Preferred Securities may be converted.

PREFERRED SECURITIES


    THE FOLLOWING SUMMARY OF THE PRINCIPAL TERMS AND PROVISIONS OF THE PREFERRED SECURITIES DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE LIMITED PARTNERSHIP AGREEMENT, A COPY OF THE FORM OF WHICH IS FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.


  GENERAL

    All of the partnership interests in Best Buy Capital other than the Preferred Securities offered hereby (and any interests of any Special General Partner) will be owned directly by Best Buy at all times while the Preferred Securities are outstanding. The Limited Partnership Agreement authorizes and creates the Preferred Securities, which represent limited partnership interests in Best Buy Capital. The limited partnership interests represented by the Preferred Securities will have a preference with respect to cash distributions and amounts payable on liquidation and redemption over the other partnership interests in Best Buy Capital. The Preferred Securities, as limited partnership interests, do not have a par value. The Limited Partnership Agreement does not permit the issuance of other partnership interests without the prior approval of holders of not less than 66 2/3% of the aggregate liquidation preference of the Preferred Securities then outstanding.

    Holders of Preferred Securities will have no preemptive rights.

    Holders of the Preferred Securities will not have the right to remove or replace the General Partner.

  DIVIDENDS

    Holders of the Preferred Securities will be entitled to receive cumulative cash distributions from Best Buy Capital, accruing from the date of original issuance and payable monthly in arrears on the last day of each calendar month
of each year, commencing             , 1994 ("dividends"). The dividends payable
on each Preferred Security will be  fixed at a rate per  annum of $        ,  or
    % of the liquidation preference of $50. The amount of dividends payable for any period will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full month, will be computed on the basis of the actual number of days elapsed in such period. Payment of dividends is limited to the funds held by Best Buy Capital and legally available for distribution. See "- Description of the Subordinated Debentures - Interest" and "- Description of the Guarantee - General."

    Dividends on the Preferred Securities must be declared monthly and paid on the last day of each calendar month to the extent that Best Buy Capital has funds legally available for the payment of such dividends and cash on hand sufficient to make such payments. It is anticipated that Best Buy Capital's funds will be limited principally to payments received under the Subordinated Debentures in which Best Buy Capital will invest the proceeds from this Offering. If Best Buy fails to make interest payments on the Subordinated Debentures, Best Buy Capital would not have sufficient funds to pay dividends on the Preferred Securities. The payment of dividends (if and to the extent declared) is guaranteed by Best Buy as and to the extent set forth under "Description of the Guarantee." The Guarantee is a full and unconditional guarantee from the time of its issuance, but does not apply to any payment of dividends unless and until such dividends are declared.


    Best Buy has the right under the Subordinated Debentures to defer, from time to time, interest payments on the Subordinated Debentures for up to 60 months. Monthly dividends on the Preferred Securities would be deferred (but Additional Dividends would continue to accumulate monthly) by Best Buy Capital during any such deferral of interest payments. Best Buy Capital will give written notice of Best Buy's deferral of interest payments to the holders of Preferred Securities no later than the last date on which it would be required to notify the NYSE of the record or payment date of the related dividend, which is currently 10 days prior to such record or payment date. See "Investment Considerations - Option to Defer Payment of Dividends," "Description of Securities Offered - Preferred Securities - Additional Dividends" and "- Description of the Subordinated Debentures - Option to Defer Interest Payments." Any failure by Best Buy to make interest payments on the Subordinated Debentures in the absence of a deferral would constitute an event of default under the Indenture. The failure of holders of Preferred Securities to receive dividends on the Preferred Securities in full (including arrearages) for 15 consecutive months (including any such failure caused by a deferral of interest payments on the Subordinated Debentures) would trigger the right of holders of a majority of the aggregate liquidation preference of the Preferred Securities then outstanding, voting as a class at a special partnership meeting called for such purpose or by written consent, to direct the conversion and exchange agent for the Preferred Securities (the "Conversion Agent") to exchange all of the Preferred Securities then outstanding for Subordinated Debentures, and immediately thereafter, to exchange such Subordinated Debentures, on behalf of the holders, for Depositary Shares, each representing 1/100th of a share of Best Buy Series A Preferred Stock, at the Exchange Price. "Exchange Price" means one Depositary Share for each $50 principal amount of Subordinated Debentures (which rate of exchange is equivalent to each of (i) one Depositary Share for each Preferred Security, (ii) one share of Best Buy Series A Preferred Stock for each $5,000 principal amount of Subordinated Debentures and (iii) one share of Best Buy Series A Preferred Stock for each 100 Preferred Securities). See "- Optional Exchange for Depositary Shares."



    Dividends declared on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of Best Buy Capital on the relevant record dates, which will be one Business Day (as defined below) prior to the relevant payment dates. Subject to any applicable laws and regulations and the Limited Partnership Agreement, each such payment will be made as described under "- Book-Entry-Only Issuance - The Depository Trust Company" below. In the event that any date on which dividends are payable on the Preferred Securities is not a Business Day, then payment of the dividend payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay). If such Business Day is in the next succeeding calendar year, however, the payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" means any day other than a day on which banking institutions in The City of New York or Chicago are authorized or obligated by law or executive order to close.


    Certain  covenants  under  the  indenture  for  Best  Buy's  8  5/8%  Senior
Subordinated Notes due 2000 may restrict the amount of dividends on the Preferred Securities that may be declared by Best Buy Capital. Monthly dividends declared by Best Buy Capital, which are guaranteed by Best Buy, will until paid constitute debt of Best Buy for purposes of this indenture, the incurrence of which is subject to a limitation on consolidated indebtedness of Best Buy. In general, under this limitation Best Buy may not incur debt unless it maintains a minimum ratio of consolidated cash flow available for fixed charges to the sum of consolidated interest expense and one-third of operating lease payments ("consolidated cash flow ratio") on a pro forma basis of 2:1 for four full fiscal quarters preceding the incurrence of such debt. Best Buy's consolidated cash flow ratio for the four fiscal quarters ended August 27, 1994, was 2.92:1.

  ADDITIONAL DIVIDENDS

    Best Buy Capital shall be required to declare and pay additional dividends on the Preferred Securities upon any dividend arrearages in respect of the Preferred Securities in order to provide, in effect, monthly compounding on such dividend arrearages. (The amounts payable to effect such monthly compounding on dividend arrearages in respect of the Preferred Securities being referred to herein as "Additional Dividends").

  CERTAIN RESTRICTIONS ON BEST BUY CAPITAL

    If accumulated and unpaid dividends have not been paid in full on the Preferred Securities, Best Buy Capital may not:

        (i) pay, or declare and set aside for payment, any dividends on any other partnership interests; or

        (ii) redeem, purchase, or otherwise acquire any other partnership interests;

until, in each case, such time as all accumulated and unpaid dividends on all of the Preferred Securities shall have been paid in full for all dividend periods terminating on or prior to the date of such payment or the date of such redemption, purchase, or acquisition, as the case may be.

    If accumulated and unpaid dividends have been paid in full on the Preferred Securities for all prior whole dividend periods, then holders of Preferred Securities will not be entitled to receive or share in any dividends paid, declared or set aside for payment on any other partnership interest in Best Buy Capital.

  CONVERSION RIGHTS


    GENERAL. The Preferred Securities will be convertible at any time prior to the Conversion Expiration Date, at the option of the holder thereof and in the manner described below, into shares of Best Buy Common Stock at an initial
conversion rate of          shares of Best Buy  Common Stock for each  Preferred
Security  (equivalent to a  conversion price of $         per  share of Best Buy
Common Stock), subject to adjustment as described under "- Conversion Price Adjustments" below. A holder of a Preferred Security wishing to exercise its conversion right shall surrender such Preferred Security, together with an irrevocable conversion notice, to the Conversion Agent which shall, on behalf of such holder, exchange the Preferred Security for a portion of the Subordinated Debentures and immediately convert such Subordinated Debentures into Best Buy Common Stock. Holders may obtain copies of the required form of the conversion notice from the Conversion Agent. Conversion rights will terminate at the close of business on the Conversion Expiration Date.


    Holders of Preferred Securities at the close of business on a dividend payment record date will be entitled to receive the dividend payable on such securities on the corresponding dividend payment date notwithstanding the conversion of such Preferred Securities following such dividend payment record date but prior to such dividend payment date. Except as provided in the immediately preceding sentence, Best Buy Capital will make no payment or allowance for accumulated and unpaid dividends, whether or not in arrears, on converted Preferred Securities. Best Buy will make no payment or allowance for dividends on the shares of Best Buy Common Stock issued upon such conversion. Each conversion will be deemed to have been effected immediately prior to the close of business on the day on which notice was received by Best Buy Capital.

    No fractional shares of Best Buy Common Stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid in cash.

    EXPIRATION OF CONVERSION RIGHTS.   On and after                 , 1997,  and
provided that Best Buy Capital is current in the payment of dividends on the Preferred Securities, Best Buy Capital may, at its option, cause the conversion rights of holders of Preferred Securities to expire. Best Buy Capital may exercise this option only if for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the Current Market Price of Best Buy Common Stock, exceeds 120% of the conversion price of the Preferred Securities, subject to adjustment in certain circumstances. In order to exercise its conversion expiration option, Best Buy Capital must issue a press release for publication on the Dow Jones News Service announcing the Conversion Expiration Date prior to the opening of business on the second trading day after a period in which the condition in the preceding
sentence  has been met, but in no event prior  to              , 1997. The press
release shall announce the Conversion Expiration Date and provide the current conversion price and current market price of the Preferred Securities, in each case as of the close of business on the trading day next preceding the date of the press release.


    Notice of the expiration of conversion rights will be given by first-class mail to the holders of the Preferred Securities not more than four business days after Best Buy Capital issues the press release. The Conversion Expiration Date will be a date selected by Best Buy Capital not less than 30 nor more than 60 days after the date on which Best Buy Capital issues the press release announcing its intention to terminate conversion rights of Preferred Security holders. In the event that Best Buy Capital does not exercise its conversion expiration option, the Conversion Expiration Date with respect to the Preferred

Securities will be the earlier of the date of an Exchange Election referred to below under "- Optional Exchange for Depositary Shares," and two business days preceding the date set for mandatory redemption of the Preferred Securities.



    The term "Current Market Price" of Best Buy Common Stock for any day means the last reported sale price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the NYSE Consolidated Transaction Tape, or, if the Best Buy Common Stock is not listed or admitted to trading on the NYSE, on the principal national securities exchange on which the Best Buy Common Stock is listed or admitted to trading, if the Best Buy Common Stock is listed on a national securities exchange, or the National Market System of the National Association of Securities Dealers, Inc., or, if the Best Buy Common Stock is not quoted or admitted to trading on such quotation system, on the principal quotation system on which the Best Buy Common Stock may be listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices of the Best Buy Common Stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or, if not so available in such manner, as furnished by any NYSE member firm selected from time to time by the Board of Directors of Best Buy for that purpose or, if not so available in such manner, as otherwise determined in good faith by the Board of Directors.



    CONVERSION PRICE ADJUSTMENTS - GENERAL. The conversion price will be subject to adjustment in certain events including, without duplication: (i) the payment of dividends (and other distributions) payable in Best Buy Common Stock on any class of capital stock of Best Buy; (ii) the issuance to all holders of Best Buy Common Stock of rights or warrants entitling holders of such rights or warrants to subscribe for or purchase Best Buy Common Stock at less than the current market price; (iii) subdivisions and combinations of Best Buy Common Stock; (iv) the payment of dividends (and other distributions) to all holders of Best Buy Common Stock consisting of evidences of indebtedness of Best Buy, securities or capital stock, cash, or assets (including securities, but excluding those rights, warrants, dividends, and distributions referred to in clause (iii) and dividends and distributions paid exclusively in cash); (v) the payment of dividends (and other distributions) on Best Buy Common Stock paid exclusively in cash, excluding (A) cash dividends that do not exceed the per share amount of the immediately preceding regular cash dividend (as adjusted to reflect any of the events referred to in clauses (i) through (vi) of this sentence), or (B) cash dividends if the annualized per share amount thereof does not exceed 15% of the last sale price of Best Buy Common Stock, as reported on the NYSE Consolidated Transaction Tape, on the trading day immediately preceding the date of declaration of such dividend; and (vi) payment in respect of a tender or exchange offer (other than an odd-lot offer) by Best Buy or any subsidiary of Best Buy for Best Buy Common Stock in excess of 10% of the current market price of Best Buy Common Stock on the trading day next succeeding the last date tenders or exchanges may be made pursuant to such tender or exchange offer.


    Best Buy from time to time may reduce the conversion price by any amount selected by Best Buy for any period of at least 20 days, in which case Best Buy shall give at least 15 days' notice of such reduction. Best Buy may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Best Buy Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Considerations - Adjustment of Conversion Price."

    No adjustment of the conversion price will be made upon the issuance of any shares of Best Buy Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of Best Buy and the investment of additional optional amounts in shares of Best Buy Common Stock under any such plan, or the issuance of any shares of Best Buy Common Stock or options or rights to purchase such shares pursuant to any present or future employee benefit plan or program of Best Buy or pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the Preferred Securities were first designated. There shall also be no adjustment of the conversion price in case of the issuance of any Best Buy Common Stock (or securities convertible into or exchangeable for Best Buy Common Stock), except as specifically described above. If any action would require adjustment of the conversion price pursuant to more than one of the anti-dilution provisions, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to holders of the Preferred Securities. No adjustment in the conversion price will be required unless such adjustment would require an increase or decrease of at least 1% of the conversion price, but any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

    CONVERSION PRICE ADJUSTMENTS - MERGER, CONSOLIDATION OR SALE OF ASSETS OF BEST BUY. In the event that Best Buy is a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the assets of Best Buy, recapitalization or reclassification of Best Buy Common Stock or any compulsory share exchange (each of the foregoing being referred to as a "Transaction")), in each case, as a result of which shares of Best Buy Common Stock shall be converted into the right (i) in the case of any Transaction other than a Transaction involving a Common Stock Fundamental Change (as defined below), to receive securities, cash or other property, each Preferred Security shall thereafter be convertible into the kind and amount of securities, cash and other property receivable upon the consummation of such Transaction by a holder of that number of shares of Best Buy Common Stock into which a Preferred Security was convertible immediately prior to such Transaction, or (ii) in the case of a Transaction involving a Common Stock Fundamental Change, to receive common stock of the kind received by holders of Best Buy Common Stock (but in each case after giving effect to any adjustment discussed below relating to a Fundamental Change if such Transaction constitutes a Fundamental Change). The holders of Preferred Securities will have no voting rights with respect to any Transaction described in this section.

    If any Fundamental Change occurs, then the conversion price in effect will be adjusted immediately after such Fundamental Change as described below. In addition, in the event of a Common Stock Fundamental Change, each Preferred Security shall be convertible solely into common stock of the kind received by holders of Best Buy Common Stock as a result of such Common Stock Fundamental Change.

    The conversion price in the case of any transaction involving a Fundamental Change will be adjusted immediately after such Fundamental Change:

        (i) in the case of a Non-Stock Fundamental Change (as defined below), the conversion price of the Preferred Security will thereupon become the lower of (A) the conversion price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments, and (B) the result obtained by multiplying the greater of the Applicable Price (as defined below) or the then applicable Reference Market Price (as defined below) by a fraction of which the numerator will be $50 and the denominator will be an amount per Preferred Security determined by the General Partner in its sole discretion, after consultation with an investment banking firm, to be the equivalent of the hypothetical redemption price that would have been applicable if the Preferred Securities had been redeemable during such period; and

        (ii) in the case of a Common Stock Fundamental Change, the conversion price of the Preferred Securities in effect immediately prior to such Common Stock Fundamental Change, but after giving effect to any other prior adjustments, will thereupon be adjusted by multiplying such conversion price by a fraction of which the numerator will be the Purchaser Stock Price (as defined below) and the denominator will be the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which (A) 100% of the value of the consideration received by a holder of Best Buy Common Stock is common stock of the successor, acquiror, or other third party (and cash, if any, is paid only with respect to any fractional interests in such common stock resulting from such Common Stock Fundamental Change) and (B) all of the Best Buy Common Stock will have been exchanged for, converted into, or acquired for common stock (and cash with respect to fractional interests) of the successor, acquiror, or other third party, the conversion price of the

    Preferred Securities in effect immediately prior to such Common Stock Fundamental Change will thereupon be adjusted by multiplying such conversion price by a fraction of which the numerator will be one and the denominator will be the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of Best Buy Common Stock as a result of such Common Stock Fundamental Change.

    In the absence of the Fundamental Change provisions, in the case of a Transaction each Preferred Security would become convertible into the securities, cash, or property receivable by a holder of the number of shares of Best Buy Common Stock into which such Preferred Security was convertible immediately prior to such Transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the Preferred Securities. For example, if Best Buy were acquired in a cash merger, each Preferred Security would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on the future prospects of Best Buy and other factors.

    The foregoing conversion price adjustments are designed, in "Fundamental Change" transactions where all or substantially all the Best Buy Common Stock is converted into securities, cash, or property and not more than 50% of the value received by the holders of Best Buy Common Stock consists of stock listed or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the National Market System of the National Association of Securities Dealers, Inc. (a "Non-Stock Fundamental Change," as defined below), to increase the securities, cash, or property into which each Preferred Security is convertible.

    In a Non-Stock Fundamental Change transaction where the initial value received per share of Best Buy Common Stock (measured as described in the definition of Applicable Price below) is lower than the then applicable conversion price of a Preferred Security but greater than or equal to the
"Reference Market Price" (initially $       but subject to adjustment in certain
events as described below), the conversion price will be adjusted as described above with the effect that each Preferred Security will be convertible into securities, cash or property of the same type received by the holders of Best Buy Common Stock in the transaction but in an amount per Preferred Security determined by Best Buy in its sole discretion, after consultation with an investment banking firm, to be the equivalent of the hypothetical redemption price that would have been applicable if the Preferred Securities had been redeemable during such period.

    In a Non-Stock Fundamental Change transaction where the initial value received per share of Best Buy Common Stock (measured as described in the definition of Applicable Price) is lower than both the Applicable Conversion Price of a Preferred Security and the Reference Market Price, the conversion price will be adjusted as described above but calculated as though such initial value had been the Reference Market Price.

    In a Fundamental Change transaction where all or substantially all the Best Buy Common Stock is converted into securities, cash, or property and more than 50% of the value received by the holders of Best Buy Common Stock consists of listed or National Market System traded common stock (a "Common Stock Fundamental Change," as defined below), the foregoing adjustments are designed to provide in effect that (a) where Best Buy Common Stock is converted partly into such common stock and partly into other securities, cash, or property, each Preferred Security will be convertible solely into a number of shares of such common stock determined so that the initial value of such shares (measured as described in the definition of "Purchaser Stock Price" below) equals the value of the shares of Best Buy Common Stock into which such Preferred Security was convertible immediately before the transaction (measured as aforesaid) and (b) where Best Buy Common Stock is converted solely into such common stock, each Preferred Security will be convertible into the same number of shares of such common stock receivable by a holder of the number of shares of Best Buy Common Stock into which such Preferred Security was convertible immediately before such transaction.

    The term "Applicable Price" means (i) in the case of a Non-Stock Fundamental Change in which the holders of the Best Buy Common Stock receive only cash, the amount of cash received by the holder of one share of Best Buy Common Stock and (ii) in the event of any other Non-Stock Fundamental Change or any Common Stock Fundamental Change, the average of the Closing Prices for the Best Buy Common Stock during the ten trading days prior to and including the record date for the determination of the holders of Best Buy Common Stock entitled to receive such securities, cash, or other property in connection with such Non-Stock Fundamental Change or Common Stock Fundamental Change or, if there is no such record date, the date upon which the holders of the Best Buy Common Stock shall have the right to receive such securities, cash, or other property (such record date or distribution date being hereinafter referred to as the "Entitlement Date"), in each case as adjusted in good faith by Best Buy to appropriately reflect any of the events referred to in clauses
(i) through (vi) of the first paragraph of this subsection.


    The term "Closing Price" means on any day the reported last sales price on such day or in case no sale takes place on such day, the average of the reported closing bid and asked prices in each case on the NYSE Consolidated Transaction Tape or, if the stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which such stock is listed or admitted to trading or if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any NYSE member firm, selected by the General Partner for that purpose.


    The term "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value (as determined in good faith by the Board of Directors of Best Buy) of the consideration received by holders of Best Buy Common Stock consists of common stock that for each of the ten consecutive trading days prior to the Entitlement Date has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the National Market System of the National Association of Securities Dealers, Inc.; provided, however, that a Fundamental Change shall not be a Common Stock Fundamental Change unless either (i) Best Buy continues to exist after the occurrence of such Fundamental Change and the outstanding Preferred Securities continue to exist as outstanding Preferred Securities or
(ii) not later than the occurrence of such Fundamental Change, the outstanding Preferred Securities are converted into or exchanged for shares of convertible preferred stock of an entity succeeding to the business of Best Buy, which convertible preferred stock has powers, preferences, and relative, participating, optional, or other rights, and qualifications, limitations, and restrictions, substantially similar to those of the Preferred Securities.

    The term "Fundamental Change" means the occurrence of any transaction or event in connection with a plan pursuant to which all or substantially all of the Best Buy Common Stock shall be exchanged for, converted into, acquired for, or constitute solely the right to receive securities, cash, or other property (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, or otherwise), provided, that, in the case of a plan involving more than one such transaction or event, for purposes of adjustment of the conversion price, such Fundamental Change shall be deemed to have occurred when substantially all of the Best Buy Common Stock shall be exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash, or other property, but the adjustment shall be based upon the highest weighted average per share consideration that a holder of Best Buy Common Stock could have received in such transaction or event as a result of which more than 50% of the Best Buy Common Stock shall have been exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash, or other property.

    The term "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

    The term "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the Closing Prices for the common stock received in such Common Stock Fundamental Change for the ten consecutive trading days prior to and including the Entitlement Date, as adjusted in good faith by Best Buy to appropriately reflect any of the events referred to in clauses (i) through (vi) of the first paragraph of this subsection.

    The  term "Reference Market Price" shall initially mean $          (which is
an amount equal  to 66 2/3%  of the reported  last sale price  for the Best  Buy
Common  Stock on the NYSE Consolidated Transaction Tape on              , 1994),
and in the event of any adjustment to the conversion price other than as a result of a Non-Stock Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the
ratio of $       to the initial conversion price of the Preferred Securities.


  OPTIONAL EXCHANGE FOR DEPOSITARY SHARES


    Upon the occurrence of an Exchange Event (as defined below), the holders of a majority of the aggregate liquidation preference of Preferred Securities then outstanding, voting as a class at a special partnership meeting called for such purpose or by written consent, may, at their option, direct the Conversion Agent to exchange all (but not less than all) of the Preferred Securities for Subordinated Debentures and to immediately exchange such Subordinated Debentures, on behalf of such holders, for Depositary Shares, each representing ownership of 1/100th of a share of Best Buy Series A Preferred Stock at the Exchange Price. If the Preferred Securities are exchanged for Depositary Shares, Best Buy will use its best efforts to have the Depositary Shares listed on the NYSE or other exchange on which the Preferred Securities may then be listed.



    Each Depositary Share will entitle the holder thereof to all proportional rights and preferences of the Best Buy Series A Preferred Stock (including dividend, voting, conversion, redemption and liquidation rights and preferences). The Best Buy Series A Preferred Stock issued upon any such exchange will have terms substantially similar to the terms of the Preferred Securities (adjusted proportionately per Depositary Share), except that, among other things, the holders of Best Buy Series A Preferred Stock will have the right to elect two additional directors of Best Buy whenever dividends on the Best Buy Series A Preferred Stock are in arrears for 18 months (including for this purpose any arrearage with respect to the Preferred Securities) and will not be subject to mandatory redemption. See "- Description of Best Buy Series A Preferred Stock" and "- Description of Depositary Shares." The terms of the Best Buy Series A Preferred Stock provide that all accumulated and unpaid dividends (including any Additional Dividends) on the Preferred Securities that are not paid at the time of making an Exchange Election shall be treated as accumulated and unpaid dividends on the Best Buy Series A Preferred Stock. See "- Description of Series A Preferred Stock." For a discussion of the taxation of such an exchange to holders, including the possibility that holders who exchange their Preferred Securities for Depositary Shares representing Best Buy Series A Preferred Stock may be subject to additional income tax to the extent accrued but unpaid interest on the Subordinated Debentures is converted into accumulated and unpaid dividends on the Best Buy Series A Preferred Stock represented by the Depositary Shares received in exchange for the Preferred Securities, see "Certain Federal Income Tax Considerations - Exchange of Preferred Securities for Depositary Shares."



    The failure of holders of Preferred Securities to receive, for 15 consecutive months, the full amount of dividend payments (including arrearages) on the Preferred Securities, will constitute an "Exchange Event". As soon as practicable, but in no event later than 30 days after the occurrence of an Exchange Event, the General Partner will, upon not less than 15 days' written notice by first-class mail to the holders of Preferred Securities, convene a meeting of such holders (an "Exchange Election Meeting") for the purpose of acting on the matter of whether to cause the Conversion Agent to exchange all Preferred Securities then outstanding for Depositary Shares representing Best Buy Series A Preferred Stock in the manner described above. If the General Partner fails to convene such Exchange Election Meeting within such 30-day period, the holders of at least 10% of the outstanding Preferred Securities will be entitled to convene such Exchange Election Meeting. Upon the affirmative vote of the holders of Preferred Securities representing not less than a majority of the aggregate liquidation preference of the Preferred Securities then outstanding at an Exchange Election Meeting or, in the absence of such meeting, upon receipt by Best Buy Capital of written consents signed by the holders of a majority of the aggregate liquidation preference of the outstanding Preferred Securities, an election to exchange all outstanding Preferred Securities on the basis described above (an "Exchange Election") will be deemed to have been made.

    Holders of Preferred Securities, by purchasing such Preferred Securities, will be deemed to have agreed to be bound by these optional exchange provisions in regard to the exchange of such Preferred Securities for Depositary Shares representing Best Buy Series A Preferred Stock on the terms described above.

  REDEMPTION

    If at any time following the Conversion Expiration Date, less than 5% of the Preferred Securities offered hereby remain outstanding, such Preferred Securities shall be redeemable at the option of Best Buy Capital, in whole but not in part, at a redemption price of $50 per Preferred Security together with accumulated and unpaid dividends (whether or not earned or declared), including any Additional Dividends (the "Redemption Price").


    Upon repayment by Best Buy of the Subordinated Debentures, including as a result of the acceleration of the Subordinated Debentures upon the occurrence of an "Event of Default" described under "- Description of the Subordinated Debentures - Events of Default," the Preferred Securities shall be subject to mandatory redemption, in whole but not in part, by Best Buy Capital and the proceeds from such repayment will be applied to redeem the Preferred Securities at the Redemption Price. In the case of such acceleration, the Preferred Securities will only be redeemed when repayment of the Subordinated Debentures has actually been received by Best Buy Capital. The Preferred Securities are not otherwise redeemable for any reason, including in the event that Best Buy Capital should become subject to federal or state taxation. To the extent that such taxation or other events cause Best Buy Capital to have insufficient funds to pay full dividends on the Preferred Securities, the holders will have available to them the exchange option described below.


  LIQUIDATION RIGHTS

    In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of Best Buy Capital, the holders of Preferred Securities at the time outstanding will be entitled to receive a liquidation preference of $50 per Preferred Security plus all accumulated and unpaid dividends (whether or not earned or declared), including any Additional Dividends thereon, to the date of payment (the "Liquidation Distribution") out of the assets of Best Buy Capital legally available for distribution to partners prior to any distribution by Best Buy Capital on its other partnership interests.

    If, upon any liquidation of Best Buy Capital, the holders of Preferred Securities are paid in full the aggregate Liquidation Distribution to which they are entitled, then such holders will not be entitled to receive or share in any other assets of Best Buy Capital thereafter available for distribution to any other holders of partnership interests in Best Buy Capital.

    Pursuant to the Limited Partnership Agreement, Best Buy Capital shall be dissolved and its affairs shall be wound up upon the earliest to occur of: (i) the expiration of the term of Best Buy Capital; (ii) any bankruptcy, dissolution or insolvency of the General Partner; (iii) upon the entry of a decree of a judicial dissolution; or (iv) upon the written consent of all partners of Best Buy Capital.

  MERGER, CONSOLIDATION OR SALE OF ASSETS OF BEST BUY CAPITAL

    The General Partner is authorized and directed to conduct its affairs and to operate Best Buy Capital in such a way that Best Buy Capital will not be deemed to be an "investment company" required to be registered under the Investment Company Act of 1940 (the "1940 Act") or taxed as a corporation for federal income tax purposes and so that the Subordinated Debentures will be treated as indebtedness of Best Buy for federal income tax purposes. In this connection, the General Partner is authorized to take any action not inconsistent with applicable law, the Certificate of Limited Partnership of Best Buy Capital or the Limited Partnership Agreement that does not adversely affect the interests of the holders of the Preferred Securities and that the General Partner determines in its discretion to be necessary or desirable for such purposes.

    Best Buy Capital may not consolidate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any entity, except as described below. Best Buy Capital may, in order to avoid federal income tax or 1940 Act consequences adverse to Best Buy or Best Buy Capital or to the holders of the Preferred Securities, without the consent of the holders of the Preferred Securities, consolidate, merge with or into, or be replaced by a limited partnership or trust organized as such under the laws of any state of the United States of America; PROVIDED, that (i) such successor entity either (x) expressly assumes all of the obligations of Best Buy Capital under the Preferred Securities or (y) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank, with respect to participation in the profits or assets of the successor entity, at least as high as the Preferred Securities rank with respect to participation in the profits or assets of Best Buy Capital, (ii) Best Buy expressly acknowledges such successor entity as the holder of the Subordinated Debentures, (iii) such merger, consolidation, or replacement does not cause the Preferred Securities (or any Successor Securities) to be delisted by any national securities exchange or other organization on which the Preferred Securities are then listed, (iv) such merger, consolidation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation or replacement does not adversely affect the powers, preferences and other special rights of the holders of the Preferred Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) prior to such merger, consolidation or replacement Best Buy has received an opinion of nationally recognized independent counsel to Best Buy Capital experienced in such matters to the effect that (x) such successor entity will be treated as a partnership for federal income tax purposes, (y) following such merger, consolidation or replacement, Best Buy and such successor entity will be in compliance with the 1940 Act without registering thereunder as an investment company and (z) such merger, consolidation or replacement will not adversely affect the limited liability of the holders of the Preferred Securities.

  VOTING RIGHTS

    Except as provided below and under "- Description of the Guarantee - Amendments and Assignment," "- Description of the Subordinated Debentures - Modification of the Indenture" and as otherwise required by law and provided by the Limited Partnership Agreement, the holders of the Preferred Securities will have no voting rights.


    If (i) Best Buy Capital fails to pay dividends in full (including any arrearages) on the Preferred Securities for 15 consecutive months (other than as a result of a determination by Best Buy to defer interest payments on the Subordinated Debentures as described under "- Description of the Subordinated Debentures - Option to Defer Interest Payments"); (ii) an Event of Default (as defined under "- Description of the Subordinated Debentures - Events of Default") occurs and is continuing with respect to the Subordinated Debentures; or (iii) Best Buy is in default under any of its payment obligations under the Guarantee (as described under "- Description of the Guarantee"), then the holders of the Preferred Securities will be entitled to appoint and authorize a special general partner (a "Special General Partner") to enforce Best Buy Capital's rights under the Subordinated Debentures, enforce the rights of the holders of Preferred Securities under the Guarantee and declare dividends on the Preferred Securities. For purposes of determining whether Best Buy Capital has failed to pay dividends in full for 15 consecutive months, dividends shall be deemed to remain in arrears, notwithstanding any partial payments in respect thereof, until all accumulated and unpaid dividends have been or contemporaneously are paid. Not later than 30 days after such right to appoint a Special General Partner arises and upon not less than 15 days' written notice by first-class mail to the holders of Preferred Securities, the General Partner will convene a meeting to elect a Special General Partner. If the General Partner fails to convene such meeting within such 30-day period, the holders of 10% of the aggregate liquidation preference of the Preferred Securities then outstanding will be entitled to convene such meeting. In the event that, at any such meeting, holders of less than a majority in aggregate liquidation preference of Preferred Securities entitled to vote for the appointment of a Special General Partner vote for such appointment, no Special General Partner shall be appointed. Any Special General Partner so appointed shall vacate office immediately if Best Buy Capital (or Best Buy pursuant to the Guarantee) shall have paid in full all accumulated and unpaid dividends (and any Additional Dividends) on the Preferred Securities or such Event of Default or default, as the case may be, shall have been cured. Notwithstanding the appointment of any such Special General Partner, Best Buy will retain all rights as obligor under the Subordinated Debentures, including the right to defer interest payments as provided under "- Description of the Subordinated Debentures - Option to Defer Interest Payments," and any such deferral would not constitute a default under the Indenture or enable a holder of Preferred Securities to require the payment of a dividend that has not theretofor been declared.


    If any proposed amendment to the Limited Partnership Agreement provides for, or the General Partner otherwise proposes to effect, (x) any action that would materially adversely affect the powers, preferences or special rights of the Preferred Securities, whether by way of amendment to the Limited Partnership Agreement or otherwise (including, without limitation, the authorization or issuance of any additional limited partnership interests in Best Buy Capital), or (y) the dissolution, winding-up or termination of Best Buy Capital (other than in connection with the exchange of Depositary Shares representing Best Buy Series A Preferred Stock for Preferred Securities upon the occurrence of an Exchange Event or as described under "- Merger, Consolidation or Sale of Assets of Best Buy Capital"), then the holders of outstanding Preferred Securities will be entitled to vote on such amendment or action of the General Partner (but not on any other amendment or action), and such amendment or action shall not be effective except with the approval of the holders of at least 66 2/3% or more of the aggregate liquidation preference of the Preferred Securities then outstanding; PROVIDED, however, that no such approval shall be required if the dissolution, winding-up or termination of Best Buy Capital is proposed or initiated pursuant to the Limited Partnership Agreement.

    The rights attached to the Preferred Securities will be deemed to be materially adversely affected by the creation or issue of, and a vote of the holders of Preferred Securities will be required for the creation or issue of, any partnership interests in Best Buy Capital other than the interests represented by the Preferred Securities, the interests of the General Partner and the interests of any Special General Partner.


    So long as any Subordinated Debentures are held by Best Buy Capital, the General Partner shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Special General Partner (as defined under "- Description of the Subordinated Debentures"), or exercising any trust or power conferred on the Special General Partner with respect to the Subordinated Debentures, (ii) waive any past default, which is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures shall be due and payable, (iv) consent to any amendment, modification or termination of the Subordinated Debentures or of the Indenture without, in each case, obtaining the prior approval of the holders of at least 66 2/3% or more of the aggregate liquidation preference of the Preferred Securities then outstanding, PROVIDED, however, that where a consent under the Subordinated Debentures would require the consent of each holder affected thereby, no such consent shall be given by the General Partner without the prior consent of each holder of the Preferred Securities. The General Partner shall not revoke any action previously authorized or approved by a vote of holders of Preferred Securities, without the approval of holders of Preferred Securities representing 66 2/3% or more of the aggregate liquidation preference of the Preferred Securities then outstanding. The General Partner shall notify all holders of Preferred Securities of any notice of default received from the Trustee with respect to the Subordinated Debentures.


    Any required approval of holders of Preferred Securities may be given at a meeting of such holders convened for such purpose or pursuant to written consent. Best Buy Capital will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any matter on which such holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents.

  BOOK-ENTRY-ONLY ISSUANCE - THE DEPOSITORY TRUST COMPANY

    DTC will act as securities depository for the Preferred Securities. The information in this section concerning DTC and DTC's book-entry system is based upon information obtained from DTC. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (as nominee for DTC). One or more fully-registered global Preferred Security certificates will be issued, representing in the aggregate the total number of Preferred Securities, and will be deposited with DTC.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants").

    Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of a Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct or Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except upon a resignation of DTC, upon the occurrence of an Event of Default under the Subordinated Debentures or upon a decision by Best Buy Capital to discontinue the book-entry system for the Preferred Securities.

    DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices with respect to the Preferred Securities shall be sent to Cede & Co.

    Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to Best Buy Capital as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Dividend payments on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, Best Buy Capital or Best Buy, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of dividends to DTC is the responsibility of Best Buy Capital, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    Except as provided herein, a Beneficial Owner in a global Preferred Security will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.


    DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to Best Buy Capital. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates representing the Preferred Securities will be printed and delivered. If an Event of Default occurs under the Subordinated Debentures or if Best Buy Capital decides to discontinue use of the system of book-entry transfers through DTC (or a successor depositary), certificates representing the Preferred Securities will be printed and delivered.


  TRANSFER AGENT, REGISTRAR AND PAYING, CONVERSION AND EXCHANGE AGENT

    Harris Trust  and  Savings Bank  of  Chicago  will act  as  Transfer  Agent,
Registrar   and  Paying,  Conversion  and   Exchange  Agent  for  the  Preferred
Securities.

    Registration of transfers of Preferred Securities will be affected without charge by or on behalf of Best Buy Capital, but upon payment (with the giving of such indemnity as Best Buy Capital may require) in respect of any tax or other government charges which may be imposed in relation to it.

DESCRIPTION OF BEST BUY SERIES A PREFERRED STOCK


    AS DESCRIBED UNDER "- PREFERRED SECURITIES - OPTIONAL EXCHANGE FOR DEPOSITARY SHARES" ABOVE, THE PREFERRED SECURITIES MAY BE EXCHANGED IN CERTAIN CIRCUMSTANCES (FOLLOWING A PRIOR EXCHANGE FOR SUBORDINATED DEBENTURES HELD BY BEST BUY CAPITAL) FOR DEPOSITARY SHARES REPRESENTING BEST BUY SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK, PAR VALUE $1.00 PER SHARE (THE "BEST BUY SERIES A PREFERRED STOCK"). THE FOLLOWING DESCRIPTION OF THE PRINCIPAL TERMS OF THE BEST BUY SERIES A PREFERRED STOCK DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO BEST BUY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED (THE "RESTATED ARTICLES"), AND THE CERTIFICATE OF DESIGNATION OF THE BEST BUY SERIES A PREFERRED STOCK (THE "CERTIFICATE OF DESIGNATION"), WHICH ARE FILED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.


    The Board of Directors of Best Buy has designated, and Best Buy will keep available, 40,000 shares (46,000 shares if the Underwriters' over-allotment option is exercised in full) of Best Buy Series A Preferred Stock for issuance upon exchange of the Preferred Securities for Depositary Shares, each representing 1/100th of a share of Best Buy Series A Preferred Stock (as described under "- Preferred Securities - Optional Exchange for Depositary Shares" above). At the time the Preferred Securities are issued, all corporate action required in connection with the issuance of the Best Buy Series A Preferred Stock and the deposit thereof with the Depositary (as hereinafter defined) upon the making of an Exchange Election will have been taken. The terms of the Best Buy Series A Preferred Stock - including as to dividends, conversion and liquidation preference - are substantially similar to those of the Preferred Securities (adjusted proportionately per Depositary Share) with the following principal exceptions:

        (a) Accumulated and unpaid dividends (including any Additional Dividends thereon) on the Preferred Securities, if any, at the time of the making of an Exchange Election will become accumulated and unpaid dividends on the Best Buy Series A Preferred Stock;

        (b) If dividends are not paid on the Best Buy Series A Preferred Stock for 18 monthly dividend periods (including for this purpose any arrearage with respect to the Preferred Securities), the number of directors of Best Buy shall be increased by two persons and the holders of the Best Buy Series A Preferred Stock will be entitled to elect the persons to fill such positions;

        (c) Dividends on the Best Buy Series A Preferred Stock are not subject to a deferral option, however, such dividends need not be declared even if Best Buy has funds legally available therefor and cash on hand sufficient to pay dividends. In the event that Best Buy fails to declare dividends on the Best Buy Series A Preferred Stock, no dividends would be payable on any other securities of Best Buy ranking PARI PASSU with or junior to the Best Buy Series A Preferred Stock; and


        (d) The Best Buy Series A Preferred Stock will not be subject to mandatory redemption.

    If at any time following the Conversion Expiration Date, less than 5% of the shares of Best Buy Series A Preferred Stock issued following an Exchange Election remain outstanding, such shares of Best Buy Series A Preferred Stock shall be redeemable, in whole but not in part, at the option of Best Buy at a redemption price of $5,000 per share (equivalent to a redemption price of $50 per Depositary Share) together with accumulated and unpaid dividends (whether or not earned or declared).

    The Best Buy Series A Preferred Stock will rank senior to the Best Buy Common Stock with respect to the payment of dividends and amounts upon liquidation, dissolution and winding-up. Dividends on the Best Buy Series A Preferred Stock will, upon declaration, become contractual obligations of Best Buy.

    In  the  event  of  a  voluntary  or  involuntary  bankruptcy,  liquidation, dissolution or winding-up of Best Buy, the holders of Best Buy Series A Preferred Stock are entitled to receive out of the net assets of Best Buy, but before any distribution is made on any class of securities ranking junior to the Best Buy Series A Preferred Stock, $50 per 1/100th share in cash plus accumulated and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders. After payment of the full amount of the liquidation distribution to which they are entitled, the holders of shares of Best Buy Series A Preferred Stock will not be entitled to any further participation in any distribution of assets of Best Buy. In the event that the assets available for distribution are insufficient to pay in full the liquidation preference to the holders of the Best Buy Series A Preferred Stock and any PARI PASSU preferred stock, the holders of such preferred stock will share in the remaining assets, based on the proportion of their liquidation preference to the entire amount of unpaid liquidation preference.

    So long as the Subordinated Debentures are exchangeable for the Depositary Shares representing the Best Buy Series A Preferred Stock, Best Buy may not authorize or issue any other preferred stock ranking senior to the Best Buy Series A Preferred Stock without the approval of the holders of not less than 66 2/3% of the aggregate liquidation preference of the Preferred Securities then outstanding. However, no such vote shall be required for the issuance by Best Buy of additional preferred stock ranking PARI PASSU or junior to the Best Buy Series A Preferred Stock as to the payment of dividends and amounts upon liquidation, dissolution and winding-up.


    The amount of dividends that may be declared by Best Buy on the Best Buy Series A Preferred Stock may be limited as a restricted payment under the indenture for Best Buy's 8 5/8% Senior Subordinated Notes due 2000. Best Buy would not be permitted to make any restricted payments if it did not maintain a minimum consolidated cash flow ratio of 2:1, if an event of default existed under the indenture, or if the aggregate of all restricted payments from the date of the indenture exceeded a defined amount. In general, the amount available under this restriction will be increased (or decreased) by an amount equal to 50% of consolidated net income (or 100% of consolidated net loss) before adjustment for extraordinary items and certain other accounting adjustments and increased by the aggregate net proceeds from the issuance of capital stock of Best Buy. The issuance of the Preferred Securities will not increase the amount available under the restriction. At August 27, 1994, $16.6 million was available to pay dividends under such restriction.


DESCRIPTION OF DEPOSITARY SHARES


    THE FOLLOWING SUMMARY OF THE TERMS OF THE DEPOSIT AGREEMENT (AS DEFINED BELOW), DEPOSITARY SHARES AND DEPOSITARY RECEIPTS (AS DEFINED BELOW), DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY, THE PROVISIONS OF THE DEPOSIT AGREEMENT, A COPY OF THE FORM OF WHICH IS FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

    Best Buy will cause to be issued receipts ("Depositary Receipts") for Depositary Shares, each of which will represent 1/100th of a share of Best Buy Series A Preferred Stock. The shares of Best Buy Series A Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") among Best Buy, Harris Trust and Savings Bank of Chicago (the "Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Best Buy Series A Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Best Buy Series A Preferred Stock represented thereby (including dividend, voting, conversion and liquidation rights and preferences). The proportionate liquidation preference of each Depositary Share will be $50 plus accumulated and unpaid dividends to the date of payment, subject to certain limitations.


  GENERAL


    The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement. Upon an Exchange Election by the holders of a majority in aggregate liquidation preference of the Preferred Securities and immediately following (i) the exchange by the Conversion Agent of all (but not less than all) outstanding Preferred Securities for Subordinated Debentures,
(ii) the issuance of the Best Buy Series A Preferred Stock and (iii) the delivery of such Best Buy Series A Preferred Stock to the Depositary, Best Buy will cause the Depositary to issue, on behalf of Best Buy, the Depositary Shares to the Conversion Agent, for the account of the holders, in exchange for such Subordinated Debentures. Following an Exchange Election, copies of the forms of Deposit Agreement and Depositary Receipt may be obtained from Best Buy or the Depositary, upon request, at the principal office of the Depositary at which at any particular time its depositary business may be administered (the "Depositary's Office"), which on the date hereof is 111 W. Monroe, Chicago, Illinois 60603.


  DIVIDENDS AND OTHER DISTRIBUTIONS


    The Depositary will distribute all dividends or other cash distributions received in respect of the Best Buy Series A Preferred Stock to the record holders of Depositary Shares in such amounts of such dividend or distribution as are applicable to the number of such Depositary Shares owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Depositary.


    In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto in such amounts, as nearly as practicable, of such property (including securities) received by it as are applicable to the number of such Depositary Shares owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Depositary, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of Best Buy, sell such property and distribute the net proceeds from such sale to such holders.


  WITHDRAWAL OF BEST BUY SERIES A PREFERRED STOCK


    Upon surrender of Depositary Receipts representing at least 100 Depositary Shares at the Depositary's Office, a holder is entitled to delivery at such office, to or upon his order, of the number of whole shares of the Best Buy Series A Preferred Stock and any money or other property represented by such Depositary Shares. Holders of Depositary Shares will be entitled to receive whole shares of the Best Buy Series A Preferred Stock on the basis of one share of Best Buy Series A Preferred Stock for each 100 Depositary Shares, but holders of such whole shares of Best Buy Series A Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Best Buy Series A Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

  VOTING THE BEST BUY SERIES A PREFERRED STOCK


    Upon receipt of notice of any meeting at which the holders of the Best Buy Series A Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to Best Buy Series A Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Best Buy Series A Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Best Buy Series A Preferred Stock (or fraction thereof) represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of Best Buy Series A Preferred Stock (or fractions thereof) represented by such Depositary Shares in accordance with such instructions, and Best Buy will agree to take all reasonable action that may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of Best Buy Series A Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing those shares of Best Buy Series A Preferred Stock.



  CONVERSION OF BEST BUY SERIES A PREFERRED STOCK


    The Depositary Receipts may be surrendered by holders thereof, at the holders' option, at any time and from time to time, to the Depositary at the Depositary's Office or at such other office or to such agents as the Depositary may designate for such purpose with written instructions to the Depositary to instruct Best Buy to cause conversion of the whole or fractional shares of Best Buy Series A Preferred Stock represented by the Depositary Shares evidenced by such Receipts into whole shares of Best Buy Common Stock, and Best Buy has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the delivery of (i) a certificate or certificates evidencing the number of whole shares of Best Buy Common Stock into which the Best Buy Series A Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt or Receipts have been converted, and (ii) any money or other property to which the holder is entitled. If the Depositary Shares represented by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted.



    On and after ____________, 1997, and provided that Best Buy is current in the payment of dividends on the Best Buy Series A Preferred Stock, Best Buy may, at its option, cause the conversion rights of holders of Depositary Shares representing Best Buy Series A Preferred Stock to expire. Best Buy may exercise this option only if for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the Current Market Price of Best Buy Common Stock exceeds 120% of the conversion price of the Depositary Shares, subject to adjustment in certain circumstances. In order to exercise its conversion expiration option, Best Buy must issue a press release announcing the Conversion Expiration Date and give notice by first-class mail to holders of Depositary Shares in the manner provided for holders of Preferred Securities under "- Description of Preferred Securities - Expiration of Conversion Rights." The Conversion Expiration Date will be a date selected by Best Buy which is not less than 30 and not more than 60 days after the date on which Best Buy issues the press release announcing its intention to terminate conversion rights of holders of Depositary Shares.


  AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between Best Buy and the Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least 66 2/3% of the Depositary Shares then outstanding. Each holder of a Depositary Share at the time any amendment becomes effective will be deemed to have consented and agreed to such amendment.


    The  Deposit Agreement may be terminated by Best Buy or by the Depositary if
(i) all outstanding Depositary Shares have been redeemed, (ii) there has been a final distribution in respect of the Best Buy

Series A Preferred Stock in connection with any liquidation, dissolution or winding up of Best Buy and such distribution has been distributed to the holders of Depositary Receipts or (iii) each share of Best Buy Series A Preferred Stock shall have been converted into shares of Best Buy Common Stock.


  CHARGES OF DEPOSITARY


    Best Buy will pay all transfer and other taxes and governmental charges arising solely from the existence of the Depositary arrangements, the initial deposit of the Best Buy Series A Preferred Stock, the redemption of shares of Best Buy Series A Preferred Stock and the issuance of shares of Best Buy Common Stock upon conversion. Best Buy will pay the fees and expenses of the Depositary in connection with the performance of its duties under the Deposit Agreement. Holders of Depositary Receipts will pay any other transfer or other taxes and governmental charges. If, at the request of a holder of Depositary Receipts, the Depositary incurs charges or other expenses for which it is not otherwise liable under the Deposit Agreement, such holder will be liable for such charges and expenses.


  RESIGNATION AND REMOVAL OF DEPOSITARY

    The Depositary may resign at any time by delivering to Best Buy notice of its election to do so, and Best Buy may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary, which successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

  MISCELLANEOUS

    The Depositary will, with the approval of Best Buy, appoint a Registrar for registration of the Receipts or Depositary Shares in accordance with any requirements of any applicable stock exchange in which the Receipts or the Depositary Shares are listed. The Registrar will maintain books at the Depositary's Office for the registration and registration of transfer of Depositary Receipts or at such other place as is approved by Best Buy and of which the holders of Depositary Receipts are given reasonable notice.


    Best Buy will deliver to the Depositary and the Depositary will forward to holders of Depositary Shares all notices and reports required by law, the rules of any national securities exchange upon which the Best Buy Series A Preferred Stock, the Depositary Shares or the Depositary Receipts are listed or by Best Buy's Amended and Restated Articles of Incorporation (including the Certificate of Designation) or By-laws to be furnished by Best Buy to holders of Best Buy Series A Preferred Stock.



    Neither the Depositary nor Best Buy will be liable if either is by law or certain other circumstances beyond its control prevented from or delayed in performing its obligations under the Deposit Agreement. Neither the Depositary nor any agent of the Depositary nor Best Buy assumes any obligation or will be subject to any liability under the Deposit Agreement to holders of Depositary Receipts other than to use its best judgment and act in good faith in the performance of such duties as are specifically set forth in the Deposit Agreement. Neither Best Buy nor the Depositary will be obligated to appear in, prosecute or defend any legal proceeding in respect of any Depositary Shares or any Best Buy Series A Preferred Stock unless satisfactory indemnity is furnished. Best Buy and the Depositary may rely on advice of counsel or accountants, or information provided by persons presenting Best Buy Series A Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be authorized or competent and on documents believed to be genuine.


DESCRIPTION OF THE GUARANTEE

    THE FOLLOWING IS A DESCRIPTION OF THE PRINCIPAL TERMS AND PROVISIONS OF THE GUARANTEE AGREEMENT (THE "GUARANTEE"), WHICH WILL BE EXECUTED AND DELIVERED BY BEST BUY FOR THE BENEFIT OF THE HOLDERS FROM TIME TO TIME OF THE PREFERRED SECURITIES. THE FOLLOWING DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH AGREEMENT, A COPY OF THE FORM OF WHICH IS FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

  GENERAL

    Pursuant to the Guarantee, Best Buy will irrevocably and unconditionally agree, on a subordinated basis and to the extent set forth therein, to pay in full to the holders of the Preferred Securities, the Guarantee Payments (as defined below) (except to the extent previously paid by Best Buy Capital), as and when due, regardless of any defense, right of set-off or counterclaim that Best Buy Capital may have or assert. The following payments, to the extent not paid by Best Buy Capital, are the "Guarantee Payments": (a) any accumulated and unpaid dividends (including any Additional Dividends thereon) that have been theretofore declared on the Preferred Securities from monies legally available therefor; (b) the Redemption Price payable with respect to Preferred Securities called for redemption by Best Buy Capital out of funds legally available therefor; and (c) upon a liquidation of Best Buy Capital, the lesser of (i) the Liquidation Distribution and (ii) the amount of assets of Best Buy Capital available for distribution to holders of Preferred Securities in liquidation of Best Buy Capital. Best Buy's obligation to make a Guarantee Payment may be satisfied by Best Buy's direct payment of the required amounts to the holders of Preferred Securities or by Best Buy's causing Best Buy Capital to pay such amounts to such holders.

    If Best Buy fails to make interest payments on the Subordinated Debentures purchased by Best Buy Capital, Best Buy Capital will have insufficient funds to pay dividends on the Preferred Securities. The Guarantee does not cover payment of dividends when Best Buy Capital does not have sufficient funds to pay such dividends.

    Because the Guarantee is a guarantee of payment and not of collection, holders of the Preferred Securities may proceed directly against Best Buy as guarantor, rather than having to proceed against Best Buy Capital before attempting to collect from Best Buy. A holder of Preferred Securities may enforce such obligations directly against Best Buy, and Best Buy waives any right or remedy to require that any action be brought against Best Buy Capital or any other person or entity before proceeding against Best Buy. Such obligations will not be discharged except by payment of the Guarantee Payments in full.

  CERTAIN COVENANTS OF BEST BUY


    In the Guarantee, Best Buy will covenant and agree that, so long as any Preferred Securities are outstanding, neither Best Buy nor any majority owned subsidiary of Best Buy shall declare or pay any dividend or distribution on, or redeem, purchase or otherwise acquire or make a liquidation payment with respect to, any of its capital stock (other than as a result of a reclassification of capital stock or the exchange or conversion of one class or series of capital stock for another class or series of capital stock) or make any guarantee payments with respect to the foregoing (other than payments under the Guarantee or dividends or guarantee payments to Best Buy by a majority owned subsidiary), if at such time Best Buy has exercised its option to defer interest payments on the Subordinated Debentures and such deferral is continuing, Best Buy is in default with respect to its payment or other obligations under the Guarantee or there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default under the Subordinated Debentures. Best Buy will covenant to take all actions necessary to ensure the compliance of its subsidiaries with the above covenant.


    Best Buy will also covenant that, so long as any Preferred Securities are outstanding, it will (a) maintain direct 100% ownership of the partnership interests in Best Buy Capital other than the Preferred Securities (except as permitted in the Limited Partnership Agreement), (b) cause at least 21% of the total value of Best Buy Capital and at least 21% of all interest in the capital, income, gain, loss, deduction and credit of Best Buy Capital to be held by Best Buy, as General Partner, (c) not voluntarily dissolve, wind-up or liquidate itself or Best Buy Capital, (d) remain the General Partner and timely perform all of its duties as General Partner of Best Buy Capital (including the duty to cause Best Buy Capital to declare and pay dividends on the Preferred Securities), unless a permitted successor General Partner is appointed, and (e) subject to the terms of the Preferred Securities, use reasonable efforts to cause Best Buy Capital to remain a Delaware limited partnership and otherwise continue to be treated as a partnership for United States federal income tax purposes.

    As a part of the Guarantee, Best Buy will agree that it will honor all obligations described therein relating to the conversion or exchange of the Preferred Securities into or for Best Buy Common Stock or Depositary Shares representing Best Buy Series A Preferred Stock, as described in "- Preferred
Securities -  Conversion  Rights,"  and  "-  Optional  Exchange  for  Depositary
Shares."


  SUBORDINATION

    Best Buy's obligations under the Guarantee to make Guarantee Payments will constitute an unsecured obligation of Best Buy that will rank (i) subordinate and junior in right of payment to all liabilities of Best Buy and the Subordinated Debentures, and (ii) PARI PASSU (equally) with the most senior preferred shares now or hereafter issued by Best Buy and with any guarantee now or hereafter entered into by Best Buy in respect of any preferred or preference stock of any affiliate of Best Buy and (iii) senior to Best Buy Common Stock and any other class or series of capital stock issued by Best Buy or any of its affiliates which by its express terms ranks junior in the payment of dividends and amounts on liquidation, dissolution, and winding-up to the Preferred Securities ("Junior Stock"). On the bankruptcy, liquidation or winding-up of Best Buy, its obligations under the Guarantee will rank junior to all its other liabilities and, therefore, funds may not be available for payment under the Guarantee. As of August 27, 1994, Best Buy had approximately $392 million of indebtedness or other obligations constituting Senior Indebtedness and no indebtedness that would rank equally with the Guarantee.

  AMENDMENTS AND ASSIGNMENT

    The terms of the Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% of the aggregate liquidation preference of the Preferred Securities then outstanding. The manner of obtaining any such approval of holders of the Preferred Securities will be as set forth in "- Preferred Securities - Voting Rights." All provisions contained in the Guarantee will bind the successors, assigns, receivers, trustees and representatives of Best Buy and will inure to the benefit of the holders of the Preferred Securities. Except in connection with any merger or consolidation of Best Buy with or into another entity or any sale, transfer or lease of Best Buy's assets to another entity complying with the provisions under "- Consolidation, Merger or Sale of Assets" below, Best Buy may not assign its rights or delegate its obligations under the Guarantee without the prior approval of the holders of not less than 66 2/3% of the aggregate liquidation preference of the Preferred Securities then outstanding.

  TERMINATION

    Best Buy's obligation to make Guarantee Payments under the Guarantee will terminate as to each holder of Preferred Securities and be of no further force and effect upon (a) full payment of the Redemption Price of such holder's Preferred Securities, (b) full payment of the amounts payable to such holder upon liquidation of Best Buy Capital, (c) the distribution of Best Buy Common Stock to such holder in respect of the conversion of all of such holder's Preferred Securities into Best Buy Common Stock or (d) the distribution of Depositary Shares representing Best Buy Series A Preferred Stock to such holder in respect of the exchange of the Subordinated Debentures for Best Buy Series A Preferred Stock. Notwithstanding the foregoing, Best Buy's obligation to make Guarantee Payments will continue to be effective or will be reinstated, as the case may be, as to a holder if at any time such holder must restore payment of any sums paid under the Preferred Securities or under the Guarantee for any reason whatsoever. Best Buy will indemnify each holder and hold it harmless from and against any loss it may suffer in such circumstances.

  CONSOLIDATION, MERGER OR SALE OF ASSETS

    The Guarantee provides that Best Buy may merge or consolidate with or into another entity, may permit another entity to merge or consolidate with or into Best Buy and may sell, transfer or lease all or substantially all of its assets to another entity if (i) at such time no Event of Default (as defined in the Indenture) shall have occurred and be continuing, or would occur as a result of such merger, consolidation or sale, transfer or lease and (ii) the survivor of such merger or consolidation or entity to which Best Buy's assets are sold, transferred or leased is an entity organized under the laws of the United States or any state thereof, becomes the General Partner, assumes all of Best Buy's obligations under the Guarantee and has a net worth equal to at least 10% of the total contributions to Best Buy Capital.

  GOVERNING LAW

    The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF THE SUBORDINATED DEBENTURES

    THE FOLLOWING SUMMARY OF PRINCIPAL TERMS AND PROVISIONS OF THE SUBORDINATED DEBENTURES IN WHICH BEST BUY CAPITAL WILL INVEST THE PROCEEDS OF THE ISSUANCE AND SALE OF THE PREFERRED SECURITIES AND SUBSTANTIALLY ALL OF THE CAPITAL CONTRIBUTED TO BEST BUY CAPITAL BY THE GENERAL PARTNER (THE "GENERAL PARTNER PAYMENT") DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE INDENTURE AMONG BEST BUY, BEST BUY CAPITAL AND HARRIS TRUST AND SAVINGS BANK OF CHICAGO, AS TRUSTEE (THE "TRUSTEE"), A FORM OF WHICH HAS BEEN FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART. ALL OF THE SUBORDINATED DEBENTURES WILL BE ISSUED UNDER THE INDENTURE.

  GENERAL

    The Subordinated Debentures will be limited in aggregate principal amount to the sum of the aggregate amount of the proceeds received by Best Buy Capital from the Offering and the General Partner Payment less 1% of such sum.

    The entire principal amount of the Subordinated Debentures will become due and payable, together with any accrued and unpaid interest thereon, including
Additional Interest (as defined below), on the earliest of             , 2024 or
the date upon which Best Buy Capital is dissolved, wound-up, liquidated or terminated.

    The Subordinated Debentures will be issued only in fully registered form, without coupons, in denominations of $50 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Subordinated Debentures, but Best Buy may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  INTEREST

    The Subordinated Debentures will bear interest at the rate of % per annum from the original date of issuance, payable monthly in arrears on the last day of each calendar month of each year (each an "Interest Payment Date"),
commencing             , 1994. Interest will compound monthly and will accrue at
the annual rate of     % on any interest installment not paid when due.


    The amount of interest payable for any period will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full monthly interest period, will be computed on the basis of the actual number of days elapsed in such period. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay). If such Business Day is in the next succeeding calendar year, however, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.



  OPTION TO DEFER INTEREST PAYMENTS


    Best Buy shall have the right at any time and from time to time during the term of the Subordinated Debentures to defer interest payments for up to 60 months during which period interest will compound monthly (provided that a deferral of interest payments may not extend the stated maturity of the Subordinated Debentures) and during which Best Buy shall have the right to make partial payments of interest or at the end of which period Best Buy must pay all interest then accrued and unpaid (together with Additional Interest); PROVIDED THAT, during any such deferral of interest payments neither Best Buy nor any majority-owned subsidiary of Best Buy shall declare or pay any dividend on, or redeem, purchase, acquire for value or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing (other than payments under the Guarantee or dividend payments to Best Buy from a majority-owned subsidiary). Prior to the termination of any such deferral of interest payments, Best Buy may further defer interest payments, provided that such deferral of interest payments together with any extensions thereof may not exceed 60 months. The failure by Best Buy to make interest payments during a deferral of interest payments would not constitute a default or an event of default under Best Buy's currently outstanding indebtedness. Best Buy shall give Best Buy Capital, as holder of the Subordinated Debentures, and the Trustee notice of its deferral of interest payments no later than the last date on which Best Buy Capital would be required to notify the NYSE of the record or payment date of the related dividend, which currently is 10 days prior to such record or payment date. Best Buy Capital shall give written notice of Best Buy's deferral of interest payments to the holders of the Preferred Securities.


  ADDITIONAL INTEREST

    Best Buy shall be required to pay any interest upon interest that has not been paid on the Subordinated Debentures monthly. Accordingly, in such circumstance, Best Buy will pay interest upon interest in order to provide for monthly compounding on the Subordinated Debentures (the amounts of interest payable to effect monthly compounding on the Subordinated Debentures being referred to herein as "Additional Interest").

  MANDATORY REDEMPTION

    If Best Buy Capital redeems Preferred Securities in accordance with the terms thereof, Best Buy will redeem Subordinated Debentures in a principal amount equal to the aggregate stated liquidation preference of the Preferred Securities so redeemed, together with any accrued and unpaid interest thereon, including Additional Interest, if any. Any payment pursuant to this provision shall be made prior to 12:00 noon, New York City time, on the date of such redemption or at such other time on such earlier date as the parties thereto shall agree. The Subordinated Debentures are not entitled to the benefit of any sinking fund or, except as set forth above, any other provision for mandatory prepayment.

  SUBORDINATION

    The Indenture provides that the Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness (as defined below) of Best Buy.

    Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due on or to become due on or in respect of all Senior Indebtedness, before the holders of the Subordinated Debentures are entitled to receive any payment (including any payment to holders of the Subordinated Debentures made in respect of any other debt subordinated to the Subordinated Debentures) on account of the principal of or interest on the Subordinated Debentures or on account of any purchase, redemption or other acquisition of the Subordinated Debentures by the Company.

    The Company may not make any payments on the account of the Subordinated Debentures or account of the purchase or redemption or other acquisition of the Subordinated Debentures, if there has occurred and is continuing a default in the payment of the principal of (or premium, if any) or interest on any Senior Indebtedness (a "Senior Payment Default"). In addition, if any default (other than a Senior Payment Default), or any event which after notice or lapse of time (or both) would become a default, with respect to certain Senior Indebtedness, permitting after notice or lapse of time (or both) the holders thereof (or a trustee or agent on behalf of the holders thereof) to accelerate the maturity thereof has occurred and is continuing (a "Senior Nonmonetary Default"), and the Company and the Trustee have received written notice thereof from the holder of such certain Senior Indebtedness, then the Company may not make any payments on the account of the Subordinated Debentures or account of the purchase or redemption or other acquisition of the Subordinated Debentures, for a period (a "blockage period") commencing on the date the Company and the Trustee receive such written notice and ending on the earlier of (i) 179 days after such date and (ii) the date, if any, on which the Senior Indebtedness to which such default relates is discharged or such default is waived in writing or otherwise cured or ceases to exist and any acceleration of certain Senior Indebtedness to which such Senior Nonmonetary Default relates is rescinded or annulled.

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    In any event, not more than one blockage period may be commenced during  any period of 360 consecutive days, and there must be a period of at least 181 consecutive days in each period of 360 consecutive days when no blockage period is in effect. Following the commencement of a blockage period, the holders of such certain Senior Indebtedness will be precluded from commencing a subsequent blockage period until the conditions set forth in the preceding sentence are satisfied. No Senior Nonmonetary Default that existed or was continuing on the date of commencement of any blockage period with respect to such certain Senior Indebtedness initiating such blockage period will be, or can be, made the basis for the commencement of a subsequent blockage period, unless such default has been cured for a period of not less than 90 consecutive days.

    By reason of such subordination, in the event of any proceeding of the type described in the preceding paragraph involving Best Buy, creditors of Best Buy who are holders of Senior Indebtedness and general unsecured creditors of Best Buy may recover more, ratably, than the holder or holders of the Subordinated Debentures.

    The term "Senior Indebtedness" is defined to mean the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether Incurred (as defined in the Indenture) on or prior to the date of execution of the Indenture or thereafter Incurred:

        (a)   all  obligations  of  Best   Buy  for  money  borrowed  (including
    obligations under Best Buy's revolving bank credit facility);

        (b) all obligations of Best Buy evidenced by notes, debentures, bonds or other securities, including obligations Incurred in connection with the acquisition of property, assets or businesses;

        (c) all capitalized lease obligations of Best Buy;

        (d) all reimbursement obligations of Best Buy with respect to letters of credit, bankers acceptance or similar facilities issued for the account of Best Buy;

        (e) all obligations of Best Buy issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which Best Buy or any of its subsidiaries have agreed to be treated as owner of the subject property for federal income tax purposes (but excluding trade accounts payable, accrued liabilities resulting from the sale of extended service plans, or accrued liabilities arising in the ordinary course of business);

        (f) all payment obligations of Best Buy under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations Incurred by Best Buy solely to act as a hedge against increases in interest rates that may occur under the terms of other outstanding variable or floating rate Indebtedness of Best Buy;

        (g) all obligations of Best Buy under secured inventory financing credit lines;

        (h) all obligations of the type referred to in clauses (a) through (g) above of another person and all dividends of another person, the payment of which, in either case, Best Buy has assumed or guaranteed, or for which Best Buy is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise; and

        (i) all amendments, modifications, renewals, extensions, refinancings, replacements and refundings by Best Buy of any such Indebtedness (as defined in the Indenture) referred to in clauses (a) through (h) above (and of any such amended, modified, renewed, extended, refinanced, refunded or replaced indebtedness or obligations);

PROVIDED,  HOWEVER,  that  the  following   shall  not  constitute  the   Senior
Indebtedness: (a) any Indebtedness owed to a Subsidiary of Best Buy, (b) any Indebtedness which by the terms of the instrument creating or evidencing the same expressly provides that such Indebtedness is not superior in right of payment to the Subordinated Debentures or (c) any Indebtedness Incurred in violation of the Indenture. Such Senior

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Indebtedness  shall  continue  to be  Senior  Indebtedness and  entitled  to the
benefits  of  the  subordination  provisions  irrespective  of  any   amendment,
modification or waiver of any term of such Senior Indebtedness.

    As   of  August  27,  1994,  Senior  Indebtedness  of  Best  Buy  aggregated approximately $392 million. The Indenture does not limit Best Buy's ability to incur Senior Indebtedness.

  CERTAIN COVENANTS OF BEST BUY


    Best Buy will also covenant in the Indenture that neither it nor any majority-owned subsidiary of Best Buy will declare or pay any dividend on, or redeem, purchase, acquire for value or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing if at such time (i) there shall have occurred any event that, with the giving of notice or the lapse of time or both would constitute an Event of Default (as defined below) under the Subordinated Debentures, (ii) Best Buy shall be in default with respect to its payment or other obligations under the Guarantee or (iii) Best Buy shall have given notice of its selection of an extended interest payment period as provided in the Subordinated Debentures and such deferral of interest payments or any extension thereof shall be continuing. Best Buy will also covenant (i) to remain the General Partner of Best Buy Capital, provided that any permitted successor of Best Buy under the Limited Partnership Agreement may succeed to Best Buy's duties as General Partner, (ii) to cause at least 21% of the total value of Best Buy Capital and at least 21% of all interests in the capital, income, gain, loss, deduction and credit of Best Buy Capital to be held by Best Buy as General Partner, (iii) not to voluntarily dissolve, wind-up or liquidate Best Buy Capital, (iv) to perform timely all of its duties as General Partner (including the duty to pay dividends on the Preferred Securities as described under "- Description of the Guarantee - General"), (v) to maintain direct ownership of all partnership interests of Best Buy Capital other than the Preferred Securities, (vi) to use its reasonable efforts to cause Best Buy Capital to remain a limited partnership and otherwise to continue to be treated as a partnership for United States federal income tax purposes and (vii) to deliver Depositary Shares representing shares of Best Buy Series A Preferred Stock or Best Buy Common Stock upon an election by the holders of the Preferred Securities to exchange or convert the Subordinated Debentures.


  EVENTS OF DEFAULT

    If one or more of the following events (each an "Event of Default") shall occur and be continuing:

        (a) failure to pay any principal of the Subordinated Debentures when due;

        (b) failure to pay any interest on the Subordinated Debentures, including any Additional Interest, when due and such failure continues for a period of 10 days; provided that a valid extension of the interest payment period by Best Buy shall not constitute a default in the payment of interest for this purpose;

        (c) failure by Best Buy to deliver shares of Best Buy Series A Preferred Stock or Best Buy Common Stock upon an election by holders of Preferred Securities to exchange or convert such Preferred Securities;

        (d) failure by Best Buy to perform in any material respect any other covenant in the Indenture for the benefit of the holders of Subordinated Debentures continued for a period of 60 days after written notice to Best Buy from any holder of Subordinated Debentures or Preferred Securities;

        (e) the dissolution, winding-up, liquidation or termination of Best Buy Capital; or

        (f)   certain  events of bankruptcy,  insolvency or  liquidation of Best
    Buy;

then either the Trustee or the holders of at least 25% in aggregate principal amount of the Subordinated Debentures then outstanding will have the right to declare the principal of and the interest on the Subordinated Debentures (including any Additional Interest) and any other amounts payable under the Subordinated Debentures to be forthwith due and payable and to enforce the holders' other rights as creditors with respect to the Subordinated Debentures; PROVIDED, HOWEVER, that if upon an Event of

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Default, the  Trustee or  the holders  of at  least 25%  in aggregate  principal amount of the Subordinated Debentures then outstanding fail to declare the payment of all amounts on the Subordinated Debentures to be immediately due and payable, the holders of at least 25% in aggregate liquidation preference of Preferred Securities then outstanding, shall have such right; PROVIDED FURTHER, HOWEVER, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Subordinated Debentures, or the holders of the Preferred Securities if they accelerated such payment, may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "Modification of the Indenture." Best Buy Capital is the initial holder of the Subordinated Debentures. However, while the Preferred Securities are outstanding, Best Buy Capital has agreed not to waive an event of default under the Indenture without the consent of holders of 66 2/3% in aggregate liquidation preference of the Preferred Securities then outstanding. Additionally, under the terms of the Preferred Securities, the holders of outstanding Preferred Securities will have the rights described above under "- Preferred Securities - Voting Rights," including the right to appoint a Special General Partner, which Special General Partner shall be authorized to exercise the right of Best Buy Capital, as the holder of at least 25% aggregate principal amount of the Subordinated Debentures, to accelerate the principal amount of the Subordinated Debentures and accrued interest (including any Additional Interest) thereon and to enforce the other rights of Holders of the Subordinated Debentures as creditors under the Subordinated Debentures. A default under any other indebtedness of Best Buy or Best Buy Capital would not constitute an Event of Default under the Subordinated Debentures.

    Subject to the provision of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of Subordinated Debentures, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Subordinated Debentures then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

    No holder of any Subordinated Debenture will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and, if Best Buy Capital is not the sole holder of Subordinated Debentures, unless also the holders of at least 25% in aggregate principal amount of the Subordinated Debentures then outstanding shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Subordinated Debentures a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Subordinated Debenture for enforcement of payment of the principal of or interest on such Subordinated Debenture on or after the respective due dates expressed in such Subordinated Debenture or of the right to convert such Subordinated Debenture in accordance with the Indenture.

    Best Buy will be required to furnish to the Trustee annually a statement as to the performance by Best Buy of certain of its obligations under the Indenture and as to any default of such performance.

  CONVERSION OF THE SUBORDINATED DEBENTURES

    The Subordinated Debentures will be convertible into Best Buy Common Stock at the option of the holders of the Subordinated Debentures at any time on or before the close of business on the maturity date thereof at the initial conversion price set forth on the cover page of this Prospectus subject to the conversion price adjustments described under "- Preferred Securities - Conversion Rights." Best Buy Capital will covenant not to convert Subordinated Debentures except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Preferred Securities. Upon surrender of Preferred

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Securities to  the  Conversion  Agent  for conversion,  Best  Buy  Capital  will distribute $50 principal amount of the Subordinated Debentures to the Conversion Agent on behalf of the holder of every Preferred Security so converted, whereupon the Conversion Agent will convert such Subordinated Debentures to Best Buy Common Stock on behalf of such holder. Best Buy's delivery to the holders of the Subordinated Debentures (through the Conversion Agent) of the fixed number of shares of Best Buy Common Stock into which the Subordinated Debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) will be deemed to satisfy Best Buy's obligation to pay the principal amount of the Subordinated Debentures, and the accrued and unpaid interest attributable to the period from the last date to which interest has been paid or duly provided for.

  EXCHANGE OF THE SUBORDINATED DEBENTURES


    The Subordinated Debentures will be exchangeable for Depository Shares representing Best Buy Series A Preferred Stock upon an Exchange Event on or before the close of business on the maturity date thereof at the rate of 1/100th of a share of Best Buy Series A Preferred Stock for each $50 principal amount of the Subordinated Debentures (equivalent to an exchange rate of one Depositary Share for each $50 principal of amount of the Subordinated Debentures).
Accumulated and unpaid dividends (including Additional Dividends) on the Preferred Securities will be treated as accumulated and unpaid dividends on the Best Buy Series A Preferred Stock.


  MODIFICATION OF THE INDENTURE

    The Indenture may be amended by Best Buy, Best Buy Capital and the Trustee with the consent of the holders of 66 2/3% in aggregate principal amount of the outstanding Subordinated Debentures PROVIDED, that no such modification or amendment may, without the consent of the holder of each outstanding
Subordinated Debenture affected thereby, (a) change the Maturity of the principal of, or any installment of interest on, any Subordinated Debenture, (b) reduce the principal amount of, or interest on, any Subordinated Debenture, (c) change the place or currency of payment of principal of, or interest on, any Subordinated Debenture, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Subordinated Debenture, (e) adversely affect the right to convert Subordinated Debentures, (f) modify the subordination provisions in a manner adverse to the holders of the Subordinated Debentures, (g) reduce the above-stated percentage of outstanding Subordinated Debentures necessary to modify or amend the Indenture or (h) reduce the percentage of aggregate principal amount of outstanding Subordinated Debentures necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; AND PROVIDED FURTHER that, so long as any of the Preferred Securities remain outstanding, no such amendment may be made that adversely affects the holders of Preferred Securities, and no termination of the Indenture may occur, and no Event of Default or compliance with any covenant under the Indenture may be waived by the holders of the Subordinated Debentures, without the prior consent of the holders of at least 66 2/3% of the aggregate liquidation preference of the Preferred Securities then outstanding unless and until the Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full.

  GOVERNING LAW

    The Indenture and the Subordinated Debentures will be governed by, and construed in accordance with, the laws of the State of New York.

  INFORMATION CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the right of the Trustee should it become a creditor of Best Buy, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the Subordinated Debentures, it must eliminate such conflict or resign.

    Best Buy and Best Buy Capital have agreed in the Indenture to indemnify and hold harmless the Trustee against any losses or damages it may suffer as Trustee.

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
    Harris Trust and Savings Bank of Chicago, the Trustee under the Indenture, has from time to time engaged in transactions with, or performed services for, Best Buy in the ordinary course of business.

                     DESCRIPTION OF BEST BUY CAPITAL STOCK

COMMON STOCK

    Best Buy is authorized to issue 120,000,000 shares of Common Stock, $.10 par value per share. Each share of Common Stock is entitled to participate pro rata in distributions upon liquidation, subject to the rights of holders of Preferred Stock, and to one vote on all matters submitted to a vote of shareholders. The holders of Common Stock may receive cash dividends as declared by the Board of Directors out of funds legally available therefor, subject to the rights of any holders of Preferred Stock. See "Dividend Policy" for a description of certain restrictions on the payment of cash dividends. The outstanding shares of Common Stock are, and the shares offered hereby when issued will be, fully paid and nonassessable. Holders of Common Stock have no preemptive or similar equity preservation rights, and cumulative voting of shares in the election of directors is prohibited. The holders of more than 50% of the outstanding shares of Common Stock have the voting power to elect all directors and, except as is discussed at "Certain Best Buy Charter and By-law Provisions," to approve mergers, sales of assets and other corporate transactions.

    The transfer agent and registrar for Best Buy's Common Stock is Harris Trust and Savings Bank of Chicago.

PREFERRED STOCK

    Best Buy is authorized to issue up to 400,000 shares of Preferred Stock, $1.00 par value per share. The Company's Articles of Incorporation provide that shares of Preferred Stock may be issued from time to time, in one or more series, with such designations, relative rights, preferences, limitations, dividend rights, redemption prices, liquidation prices, conversion rights, sinking or purchase fund rights or other privileges as the Company's Board of Directors may establish. Pursuant to this authority, the Board of Directors has designated 46,000 shares of Preferred Stock as Series A Preferred Stock (the "Series A Preferred Stock"). No other series of Preferred Stock has been designated by the Board of Directors. For a description of the Series A Preferred Stock, see "Description of Securities Offered - Description of Best Buy Series A Preferred Stock."

    The issuance of Preferred Stock could affect the rights of holders of Common Stock. For example, issuance of the Preferred Stock could result in a class of securities outstanding that will have preferences with respect to dividends and in liquidation over the Common Stock and could (upon conversion or otherwise) enjoy all of the rights appurtenant to Common Stock. There are no issued and outstanding shares of Preferred Stock. Except as provided herein, there are no agreements or understandings for the issuance of Preferred Stock, and the Company has no present intent to issue Preferred Stock.

                 CERTAIN BEST BUY CHARTER AND BY-LAW PROVISIONS

    Best Buy's Articles of Incorporation and By-laws contain certain "anti-takeover" provisions that could have the effect of delaying or preventing certain changes in control of the Company and thereby deprive shareholders of an opportunity to sell their shares at a premium over prevailing market prices.

    Best Buy's directors are elected for two-year, staggered terms, such that only a portion of its directors are elected in any year. This provision of the By-laws, together with a provision discussed below that is contained in the Articles of Incorporation and governs removal of directors, could have the effect of delaying for a period of one year or more a change in control of the Company, by delaying a potential acquirer's ability to elect a majority of the Board of Directors, depending upon the number of directors next up for election following any such acquisition. Cumulative voting of shares in the election of directors is prohibited by the Articles of Incorporation.

    Best Buy's Articles of Incorporation (i) provide for a "supermajority" vote requiring 80% shareholder approval of certain business combinations with "related persons," unless the combination has been

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
approved by a majority of the Board of Directors; (ii) provide that a "fair price" be paid to all shareholders by requiring the approval of 66 2/3% of shareholders not including a "related person" for certain business combinations with the "related person" unless the transaction is approved by a majority of the Board of Directors or each shareholder receives cash consideration equal to the highest price paid by the "related person" in acquiring any shares of the Company; (iii) give the directors the right to consider non-financial factors of any proposed business combination; (iv) provide that the provisions described above cannot be amended without an 80% vote (or 66 2/3% in the case of the "fair price" amendment) of shareholders; (v) provide for removal of directors only for cause or upon the vote of 80% of shares entitled to vote at an election of directors; and (vi) forbid the payment of "greenmail," or the payment of a premium to redeem stock in the Company accumulated by an investor at the expense of other shareholders who are not afforded the same opportunity.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL


    The following is a summary of certain federal income tax considerations relevant to the purchase, ownership and disposition of the Preferred Securities. This summary does not address all federal income tax aspects of investing in the Preferred Securities, or the tax consequences to United States Holders who are subject to special treatment under the federal income tax laws (for example, banks, life insurance companies or dealers). This discussion is based upon current provisions of the internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, judicial decisions and Internal Revenue Service ("IRS") rulings, all of which are subject to change, which may alter the opinions expressed herein and adversely affect investors in the Preferred Securities. Unless otherwise indicated, the information below is directed at United States Holders (as defined below) who purchase Preferred Securities at original issue for their initial offering price, and that hold Preferred Securities as capital assets (generally property held for investment). For purposes of this discussion, a "United States Holder" is a beneficial owner of a Preferred Security who or that is (i) a citizen or resident of the United States, (ii) a domestic corporation, or (iii) otherwise subject to United States federal income taxation on a net income basis in respect of a Preferred Security.


    PROSPECTIVE PURCHASERS OF PREFERRED SECURITIES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE UNITED STATES OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF PREFERRED SECURITIES, INCLUDING THE EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

    The following summary represents the opinion of Robins, Kaplan, Miller & Ciresi, special federal income tax counsel to Best Buy and Best Buy Capital, insofar as such summary relates to matters of law and legal conclusions. An opinion of counsel, however, is not binding on the IRS or the courts, and Best Buy does not intend to seek a ruling from the IRS that the IRS agrees with the tax consequences described below. Moreover, these transactions raise a number of novel tax issues which have not been ruled on by the courts or IRS in similar transactions. As a result, there can be no assurance that the IRS will not audit these transactions and in such event, that it will agree with the conclusions below and the positions taken by Best Buy and Best Buy Capital.

INCOME FROM PREFERRED SECURITIES

    Robins, Kaplan, Miller & Ciresi is of the opinion that Best Buy Capital will be classified as a partnership for federal income tax purposes and not as an association taxable as a corporation. Each United States Holder of Preferred Securities will be required to include in gross income its distributive share of the net income of Best Buy Capital, which net income generally will be equal to the amount of interest received or accrued on the Subordinated Debentures. Such income will not exceed dividends received on a Preferred Security, except in the limited circumstance of original issue discount. See " -Original Issue Discount" below. Any amount so included in a United States Holder's gross income will increase its tax basis in the Preferred Securities, and the amount of distributions of cash or other property

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by  Best Buy Capital to the United  States Holder will reduce such United States
Holder's tax basis in the Preferred Securities. No portion of the amounts received on the Preferred Securities will be eligible for the dividends received deduction.

ORIGINAL ISSUE DISCOUNT


    Under Treasury Regulations, the stated interest payments on the Subordinated Debentures will be treated as "original issue discount" because of the option that Best Buy has, under the terms of the Subordinated Debentures, to defer interest payments for up to 60 months. Under the Code, United States Holders of debt with original issue discount must include that discount in income on an economic accrual basis and before the receipt of cash attributable to the interest regardless of their method of tax accounting. Except to the extent Best Buy exercises its option to defer interest payments, the characterization of the stated interest on the Subordinated Debentures as original issue discount will not affect the timing or amount of income reportable by United States Holders of the Preferred Securities. In the event that interest payments are deferred, Best Buy Capital will continue to accrue income equal to the amount of the interest payment due at the end of the deferred interest payment period on an economic accrual basis over the length of the deferred interest payment period.



    Accrued income will be allocated, but not distributed, to United States Holders of record on the Business Day preceding the last day of each calendar month. As a result, United States Holders of record during a deferral of interest payments will include interest in gross income in advance of the receipt of cash, and any such United States Holder who disposes of Preferred Securities prior to the record date for the payment of dividends following such deferral of interest payments will include such United States Holder's allocable share of such interest in gross income but will not receive any cash related thereto. The tax basis of a Preferred Security will be increased by the amount of any interest that is included in income without a corresponding receipt of cash and will be decreased when and if such cash is subsequently received from Best Buy Capital.


DISPOSITION OF PREFERRED SECURITIES

    Generally, capital gain or loss will be recognized on a sale of Preferred Securities, including a complete redemption for cash, equal to the difference between the amount realized and the United States Holder's tax basis in the Preferred Securities sold. Gain or loss recognized by a United States Holder on the sale or exchange of a Preferred Security held for more than one year generally will be taxable as long-term capital gain or loss. The adjusted tax basis of the Preferred Securities sold will equal the amount paid for the Preferred Securities, plus accrued but unpaid original issue discount, if any, as described herein allocated to such United States Holder and reduced by any cash or other property distributed to such United States Holder by Best Buy Capital. A United States Holder acquiring Preferred Securities at different prices may be required to maintain a single aggregate adjusted tax basis in Preferred Securities, and, upon sale or other disposition of some of the Preferred Securities, allocate a pro rata portion of such aggregate tax basis to the Preferred Securities sold (rather than maintaining a separate tax basis in each Preferred Security for purposes of computing gain or loss on a sale of that Preferred Security).

EXCHANGE OF PREFERRED SECURITIES FOR BEST BUY STOCK

    A United States Holder should not recognize gain or loss upon the exchange, through the Conversion Agent, of Preferred Securities for a proportionate share of the Subordinated Debentures held by Best Buy Capital. Except to the extent attributable to accrued but unpaid interest on the Subordinated Debentures, a United States Holder should not recognize gain or loss upon the conversion, through the Conversion Agent, of Subordinated Debentures for Best Buy Common Stock or Depository Shares representing Best Buy Series A Preferred Stock. A United States Holder will recognize gain, however, upon the receipt of cash in lieu of a fractional share of Best Buy Common Stock or Depository Shares representing Best Buy Series A Preferred Stock equal to the amount of cash received less the United States Holder's tax basis in such fractional share. A United States Holder's tax basis in the Best Buy Common Stock or the Depository Shares representing Best Buy Series A Preferred Stock received upon exchange and conversion should generally be equal to the United States Holder's tax basis in the

Preferred Securities delivered to the Conversion Agent for exchange less the basis allocated to any fractional share for which cash is received. A United States Holder's holding period in the Best Buy Common Stock or the Depository Shares representing Best Buy Series A Preferred Stock received upon exchange and conversion should generally begin on the date the United States Holder acquired the Preferred Securities delivered to the Conversion Agent for exchange.

ADJUSTMENT OF CONVERSION PRICE

    Treasury Regulations promulgated under section 305 of the Code would treat Best Buy Capital (and, thus, United States Holders of Preferred Securities) as having received a constructive distribution from Best Buy in the event the conversion ratio of the Subordinated Debentures were adjusted if (i) as a result of such adjustment, the proportionate interest of Best Buy Capital in the assets or earnings and profits of Best Buy were increased and (ii) the adjustment was not made pursuant to a bona fide, reasonable antidilution formula. An adjustment in the conversion ratio would not be considered made pursuant to such a formula if the adjustment was made to compensate for certain taxable distributions with respect to the stock into which the Subordinated Debentures are convertible. Thus, under certain circumstances, a reduction in the conversion price for the Subordinated Debentures is likely to be taxable to Best Buy Capital as a dividend to the extent of the current or accumulated earnings and profits of Best Buy. The United States Holders of the Preferred Securities would be required to include their allocable share of such constructive dividend in gross income but will not receive any cash related thereto. In addition, the failure to fully adjust the conversion price of the Subordinated Debentures to reflect distributions of stock dividends with respect to the Best Buy Common Stock may result in a taxable dividend to the United States Holders of the Best Buy Common Stock.

    Similarly, under Section 305 of the Code, adjustments to the conversion price of the Best Buy Series A Preferred Stock, which may occur under certain circumstances, may result in deemed dividend income to United States Holders of the Depository Shares representing Best Buy Series A Preferred Stock if such adjustments are not made pursuant to a bona fide, reasonable antidilution formula, and failure to make such adjustments to the conversion price of the Best Buy Series A Preferred Stock may result in deemed dividend income to United States Holders of the Best Buy Common Stock.

BEST BUY CAPITAL INFORMATION RETURNS AND AUDIT PROCEDURES

    The General Partner in Best Buy Capital will furnish each United States Holder with a Schedule K-1 each year setting forth such United States Holder's allocable share of income for the prior calendar year. The General Partner is required to furnish such Schedule K-1 as soon as practicable following the end of the taxable year, but in any event prior to March 15th of each succeeding year.

    Any person who holds Preferred Securities as nominee for another person is required to furnish to Best Buy Capital (a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) information as to whether the beneficial owner is (i) a person that is not a United States person, (ii) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or owned agency or instrumentality of either of the foregoing, or (iii) a tax-exempt entity; (c) the amount and description of Preferred Securities held, acquired or transferred for the beneficial owner; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and certain information on Preferred Securities they acquire, hold or transfer for their own accounts. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to Best Buy Capital. The nominee is required to supply the beneficial owners of the Preferred Securities with the information furnished to Best Buy Capital.

    The General Partner, as the tax matters partner, will be responsible for representing the United States Holders in any dispute with the IRS. The Code provides for administrative examination of a partnership as if the partnership were a separate and distinct taxpayer. Generally, the statute of limitations for partnership items does not expire before three years since the later of the filing or the last date for filing of the partnership information returns. Any adverse determination following an audit of the return of Best Buy Capital by the appropriate taxing authorities could result in an adjustment of the returns of the United States Holders, and, under certain circumstances, a United States Holder may be precluded from separately litigating a proposed adjustment to the items of the partnership. An adjustment could also result in an audit of a United States Holder's return and adjustments of items not related to the income and losses of Best Buy Capital.

FOREIGN HOLDERS

    Ownership of Preferred Securities by nonresident aliens, foreign corporations and other foreign persons raises tax considerations unique to such persons and may have substantially adverse tax consequences to them. Therefore, prospective investors who are foreign persons or which are foreign entities are urged to consult with their U.S. tax advisors as to whether an investment in a Preferred Security represents an appropriate investment in light of those unique tax considerations and possible adverse tax consequences.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    In general, information reporting requirements will apply to payments on and payments of the proceeds of the sale of Preferred Securities, Best Buy Series A Preferred Stock or Best Buy Common Stock within the United States to noncorporate United States Holders, and "backup withholding" at a rate of 31% will apply to such payments if the United States Holder fails to provide an accurate taxpayer identification number.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, Best Buy Capital has agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and William Blair & Company are acting as representatives, has severally agreed to purchase from Best Buy Capital, the respective number of Preferred Securities set forth opposite its name below:

                                                                                              NUMBER OF PREFERRED
                                        UNDERWRITER                                                SECURITIES
- --------------------------------------------------------------------------------------------  --------------------
Goldman, Sachs & Co. .......................................................................
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................................................
Morgan Stanley & Co. Incorporated...........................................................
William Blair & Company.....................................................................

                                                                                                    ----------
    Total...................................................................................         4,000,000
                                                                                                    ----------
                                                                                                    ----------

    Under  the  terms  and  conditions   of  the  Underwriting  Agreement,   the
Underwriters are committed to take and pay for all such Preferred Securities offered hereby, if any are taken.

    The Underwriters propose to offer the Preferred Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price less a concession of $ per Preferred Security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per Preferred Security to certain brokers and dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

    In view of the fact that the proceeds from the sale of the Preferred Securities will be used by Best Buy Capital to purchase the Subordinated Debentures of Best Buy, the Underwriting Agreement provides that Best Buy will pay as compensation to the Underwriters ("Underwriters' Compensation"), a
commission of $     per Preferred Security.

    Best Buy and Best Buy Capital have granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 600,000 additional Preferred Securities solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of Preferred Securities to be purchased by each of them, as shown in the foregoing table, bears to the Preferred Securities offered.

    Best Buy and Best Buy Capital have agreed not to offer, sell, contract to sell, or otherwise dispose of any shares of Best Buy Common Stock, any other capital stock of Best Buy, any other security convertible into or exercisable or exchangeable for Best Buy Common Stock or any such other capital stock or debt securities substantially similar to the Subordinated Debentures for a period of 180 days after the date of this Prospectus without the prior written consent of the representatives, except for (a) the Preferred Securities offered hereby, (b) Best Buy Common Stock or Best Buy Series A Preferred Stock issued or delivered upon conversion or exchange of the Subordinated Debentures, (c) securities issued or delivered upon conversion, exchange or exercise of any other securities of Best Buy outstanding on the date of this Prospectus, (d) securities issued pursuant to Best Buy's stock option or other benefit or incentive plans maintained for its officers, directors or employees, (e) securities issued in connection with mergers, acquisitions or similar transactions or (f) partnership interests of Best Buy Capital issued to Best Buy in connection with the sale of the over-allotment shares in order to maintain Best Buy's 21% interest in the total capital of Best Buy Capital.

    Certain of the Underwriters are customers of, or engage in transactions with, and from time to time have performed services for, Best Buy and its subsidiaries and associated companies in the ordinary course of business.


    Prior to this Offering, there has been no public market for the Preferred Securities. The Preferred Securities have been approved for listing on the New York Stock Exchange, subject to notice of issuance thereof, under the symbol "BBY pfM." In order to meet one of the requirements for listing the Preferred Securities on the New York Stock Exchange, the Underwriters have undertaken to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders.


    Best Buy  and  Best  Buy  Capital  have  agreed  to  indemnify  the  several
Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                           VALIDITY OF THE SECURITIES

    The validity of the Preferred Securities, the Guarantee, the Best Buy Common Stock and the Best Buy Series A Preferred Stock issuable upon conversion or exchange of the Subordinated Debentures will be passed upon for Best Buy by Robins, Kaplan, Miller & Ciresi, Minneapolis, Minnesota, and for the Underwriters by Sullivan & Cromwell, New York, New York. Additionally, certain matters as to United States taxation will be passed upon by Robins, Kaplan, Miller & Ciresi. Sullivan & Cromwell may rely on Robins, Kaplan, Miller & Ciresi as to all matters of Minnesota law, and Robins, Kaplan, Miller & Ciresi may rely upon Sullivan & Cromwell as to all matters of New York law. Elliot S. Kaplan, a member of Robins, Kaplan, Miller & Ciresi, is the Secretary and a Director of the Company. At September 1, 1994, attorneys at Robins, Kaplan, Miller & Ciresi beneficially owned 119,986 shares of the Best Buy Common Stock.

                                    EXPERTS

    The financial statements of the Company as of February 27, 1993, and February 26, 1994, and for each of the fiscal years in the three-year period ended February 26, 1994, included herein and incorporated by reference in this Prospectus, and the financial statement schedules incorporated by reference herein from the Company's Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports included herein and incorporated by reference (which reports express an unqualified opinion and include an explanatory paragraph regarding a change in accounting method for income taxes during the year ended February 26, 1994), and have been included herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    In August 1994, the Company retained Ernst & Young LLP as its independent auditors and dismissed Deloitte & Touche LLP. The decision to change accountants was approved by the Audit Committee of the Company's Board of Directors. The reports of Deloitte & Touche LLP for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified with respect to uncertainty, audit scope or accounting principle. During the past two fiscal years and through the date of dismissal there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

                             INDEX OF DEFINED TERMS


DEFINED TERM                                                                                                   PAGE
- -----------------------------------------------------------------------------------------------------------  ---------
1940 Act...................................................................................................         46
Additional Dividends.......................................................................................         39
Additional Interest........................................................................................         58
Applicable Price...........................................................................................         43
Beneficial Owner...........................................................................................         49
Best Buy...................................................................................................          1
Best Buy Capital...........................................................................................          1
Best Buy Common Stock......................................................................................          2
Best Buy Financial.........................................................................................         37
Best Buy Series A Preferred Stock..........................................................................          2
blockage period............................................................................................         58
Business Day...............................................................................................         39
Certificate of Designation.................................................................................         50
Closing Price..............................................................................................         44
Code.......................................................................................................         64
Commission.................................................................................................          4
Common Stock Fundamental Change............................................................................         44
Company....................................................................................................          1
consolidated cash flow ratio...............................................................................         39
Conversion Agent...........................................................................................          9
Conversion Expiration Date.................................................................................          2
deferral of interest payments..............................................................................          3
Deposit Agreement..........................................................................................         52
Depositary.................................................................................................         52
Depositary Receipts........................................................................................         52
Depositary Shares..........................................................................................          2
Depositary's Office........................................................................................         52
Direct Participants........................................................................................         49
dividends..................................................................................................          1
DTC........................................................................................................          3
Entitlement Date...........................................................................................         44
Exchange Act...............................................................................................          4
Exchange Election..........................................................................................         46
Exchange Election Meeting..................................................................................         45
Exchange Event.............................................................................................         45
Exchange Price.............................................................................................         39
Event of Default...........................................................................................         60
Fundamental Change.........................................................................................         44
General Partner............................................................................................          1
General Partner Payment....................................................................................         57
Guarantee..................................................................................................          2
Guarantee Payments.........................................................................................         55
Indenture..................................................................................................         37
Indirect Participants......................................................................................         49
Interest Payment Date......................................................................................         57
IRS........................................................................................................         64
Junior Stock...............................................................................................         56
Limited Partnership Agreement..............................................................................         37
Liquidation Distribution...................................................................................         46

                                                                                                               PAGE
                                                                                                             ---------
Non-Stock Fundamental Change...............................................................................         44
NYSE.......................................................................................................          2
Participants...............................................................................................         49
Preferred Securities.......................................................................................          1
Purchaser Stock Price......................................................................................         44
Redemption Price...........................................................................................          9
Reference Market Price.....................................................................................         45
Registration Statement.....................................................................................          4
Restated Articles..........................................................................................         50
Senior Indebtedness........................................................................................         59
Senior Nonmonetary Default.................................................................................         58
Senior Payment Default.....................................................................................         58
SG&A.......................................................................................................         20
Special General Partner....................................................................................         47
Subordinated Debentures....................................................................................          1
Successor Securities.......................................................................................         47
Transaction................................................................................................         42
Trustee....................................................................................................         57
Underwriters' Compensation.................................................................................          1
United States Holder.......................................................................................         64

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
INTERIM FINANCIAL STATEMENTS (UNAUDITED)
Balance Sheets as of August 28, 1993, and August 27, 1994..................................................        F-2
Statements of Earnings for the six months ended August 28, 1993, and August 27, 1994.......................        F-3
Statements of Cash Flows for the six months ended August 28, 1993, and August 27, 1994.....................        F-4
Statement of Shareholders' Equity for the six months ended August 27, 1994.................................        F-5
Notes to Interim Financial Statements......................................................................        F-6
ANNUAL FINANCIAL STATEMENTS
Independent Auditors' Report...............................................................................        F-7
Balance Sheets as of February 27, 1993, and February 26, 1994..............................................        F-8
Statements of Earnings for the fiscal years ended February 29, 1992, February 27, 1993 and February 26,
 1994......................................................................................................        F-9
Statements of Cash Flows for the fiscal years ended February 29, 1992, February 27, 1993 and February 26,
 1994......................................................................................................       F-10
Statements of Shareholders' Equity for the fiscal years ended February 29, 1992, February 27, 1993 and
 February 26, 1994.........................................................................................       F-11
Notes to Annual Financial Statements.......................................................................       F-12

                               BEST BUY CO., INC.
                                 BALANCE SHEETS
                                  (UNAUDITED)
                      ($ IN 000, EXCEPT PER SHARE AMOUNTS)

                                     ASSETS

                                                                                        AUGUST 28,    AUGUST 27,
                                                                                           1993          1994
                                                                                        -----------  -------------
CURRENT ASSETS:
  Cash and cash equivalents...........................................................  $    43,888  $      47,427
  Receivables.........................................................................       37,606         87,804
  Merchandise inventories.............................................................      468,963        863,500
  Deferred income taxes...............................................................        9,649         14,157
  Prepaid expenses....................................................................        1,415          5,958
                                                                                        -----------  -------------
    Total current assets..............................................................      561,521      1,018,846
PROPERTY AND EQUIPMENT, at cost:
  Land and buildings..................................................................        7,392         75,982
  Property under capital leases.......................................................       14,930         21,902
  Leasehold improvements..............................................................       35,821         69,079
  Furniture, fixtures and equipment...................................................       94,443        145,449
                                                                                        -----------  -------------
                                                                                            152,586        312,412
  Less accumulated depreciation and amortization......................................       50,891         77,286
                                                                                        -----------  -------------
    Net total property and equipment..................................................      101,695        235,126
OTHER ASSETS:
  Deferred income taxes...............................................................        6,385          8,105
  Other assets........................................................................        3,046          8,828
                                                                                        -----------  -------------
    Total other assets................................................................        9,431         16,933
                                                                                        -----------  -------------
TOTAL ASSETS..........................................................................  $   672,647  $   1,270,905
                                                                                        -----------  -------------
                                                                                        -----------  -------------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Note payable, bank..................................................................               $      95,000
  Obligations under financing arrangements............................................  $    27,873         23,713
  Accounts payable....................................................................      229,470        481,440
  Accrued salaries and related expenses...............................................       12,963         19,181
  Accrued liabilities.................................................................       23,166         47,524
  Deferred service plan revenue and warranty reserve..................................       16,750         20,774
  Accrued income taxes................................................................        3,722          3,583
  Current portion of long-term debt...................................................        6,326          9,144
                                                                                        -----------  -------------
    Total current liabilities.........................................................      320,270        700,359
Deferred service plan revenue and warranty reserve....................................       23,988         31,887
Long-Term Debt........................................................................       50,907        211,013
SHAREHOLDERS' EQUITY:
  Preferred stock, $1.00 par value; authorized 400,000 shares; none issued
  Common stock, $.10 par value; authorized 120,000,000 shares; issued and outstanding
   41,630,000 and 42,067,000 shares, respectively.....................................        2,082          4,207
  Additional paid-in capital..........................................................      222,732        226,330
  Retained earnings...................................................................       52,668         97,109
                                                                                        -----------  -------------
    Total shareholders' equity........................................................      277,482        327,646
                                                                                        -----------  -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY............................................  $   672,647  $   1,270,905
                                                                                        -----------  -------------
                                                                                        -----------  -------------

                   See notes to interim financial statements.

                               BEST BUY CO., INC.
                             STATEMENTS OF EARNINGS
                                  (UNAUDITED)
                      ($ IN 000, EXCEPT PER SHARE AMOUNTS)

                                                                                            SIX MONTHS ENDED
                                                                                      ----------------------------
                                                                                       AUGUST 28,     AUGUST 27,
                                                                                          1993           1994
                                                                                      -------------  -------------

Revenues............................................................................  $   1,004,899  $   1,782,575
Cost of goods sold..................................................................        836,225      1,531,439
                                                                                      -------------  -------------
Gross profit........................................................................        168,674        251,136
Selling, general and administrative expenses........................................        151,910        221,791
                                                                                      -------------  -------------
Operating income....................................................................         16,764         29,345
Interest expense, net...............................................................          1,949          9,775
                                                                                      -------------  -------------
Earnings before income taxes and cumulative effect of change in accounting
 principle..........................................................................         14,815         19,570
Income taxes........................................................................          5,705          7,729
                                                                                      -------------  -------------
Earnings before cumulative effect of change in accounting principle.................          9,110         11,841
Cumulative effect of change in accounting for income taxes..........................           (425)
                                                                                      -------------  -------------
Net earnings........................................................................  $       8,685  $      11,841
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Earnings per share:
  Earnings before cumulative effect of change in accounting principle...............  $         .23  $         .27
  Cumulative effect of change in accounting for income taxes........................           (.01)
                                                                                      -------------  -------------
Net earnings per share..............................................................  $         .22  $         .27
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Weighted average common shares outstanding (000)....................................         39,292         43,226
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                   See notes to interim financial statements.

                               BEST BUY CO., INC.
                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                   ($ IN 000)

                                                                                             SIX MONTHS ENDED
                                                                                        --------------------------
                                                                                         AUGUST 28,    AUGUST 27,
                                                                                            1993          1994
                                                                                        ------------  ------------
OPERATING ACTIVITIES:
  Net earnings........................................................................  $      8,685  $     11,841
  Charges to earnings not affecting cash:
    Depreciation and amortization.....................................................         9,369        16,632
    (Gain) Loss on disposal of property and equipment.................................           414            (4)
    Cumulative effect of change in accounting for income taxes........................           425
                                                                                        ------------  ------------
                                                                                              18,893        28,469
  Changes in operating assets and liabilities:
    Receivables.......................................................................           362       (22,879)
    Merchandise inventories...........................................................      (218,972)     (225,550)
    Prepaid income taxes and expenses.................................................        (1,762)       (7,298)
    Accounts payable..................................................................       111,132       187,380
    Accrued salaries and related expenses.............................................           613          (138)
    Other current liabilities.........................................................         2,122         1,659
    Deferred service plan revenues and warranty reserve...............................         1,774         5,305
                                                                                        ------------  ------------
      Total cash used in operating activities.........................................       (85,838)      (33,052)
INVESTING ACTIVITIES:
  Additions to property and equipment.................................................       (28,711)      (81,983)
  Recoverable store development expenditures..........................................                     (11,981)
  Proceeds from sale/leaseback transactions...........................................        44,460         7,954
  Sale of property and equipment......................................................            46            53
  Decrease in other assets............................................................        (1,556)         (747)
                                                                                        ------------  ------------
    Total cash provided by (used in) investing activities.............................        14,239       (86,704)
FINANCING ACTIVITIES:
  Common stock issued.................................................................        86,513         4,361
  Borrowings on revolving credit line.................................................        59,300       322,800
  Payments on revolving credit line...................................................       (63,000)     (227,800)
  Borrowings on long-term debt........................................................         5,311
  Payments on long-term debt..........................................................        (2,777)       (4,607)
  Increase in obligations under financing arrangements................................        23,002        12,557
                                                                                        ------------  ------------
    Total cash provided by financing activities.......................................       108,349       107,311
                                                                                        ------------  ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......................................        36,750       (12,445)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD......................................         7,138        59,872
                                                                                        ------------  ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD............................................  $     43,888  $     47,427
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Supplemental cash flow information:
  Non-cash investing and financing activities:
    Leased asset additions............................................................  $        829  $      5,054
  Cash paid during the period for:
    Interest (net of amount capitalized)..............................................  $      1,975  $      9,423
    Income taxes......................................................................  $      8,685  $     15,093

                   See notes to interim financial statements.

                               BEST BUY CO., INC.
                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                    FOR THE SIX MONTHS ENDED AUGUST 27, 1994
                                  (UNAUDITED)
                                   ($ IN 000)

                                                          ADDITIONAL
                                                  COMMON   PAID IN     RETAINED
                                                  STOCK    CAPITAL     EARNINGS
                                                  ------  ----------   --------
Balance, February 26, 1994......................  $2,087   $ 224,089   $ 85,268
Stock options exercised.........................     31        4,330
Effect of two-for-one stock split...............  2,089       (2,089)
Net earnings for the six months ended August 27,
 1994...........................................                         11,841
                                                  ------  ----------   --------
Balance, August 27, 1994........................  $4,207   $ 226,330   $ 97,109
                                                  ------  ----------   --------
                                                  ------  ----------   --------

                   See notes to interim financial statements.

                               BEST BUY CO., INC.
                     NOTES TO INTERIM FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION:
    The balance sheets as of August 28, 1993, and August 27, 1994, the related statements of earnings and cash flows for the six month periods ended August 28, 1993, and August 27, 1994, and the statement of changes in shareholders' equity for the six months ended August 27, 1994, are unaudited; in the opinion of management all adjustments necessary for a fair presentation of such financial statements have been included and were normal and recurring in nature. Interim results are not necessarily indicative of results for a full year. The financial statements and notes thereto should be read in conjunction with the financial statements and notes included in the Company's annual report to shareholders for the fiscal year ended February 26, 1994.

2.  INCOME TAXES:
    Income taxes are provided based upon management's estimate of the annual effective tax rate.

3.  STOCK SPLIT:
    The Company effected a two-for-one stock split in the form of a stock dividend in April 1994. All common share and per share data reflect this stock split.

4.  BANK REVOLVING LINE OF CREDIT:
    On July 29, 1994 the Company increased its bank line of credit to allow seasonal borrowings of up to $400 million.

                          INDEPENDENT AUDITORS' REPORT

Shareholders and Board of Directors
Best Buy Co., Inc.
Minneapolis, Minnesota

    We have audited the accompanying balance sheets of Best Buy Co., Inc. (the Company) as of February 27, 1993, and February 26, 1994, and the related statements of earnings, shareholders' equity, and cash flows for the years ended February 29, 1992, February 27, 1993, and February 26, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of Best Buy Co., Inc., as of February 27, 1993 and February 26, 1994, and the results of its operations and cash flows for the years ended February 29, 1992, February 27, 1993, and February 26, 1994, in conformity with generally accepted accounting principles.

    As discussed in Note 7 to the financial statements, the Company changed its method of accounting for income taxes during the year ended February 26, 1994.

Deloitte & Touche LLP
Minneapolis, Minnesota
April 13, 1994

                               BEST BUY CO., INC.
                                 BALANCE SHEETS
                      ($ IN 000, EXCEPT PER SHARE AMOUNTS)

                                     ASSETS

                                                       FEBRUARY      FEBRUARY
                                                       27, 1993      26, 1994
                                                      -----------   -----------
Current Assets:
  Cash and cash equivalents.........................   $  7,138      $ 59,872
  Receivables.......................................     37,968        52,944
  Merchandise inventories...........................    249,991       637,950
  Deferred income taxes.............................      9,497        13,088
  Prepaid expenses..................................        332           756
                                                      -----------   -----------
    Total current assets............................    304,926       764,610
Property and Equipment:
  Land and buildings................................     45,676        37,660
  Leasehold improvements............................     33,222        55,279
  Furniture, fixtures and equipment.................     76,806       122,683
  Property under capital leases.....................     14,163        17,870
                                                      -----------   -----------
                                                        169,867       233,492
  Less accumulated depreciation and amortization....     43,425        60,768
                                                      -----------   -----------
    Net property and equipment......................    126,442       172,724
Other Assets:
  Deferred income taxes.............................      6,284         7,078
  Other assets......................................      1,490         8,082
                                                      -----------   -----------
    Total other assets..............................      7,774        15,160
                                                      -----------   -----------
      Total Assets..................................   $439,142      $952,494
                                                      -----------   -----------
                                                      -----------   -----------

                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Note payable, bank................................   $  3,700
  Obligations under financing arrangements..........      4,871      $ 11,156
  Accounts payable..................................    118,338       294,060
  Accrued salaries and related expenses.............     12,350        19,319
  Accrued liabilities...............................     18,221        37,754
  Deferred service plan revenue and warranty
   reserve..........................................     16,240        19,146
  Accrued income tax................................      6,545        11,694
  Current portion of long term debt.................      5,740         8,899
                                                      -----------   -----------
    Total current liabilities.......................    186,005       402,028
Deferred Service Plan Revenue and Warranty
 Reserve............................................     22,724        28,211
Long Term Debt......................................     48,130       210,811
Commitments and Contingencies
Shareholders' Equity:
  Preferred stock, $1.00 par value:
    Authorized - 400,000 shares; Issued and
     Outstanding - none
  Common stock, $.10 par value:
    Authorized - 120,000,000 shares; Issued and
     Outstanding 34,486,000 and 41,742,000 shares,
     respectively...................................      1,149         2,087
  Additional paid-in capital........................    137,151       224,089
  Retained earnings.................................     43,983        85,268
                                                      -----------   -----------
    Total shareholders' equity......................    182,283       311,444
                                                      -----------   -----------
      Total Liabilities and Shareholders' Equity....   $439,142      $952,494
                                                      -----------   -----------
                                                      -----------   -----------

                   See notes to annual financial statements.

                               BEST BUY CO., INC.
                             STATEMENTS OF EARNINGS
                      ($ IN 000, EXCEPT PER SHARE AMOUNTS)

                                              FOR THE FISCAL YEARS ENDED
                                        ---------------------------------------
                                         FEBRUARY      FEBRUARY      FEBRUARY
                                         29, 1992      27, 1993      26, 1994
                                        -----------   -----------   -----------
Revenues..............................   $929,692     $ 1,619,978   $ 3,006,534
Cost of goods sold....................    748,630       1,335,944     2,549,609
                                        -----------   -----------   -----------
Gross profit..........................    181,062         284,034       456,925
Selling, general and administrative
 expenses.............................    162,286         248,126       379,747
                                        -----------   -----------   -----------
Operating income......................     18,776          35,908        77,178
Interest expense, net.................      3,415           3,883         8,800
                                        -----------   -----------   -----------
Earnings before income taxes and
 cumulative effect of change in
 accounting principle.................     15,361          32,025        68,378
Income taxes..........................      5,760          12,170        26,668
                                        -----------   -----------   -----------
Earnings before cumulative effect of
 change in accounting principle.......      9,601          19,855        41,710
Cumulative effect of change in
 accounting for income taxes..........                                     (425)
                                        -----------   -----------   -----------
  Net earnings........................   $  9,601     $    19,855   $    41,285
                                        -----------   -----------   -----------
                                        -----------   -----------   -----------
Earnings per share:
  Earnings before cumulative effect of
   change in accounting principle.....   $    .33     $       .57   $      1.01
  Cumulative effect of change in
   accounting for income taxes........                                     (.01)
                                        -----------   -----------   -----------
    Net earnings per share............   $    .33     $       .57   $      1.00
                                        -----------   -----------   -----------
                                        -----------   -----------   -----------
Weighted average common shares
 outstanding (000)....................     28,848          34,776        41,336
                                        -----------   -----------   -----------
                                        -----------   -----------   -----------

                   See notes to annual financial statements.

                               BEST BUY CO., INC.
                            STATEMENTS OF CASH FLOWS
                                   ($ IN 000)

                                                                                  FOR THE FISCAL YEARS ENDED
                                                                           ----------------------------------------
                                                                           FEBRUARY 29,  FEBRUARY 27,  FEBRUARY 26,
                                                                               1992          1993          1994
                                                                           ------------  ------------  ------------
OPERATING ACTIVITIES
  Net earnings...........................................................   $    9,601    $   19,855    $   41,285
  Charges to earnings not affecting cash:
    Depreciation and amortization........................................       10,013        14,832        22,412
    Loss on disposal of property and equipment...........................          437           545           719
    Cumulative effect of change in accounting for income taxes...........                                      425
                                                                           ------------  ------------  ------------
                                                                                20,051        35,232        64,841
  Changes in operating assets and liabilities:
    Receivables..........................................................       (7,265)      (21,987)      (14,976)
    Merchandise inventories..............................................      (40,154)     (114,153)     (387,959)
    Deferred income taxes and prepaid expenses...........................         (225)       (2,063)       (5,234)
    Accounts payable.....................................................       26,770        49,668       175,722
    Other current liabilities............................................        7,062        16,106        33,014
    Deferred service plan revenues and warranty reserve..................           16         6,148         8,393
                                                                           ------------  ------------  ------------
      Total cash provided by (used in) operating activities..............        6,255       (31,049)     (126,199)
                                                                           ------------  ------------  ------------
INVESTING ACTIVITIES
  Additions to property and equipment....................................      (25,279)      (74,891)     (101,412)
  Sale of property and equipment.........................................          114            27        44,506
  Decrease (increase) in other assets....................................          358        (1,180)       (6,592)
                                                                           ------------  ------------  ------------
      Total cash used in investing activities............................      (24,807)      (76,044)      (63,498)
                                                                           ------------  ------------  ------------
FINANCING ACTIVITIES
  Borrowings on revolving credit line....................................       47,200       298,900        79,500
  Payments on revolving credit line......................................      (47,200)     (295,200)      (83,200)
  Long-term debt borrowings..............................................       15,018        29,700       160,310
  Long-term debt payments................................................       (1,696)      (37,515)       (6,977)
  Common stock issued....................................................       91,226         4,860        86,513
  Increase (decrease) in obligations under financing arrangements........         (270)          697         6,285
                                                                           ------------  ------------  ------------
      Total cash provided by financing activities........................      104,278         1,442       242,431
                                                                           ------------  ------------  ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.........................       85,726      (105,651)       52,734
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.........................       27,063       112,789         7,138
                                                                           ------------  ------------  ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD...............................   $  112,789    $    7,138    $   59,872
                                                                           ------------  ------------  ------------
                                                                           ------------  ------------  ------------
Supplemental cash flow information:
  Non-cash investing and financing activities:
    Capital lease additions..............................................   $    3,963    $    8,705    $    3,807
    Land and building acquired on contract for deed......................                               $    8,700
  Cash paid during the period for:
    Interest (net of amount capitalized).................................   $    4,460    $    5,385    $    5,360
    Income taxes.........................................................   $    4,753    $    7,174    $   25,442

                   See notes to annual financial statements.

                               BEST BUY CO., INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY
                                   ($ IN 000)

                                                          ADDITIONAL
                                                  COMMON   PAID-IN     RETAINED
                                                  STOCK    CAPITAL     EARNINGS
                                                  ------  ----------   --------
BALANCES AT MARCH 2, 1991.......................  $ 829    $  41,385   $ 14,527
Sale of common stock............................    270       87,705
Stock options exercised.........................     23        1,937
Tax benefit from stock options exercised........               1,291
Net earnings....................................                          9,601
                                                  ------  ----------   --------
BALANCES AT FEBRUARY 29, 1992...................  1,122      132,318     24,128
Stock options exercised.........................     27        2,311
Tax benefit from stock options exercised........               2,522
Net earnings....................................                         19,855
                                                  ------  ----------   --------
BALANCES AT FEBRUARY 27, 1993...................  1,149      137,151     43,983
Sale of common stock............................    234       85,294
Stock options exercised.........................     10          977
Tax benefit from stock options exercised........               1,363
Effect of three-for-two stock split.............    694         (696)
Net earnings....................................                         41,285
                                                  ------  ----------   --------
BALANCES AT FEBRUARY 26, 1994...................  $2,087   $ 224,089   $ 85,268
                                                  ------  ----------   --------
                                                  ------  ----------   --------

                   See notes to annual financial statements.

                               BEST BUY CO., INC.
                      NOTES TO ANNUAL FINANCIAL STATEMENTS
                      ($ IN 000, EXCEPT PER SHARE AMOUNTS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  DESCRIPTION OF BUSINESS:

    The  Company sells  consumer electronics,  personal computer  and other home
office  products,  major   appliances,  entertainment   software,  and   related
accessories through its retail stores.

  CASH AND CASH EQUIVALENTS:

    The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents.

  MERCHANDISE INVENTORIES:

    Merchandise inventories are recorded at the lower of average cost or market.

  PROPERTY AND EQUIPMENT:

    Property and equipment are recorded at cost. Depreciation, including amortization of property under capital leases, is computed on the straight-line method over the estimated useful lives of the assets, or, in the case of leasehold improvements, over the shorter of the estimated useful lives or lease terms.

  ACCOUNTS PAYABLE:

    Under the Company's cash management system, checks issued but not cleared through the bank account frequently result in a cash overdraft in the accounting records. Overdraft balances of $46,548 and $90,119 at February 27, 1993, and February 26, 1994, respectively, are included in accounts payable.

  PRE-OPENING COSTS:

    Costs incurred in connection with the opening of new stores are expensed in the year the store is opened. Pre-opening costs were $2,295, $6,231 and $7,335 in fiscal 1992, 1993, and 1994, respectively.

  DEFERRED SERVICE PLAN REVENUE AND WARRANTY RESERVE:

    Revenue from the sale of extended service contracts, net of direct selling expenses, is recognized straight-line over the life of the contract. Costs related to servicing the plans are expensed as incurred. Estimated costs of promotional contracts, included with products at no cost to the consumer, are accrued as warranty reserve at the time of product sale.

  EARNINGS PER SHARE:

    Earnings per share is computed on the basis of the weighted average number of common shares outstanding during each period, adjusted for 1,458,000, 902,000 and 1,300,000 incremental shares assumed issued on the exercise of stock options in fiscal 1992, 1993 and 1994, respectively. In September 1993, the Company effected a three-for-two stock split in the form of a 50% stock dividend. In April 1994, the Company effected a two-for-one stock split payable in the form of a stock dividend. All common share and per share information has been adjusted to reflect both splits.

  FISCAL YEAR:

    The Company's fiscal year ends on the Saturday nearest the end of February. All years presented contained 52 weeks.

                               BEST BUY CO., INC.
                NOTES TO ANNUAL FINANCIAL STATEMENTS (CONTINUED)
                      ($ IN 000, EXCEPT PER SHARE AMOUNTS)

2.  OBLIGATIONS UNDER FINANCING ARRANGEMENTS:
    The Company has two inventory financing credit lines, which total approximately $175,000. Borrowings are collaterized by a security interest in certain merchandise inventories approximating the outstanding borrowings. The lines have provisions that give the financing sources a portion of the cash discounts provided by the manufacturers.

3.  BORROWINGS:

                                                       FEBRUARY      FEBRUARY
                                                       27, 1993      26, 1994
                                                      -----------   -----------
Senior Subordinated Notes...........................                 $150,000
Subordinated Notes..................................    $21,904        21,904
Equipment financing loans...........................     19,957        25,306
Obligations under capital leases....................     12,009        13,800
Contract for deed...................................                    8,700
                                                      -----------   -----------
                                                         53,870       219,710
Less:
Current portion of long term debt...................      5,740         8,899
                                                      -----------   -----------
                                                        $48,130      $210,811
                                                      -----------   -----------
                                                      -----------   -----------

  CREDIT AGREEMENT:

    The Company has a credit agreement (the "Agreement") that contains a revolving credit facility under which the Company can borrow up to $125,000. The Agreement provides that up to $40,000 of the facility is available at all times and an additional $85,000 is available from August 1 to December 31. The Agreement expires in June 1995, and the Company has the option to extend the Agreement for an additional year.

    Borrowings under the facility are unsecured. Interest on borrowings is at the agent bank's reference rate or LIBOR plus a specified margin. The Company also pays certain commitment and agent fees.

    The Agreement contains covenants that require maintenance of certain financial ratios and place limits on annual capital expenditures. The Agreement also provides that once a year, the Company must repay any amounts outstanding, and for a period of not less than 60 days thereafter, the aggregate principal amount outstanding is limited to $10,000. There were no balances outstanding under the facility at February 26, 1994. At February 27, 1993 there was $3,700 outstanding under the previous facility.

  SENIOR SUBORDINATED NOTES:

    In October 1993, the Company issued $150,000 of senior subordinated notes. The notes mature on October 1, 2000, and bear interest at 8 5/8%. The Company may, at its option, redeem the notes prior to maturity at 102.5% and 101.25% of par in 1998 and 1999, respectively. The Company may be required to offer early redemption in the event of a change in control, as defined.

    The notes are unsecured and subordinate to the prior payment of all senior debt, which approximates $58,962 at February 26, 1994. The indenture also contains provisions, which limit the amount of additional borrowings the Company may incur and limit the Company's ability to pay dividends and make other restricted payments.

                               BEST BUY CO., INC.
                NOTES TO ANNUAL FINANCIAL STATEMENTS (CONTINUED)
                      ($ IN 000, EXCEPT PER SHARE AMOUNTS)

3.  BORROWINGS: (CONTINUED)
  SUBORDINATED NOTES:

    The Company has an $18,000 unsecured, subordinated note outstanding which bears interest at 9.95% and matures on July 30, 1999. In addition, the Company has $3,904 of unsecured, subordinated notes due June 15, 1997 which bear interest at 9%.

  EQUIPMENT FINANCING LOANS:

    The equipment financing loans require monthly or quarterly payments and have maturity dates between June 1996 and October 1998. The interest rates on these loans range from 7.54% to 11.15%. Furniture and fixtures with a book value of $23,704 are pledged against these loans.

  CONTRACT FOR DEED:

    The Company purchased its corporate office building on a contract for deed. The contract for deed calls for semiannual interest payments of $430 with payment of the contract balance on June 12, 1996.

  OBLIGATIONS UNDER CAPITAL LEASES:

    The present value of future minimum lease payments relating to certain equipment and a distribution center has been capitalized. The capitalized cost is $14,163 and $17,870 at February 27, 1993, and February 26, 1994,
respectively. The net book value of assets under capital leases was $12,060 and $13,439 at February 27, 1993 and February 26, 1994, respectively.

  FUTURE MATURITIES OF DEBT:

                                                               CAPITAL   OTHER
                                                               LEASES     DEBT
                                                               -------  --------
FISCAL YEAR
- -------------------------------------------------------------
1995.........................................................  $ 3,138  $  6,422
1996.........................................................    2,872     6,452
1997.........................................................    2,540    14,697
1998.........................................................    6,126     9,005
1999.........................................................      534     1,334
Later years..................................................      104   168,000
                                                               -------  --------
                                                                15,314  $205,910
                                                                        --------
                                                                        --------
Less amount representing interest............................    1,514
                                                               -------
Minimum lease payments.......................................   13,800
Less current portion.........................................    2,477
                                                               -------
Long-term portion............................................  $11,323
                                                               -------
                                                               -------

    The fair value of the Company's financial instruments, including those with quoted market prices, approximates carrying value.

                               BEST BUY CO., INC.
                NOTES TO ANNUAL FINANCIAL STATEMENTS (Continued)
                      ($ in 000, except per share amounts)

4.  OPERATING LEASE COMMITMENTS AND RELATED PARTY TRANSACTIONS:
    The Company conducts the majority of its retail and distribution operations from leased locations. The Company completed the sale/leaseback of 17 stores in fiscal 1994, resulting in net proceeds of approximately $44,600, with no gain or loss recognized. The Company also leases various equipment under operating leases and, prior to January 1994, its corporate headquarters were located in leased facilities. These leases require payment of real estate taxes, insurance, and maintenance. Most of the leases contain renewal options and escalation clauses, and several require contingent rents based on specified percentages of sales. Certain leases also contain covenants with regard to maintenance of financial ratios. Future minimum lease obligations by year (not including percentage rentals) for these operating leases at February 26, 1994, are as follows:

FISCAL YEAR
- ----------------------------------------------------------------------
1995..................................................................  $ 38,954
1996..................................................................    40,457
1997..................................................................    39,772
1998..................................................................    38,625
1999..................................................................    36,244
Later years...........................................................   311,310

    The composition of the total rental expenses for all operating leases during the last three fiscal years, including leases of building and equipment, is as follows:

                                                        1992     1993     1994
                                                       -------  -------  -------
Minimum rentals......................................  $16,153  $22,757  $37,673
Percentage rentals...................................      388      405      439
                                                       -------  -------  -------
                                                       $16,541  $23,162  $38,112
                                                       -------  -------  -------
                                                       -------  -------  -------

    Five stores are leased from the Company's CEO and principal shareholder, his spouse, or partnerships in which he is a partner. Rent expense under these leases during the last three fiscal years was as follows:

                                                           1992    1993    1994
                                                          ------  ------  ------
Minimum rentals.........................................  $1,049  $1,051  $1,049
Percentage rentals......................................     388     405     423
                                                          ------  ------  ------
                                                          $1,437  $1,456  $1,472
                                                          ------  ------  ------
                                                          ------  ------  ------

5.  RETIREMENT SAVINGS PLAN:
    The Company has a retirement savings plan for employees meeting certain age and service requirements. The plan provides for a Company matching contribution which is subject to annual approval. This matching contribution was $531, $697 and $906 during fiscal 1992, 1993 and 1994, respectively.

6.  SHAREHOLDERS' EQUITY:

  PUBLIC OFFERINGS:

    In June 1993, the Company completed a public offering of 7,020,000 shares of Common Stock, including the underwriters' overallotment, at $12.83 per share. Net proceeds of the offering were $85,528 after deducting the underwriting discount and offering expenses of $4,562.

                               BEST BUY CO., INC.
                NOTES TO ANNUAL FINANCIAL STATEMENTS (CONTINUED)
                      ($ IN 000, EXCEPT PER SHARE AMOUNTS)

6.  SHAREHOLDERS' EQUITY: (CONTINUED)
    In November 1991, the Company completed a public offering of 8,100,000 shares of Common Stock at $11.50 per share. Proceeds from this offering were $87,975 after deducting the underwriting discount and offering expenses of $5,175.

  STOCK OPTIONS:

    The Company sponsors two non-qualified stock option plans for directors and key employees. These plans provide for the issuance of up to 8,150,000 shares. Options may be granted only to employees or directors at option prices not less than the fair market value of the Company's Common Stock on the date of the grant. At February 26, 1994, options to purchase 3,144,000 shares are outstanding under these plans. In addition, at February 26, 1994, an option to purchase 26,000 shares is outstanding to an officer, not pursuant to a plan.

    Option activity for each of the years in the period ended February 26, 1994, is as follows:

                                                                   OPTION PRICE
                                                        SHARES      PER SHARE
                                                       ---------  --------------
Outstanding March 2, 1991............................  2,271,000  $ 2.21 -  5.56
  Granted............................................    603,000    3.50 - 10.31
  Exercised..........................................   (690,000)   2.21 -  3.76
  Cancelled..........................................    (93,000)   2.75 -  5.56
                                                       ---------
Outstanding February 29, 1992........................  2,091,000    2.21 - 10.31
  Granted............................................    912,000    5.89 -  6.29
  Exercised..........................................   (837,000)   2.21 -  6.29
  Cancelled..........................................    (45,000)   2.21 -  6.29
                                                       ---------
Outstanding February 27, 1993........................  2,121,000    2.21 - 10.31
  Granted............................................  1,391,000   11.23 - 13.58
  Exercised..........................................   (240,000)   2.21 - 10.31
  Cancelled..........................................   (102,000)   2.21 - 12.00
                                                       ---------
Outstanding February 26, 1994........................  3,170,000    2.21 - 13.58
                                                       ---------
                                                       ---------
Exercisable February 26, 1994........................    934,000  $ 2.21 - 13.58
                                                       ---------
                                                       ---------

7.  INCOME TAXES:
    In fiscal 1994, the Company adopted FASB Statement No. 109 "Accounting for Income Taxes" (FAS 109) and changed its method of accounting for income taxes from the deferred method to the liability method required by FAS 109. As permitted by FAS 109, prior years' financial statements have not been restated, and the effect on pre-tax income in the current year is not significant. The cumulative effect of the change as of February 28, 1993 was a charge to earnings of $425.

                               BEST BUY CO., INC.
                NOTES TO ANNUAL FINANCIAL STATEMENTS (CONTINUED)
                      ($ IN 000, EXCEPT PER SHARE AMOUNTS)

7.  INCOME TAXES: (CONTINUED)
    Deferred taxes under FAS 109 are the result of differences between the basis of assets and liabilities for financial reporting and income tax purposes. Significant deferred tax assets and liabilities as of February 26, 1994 consist of the following:

Deferred service plan revenue and warranty reserve.....................  $18,625
Inventory..............................................................    3,326
Compensation and benefits..............................................    1,547
Other -- net...........................................................      766
                                                                         -------
    Total deferred tax assets..........................................   24,264
                                                                         -------
Property and equipment.................................................    3,988
Other -- net...........................................................      110
                                                                         -------
    Total deferred tax liabilities.....................................    4,098
                                                                         -------
Net deferred tax assets................................................  $20,166
                                                                         -------
                                                                         -------

    The deferred income tax expense (benefit) under the previous method of accounting for income taxes for fiscal 1993 and 1992 is comprised of the following:

                                                                  1992    1993
                                                                  -----  -------
Deferred service plan revenue and warranty reserve..............  $(161) $(2,308)
Depreciation expense............................................    483      826
Inventory cost capitalization...................................   (176)    (497)
Reserves for losses not currently deductible....................    (50)    (558)
Other...........................................................    (93)     (50)
                                                                  -----  -------
                                                                  $   3  $(2,587)
                                                                  -----  -------
                                                                  -----  -------

    The provision for income taxes consists of the following:

                                                         1992    1993     1994
                                                        ------  -------  -------
Current:
  Federal.............................................  $4,637  $12,129  $25,909
  State...............................................   1,120    2,628    5,882
                                                        ------  -------  -------
                                                         5,757   14,757   31,791
                                                        ------  -------  -------
Deferred:
  Federal.............................................       2   (2,118)  (4,620)
  State...............................................       1     (469)    (503)
                                                        ------  -------  -------
                                                             3   (2,587)  (5,123)
                                                        ------  -------  -------
Provision for income taxes............................  $5,760  $12,170  $26,668
                                                        ------  -------  -------
                                                        ------  -------  -------

                               BEST BUY CO., INC.
                   NOTES TO FINANCIAL STATEMENTS (CONCLUDED)
                      ($ IN 000, EXCEPT PER SHARE AMOUNTS)

7.  INCOME TAXES: (CONTINUED)
    Following is a reconciliation of the provision for income taxes to the Federal statutory rate:

                                                   1992       1993       1994
                                                  -------   --------   --------
Federal income tax at the statutory rate........  $ 5,223   $ 10,888   $ 23,932
State income taxes, net of federal benefit......      750      1,412      3,320
Effect of tax rate change on deferred taxes.....                           (309)
Tax exempt investment income....................     (281)      (228)      (341)
Other...........................................       68         98         66
                                                  -------   --------   --------
Provision for income taxes......................  $ 5,760   $ 12,170   $ 26,668
                                                  -------   --------   --------
                                                  -------   --------   --------
Effective tax rate..............................    37.5%      38.0%      39.0%

8.  LEGAL PROCEEDINGS:
    The Company is involved in various legal proceedings arising during the normal course of conducting business. Management believes that the resolution of these proceedings will not have any material adverse impact on the Company's financial condition.

                                               New Concept III store exterior


[Map]                                                  Best Buy
                                                       currently
                                                       operates 177
                                                       stores and is
                                                       now located in
                                                       22 states. The
                                                       Company
                                                       anticipates
                                                       operating 204
                                                       stores by the
                                                       end of the
                                                       current fiscal
                                                       year.


                                                       Prior to fiscal
                                                       1995
                                              New states in fiscal
                                                       1995
                                              -  Cities currently
                                                       served

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BEST BUY AND BEST BUY CAPITAL SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 --------------

                               TABLE OF CONTENTS


                                                        PAGE
                                                        -----
Available Information..............................           4
Incorporation of Certain Documents by Reference....           4
Prospectus Summary.................................           5
Investment Considerations..........................          14
Use of Proceeds....................................          17
Capitalization.....................................          17
Market Prices of Best Buy Common Stock.............          18
Dividend Policy....................................          18
Selected Financial and Operating Data..............          19
Management's Discussion and Analysis of Financial
 Condition and Results of Operations...............          20
Business...........................................          26
Management.........................................          35
Best Buy Capital...................................          37
Description of Securities Offered..................          37
Description of Best Buy Capital Stock..............          63
Certain Best Buy Charter and By-Law Provisions.....          63
Certain Federal Income Tax Considerations..........          64
Underwriting.......................................          68
Validity of the Securities.........................          69
Experts............................................          69
Index of Defined Terms.............................          70
Index to Financial Statements......................         F-1


                         4,000,000 PREFERRED SECURITIES

                                BEST BUY CAPITAL

                            % CONVERTIBLE MONTHLY INCOME
                              PREFERRED SECURITIES

                            GUARANTEED TO THE EXTENT
                      SET FORTH HEREIN BY, AND CONVERTIBLE
                             INTO COMMON STOCK OF,

                               BEST BUY CO., INC.

                                   ---------

                                   ---------

                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                              MORGAN STANLEY & CO.
                                  Incorporated

                            WILLIAM BLAIR & COMPANY

                      REPRESENTATIVES OF THE UNDERWRITERS

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.  EXHIBITS.


NUMBER                                        DESCRIPTION                                       METHOD OF FILING
- -------  -------------------------------------------------------------------------------------  ----------------
 23.1    Consent of Deloitte & Touche LLP.                                                       Filed herewith

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Best Buy Co., Inc. and Best Buy Capital, L.P. certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and have duly caused this Amendment to Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 25th day of October, 1994.


                                          BEST BUY CO., INC.

                                          By        /s/ RICHARD M. SCHULZE

                                            ------------------------------------
                                                     Richard M. Schulze
                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                          BEST BUY CAPITAL, L.P.
                                          By: Best Buy Co., Inc., its General
                                          Partner

                                          By        /s/ RICHARD M. SCHULZE

                                            ------------------------------------
                                                     Richard M. Schulze
                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following directors and officers of Best Buy Co., Inc. in the capacities and on the date indicated.


SIGNATURE                                                           TITLE                            DATE
- ------------------------------------------------  -----------------------------------------  --------------------
             /s/ RICHARD M. SCHULZE               Chairman and Chief Executive Officer         October 25, 1994
     --------------------------------------       (principal executive officer) and
               Richard M. Schulze                 Director

                       *                          Executive Vice President and Chief           October 25, 1994
     --------------------------------------       Financial Officer (principal financial
               Allen U. Lenzmeier                 officer)

                       *                          Senior Vice President -- Finance and         October 25, 1994
     --------------------------------------       Treasurer (principal accounting officer)
                 Robert C. Fox

            /s/ BRADBURY H. ANDERSON              Director                                     October 25, 1994
     --------------------------------------
              Bradbury H. Anderson

                                                  Director
     --------------------------------------
               Culver Davis, Jr.

              /s/ ELLIOT S. KAPLAN                Director                                     October 25, 1994
     --------------------------------------
                Elliot S. Kaplan

                                                  Director
     --------------------------------------
                 David Stanley

                       *                          Director                                     October 25, 1994
     --------------------------------------
               Frank D. Trestman

                                                  Director
     --------------------------------------
               James C. Wetherbe

*By:     /s/ RICHARD M. SCHULZE
    -------------------------------------
           Richard M. Schulze
              ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


                                                                                                          METHOD OF
NUMBER                                           DESCRIPTION                                                FILING
- ------ -----------------------------------------------------------------------------------------------  --------------
   23.1 Consent of Deloitte & Touche LLP.                                                               Filed herewith

[Photos]

During the past year, Best Buy has been developing a strategy to further enhance its store format. This strategy, known as "Concept III," features a larger, redesigned store format created to produce a more informative and exciting shopping experience. Interactive Answer Centers, featuring touch screen monitors, will be stationed throughout the store to provide audio and video presentations enabling users to compare products and better understand their features.

Best Buy's largest product category is home office, which includes personal computers. In addition to offering a wide selection of name brand computers and related peripheral equipment, the stores offer a wide assortment of computer software and related services, such as computer training, configuration, maintenance and upgrades.

[Photos]

The Concept III stores will feature hands-on demonstrations where customers can try the latest video games in the "Fun & Games" area or see for themselves how sound quality is enhanced by different configurations of audio components in a television "surround sound" system.

The entertainment software area will have approximately 100 private listening stations to sample featured compact discs. The audio area will have a speaker room with a 100 disc CD changer and a simulated, life-size car where customers can compare speaker quality while listening to their choice of music.

[Photo]

New Concept III store exterior




[Map]

Best Buy currently operates 176 stores and is now located in 22 states. The Company anticipates operating 204 stores by the end of the current fiscal year.

[Shaded area] Prior to fiscal 1995
[Black area] New states in fiscal 1995
[Bullets] Cities currently served